Form 10KSB, Exhibit 13
period 1996-12-31
BRIDGE BANCORP INC
filed 1997-03-28
CIK 846617

[GRAPHIC LOGO - The Bridgehampton National Bank]

                           BRIDGE BANCORP, INC.







                                 [PHOTO]
                           A white picket fence.









                                                        SM
                   [TRADEMARK - The Bank you can talk to.  ]



                                                 GROWTH AND
                                                 INCREASED
                                                 SHAREHOLDER
                                                 VALUE










                            1996 ANNUAL REPORT

[CAPTION]
Critically important to the success of our mission are superior levels of commitment and service to our customers.

COMPANY PROFILE


Bridge  Bancorp,  Inc., a New York  corporation,  is a one-bank  holding company

engaged  in  commercial  banking  through  its  wholly-owned   subsidiary,   The

Bridgehampton  National Bank. Federally charted in 1910, the Bank was founded by local  farmers  and  merchants  to serve  the  needs of the  agricultural  based villages  comprising  the  area.  While  growing  and  expanding  over  the past eighty-seven  years, The  Bridgehampton  National Bank has continued to maintain its community orientation. Within the Bank's primary market area of Eastern Long

Island,  it offers a full range of deposit and loan services geared to the needs of businesses and consumers.



The Bank operates six full service  banking  offices  located in  Bridgehampton,

East Hampton, Mattituck,  Montauk, Southampton and Southold, New York as well as a  Residential  Mortgage and Loan Center in  Riverhead,  New York.  In addition,

twenty-four  hour  Automated  Teller  Machines  with  access to the MAC and NYCE networks are  maintained  in  Bridgehampton,  Mattituck  and at the  Southampton

Hospital.  The Bank is an Equal  Housing  Lender  and a  member  of the  Federal

Deposit Insurance Corporation.


Mission Statement

The mission of the  employees of The  Bridgehampton  National Bank is to provide the  Company's  shareholders  with an above  average  return on  investment  and increased  shareholder  value.  We will  accomplish  our  mission by  profitably providing financial services to all customers,  being particularly  cognizant of providing  fair and  evenhanded  distribution  of credit to all  segments of our marketplace while utilizing safe and sound banking practices.


Critically  important  to the  success of our  mission  are  superior  levels of commitment and service to our customers by all of our employees.


Equally  important to the success of our mission is the  selection and retention of the  highest  quality  employees.  The Bank is  dedicated  to  providing  its employees with the direction and training necessary to achieve their mission.


Bride Bancorp, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data and financial ratios)



Year ended December 31,                 1996             1995
 ....................................................................
Net income                            $3,006           $2,383
Cash dividends declared                  987              768
Return on average assets                1.51%            1.27%
Return on average equity               18.84%           16.29%

December 31,
 ....................................................................
Total assets                        $204,614         $184,070
Total deposits                       184,847          166,144
Total loans                          118,881          111,480
Total stockholders' equity            16,926           15,420

Per share data
 ....................................................................
Net income                             $6.34            $4.96
Cash dividends declared                 2.10             1.60
Book value                             36.07            32.13

[BAR GRAPH]
RETURN ON AVERAGE EQUITY (Percentage)
                                1996      1995      1994      1993
 ....................................................................
Return On Average Equity        18.84%    16.29%    15.36%    15.52%

[BAR GRAPH]
RETURN ON AVERAGE ASSETS (Percentage)
                                1996      1995      1994      1993
 ....................................................................
Return On Average Assets        1.51%     1.27%     1.18%     1.15%

[BAR GRAPH]
TOTAL ASSETS (Dollars in millions)
                                   1996       1995       1994       1993
 .........................................................................
Total Assets                   $204,614   $184,070   $171,953   $153,906

[BAR GRAPH]
NET INCOME (Dollars in thousands)
                                   1996       1995       1994       1993
 .........................................................................
Net Income                       $3,006     $2,383     $1,933     $1,813

                             Bridge Bancorp, Inc. 1

[CAPTION]
1996, a year to take pride in record-setting financial accomplishments and related performance ratios at Bridge Bancorp, Inc.

DEAR SHAREHOLDERS,

Fiscal year 1996 was by all accounts a year to take pride in our financial accomplishments at Bridge Bancorp, Inc. It is with considerable satisfaction that I am able to report to you that your company continued the trend of record-setting earnings and related performance ratios again this year.

Return on average equity of 18.84 percent, return on average assets of 1.51 percent and net income per share of $6.34 will result in our being ranked above average among peer group banks nationally. I invite you to review the five year summary of financial highlights and note the significant growth in deposits, net loans, total assets and net income over this period of time.

Key to our strong performance trend has been our ability to maintain a high level of demand deposits, primarily the result of our continued growth in market share among both business and consumer accounts. Our goal is to continue on course through our competitive pricing coupled with the highest level of service. Our ability to invest funds locally by providing capital in the form of loans to local businesses and consumers, exclusively on the East End, distinguishes us as one of the few remaining Community Banks within our marketplace and solidifies our position in this market niche. We will continue to strive toward increased market penetration through our singular geographic focus.

Our commitment to provide quality customer service is exemplified by our drive to develop and utilize technology that will allow us to become more efficient and consistent in delivering products and services that enhance the value of a relationship with The Bridgehampton National Bank. To this end, we plan the introduction of several enhancements to our product offering, including
Teller*Fone, a telephone-based audio response system that will allow our customers access to their accounts on a 24-hour basis. We plan to follow with other product enhancements including P.C. based account access.

A high level of enthusiasm has been building throughout the East End concerning our impending move to the new Main Office Headquarters in Bridgehampton later this Spring. In addition to the obvious benefits a new facility affords our employees and customers, we plan to capitalize on the business development and marketing opportunities associated with the positive image of the new building.

On a related matter, as previously communicated to all shareholders, the Board of Directors has determined that in the interest of maximizing the sale price and allowing for the most equitable exposure to the widest range of interested parties, the existing Main Office facility will be sold at auction on April 15, 1997. The Board has selected the firm of David R. Maltz & Co., Inc. to act as marketing agent and auctioneer for this critical endeavor.

It saddens me to inform you that former Vice-Chairman Frederick Hagerman passed away in January. Those of us who had the pleasure of knowing and working with Dick are deeply saddened by this loss. Dick was a source of encouragement to me, and on numerous occasions when I would see him conducting his personal banking here in Bridgehampton, he always had a kind word of support for the job we were doing and the many changes we have affected over the years. Mr. Hagerman was a good friend and we extend our sincere condolences to his family.

It gives me added satisfaction to once again acknowledge the efforts of the employees, officers and directors of the Company without whom our success would not be possible. It is this dedicated group that is responsible for the performance results that distinguish our Company from our competitors. A sincere thank you to them as well as to you, our valued shareholders, for your continued support of the Company.




Sincerely,

/s/ Thomas J. Tobin
-------------------
Thomas J. Tobin
President & Chief Executive Officer


                             Bridge Bancorp, Inc. 2

YEAR IN REVIEW

[CAPTION]
Growing and getting the word out


[PHOTOGRAPH]
Rudy DeSanti, Dreesen's Market, East Hampton

"They've been extremely responsive. My business is charge and delivery, not cash and carry. So when you sell something, that doesn't mean you get paid for it. You may get paid 60 days later, or 30 days later, or 10 days later. Sometimes in the course of time when you aren't paid, you need a line of credit. BNB has always worked with me. They give you a fair shake. Bridgehampton National works real hard for the businesses out here."

[PHOTOGRAPH]
James Tuccillo & Dara Minkin, Residential Mortgage, Westhampton [QUOTE] "They make `what if' come true. We were looking for a land to construction to end loan and someone in banking out here recommended Bridgehampton National Bank. They enabled us to really build our dream house...the one that one day we would raise our children in."

[SUB HEADLINE]
KEY ACCOMPLISHMENTS RESULTING IN 1996 FINANCIAL HIGHLIGHTS

[SUB HEADLINE]
Bridgehampton National Bank, the bank you can talk to... Our customers tell the story

[SIDEBAR]
* Expanded business sector market share through growing customer base and enhanced relationships

* Steady growth in consumer banking deposits through competitive products and excellence in customer service

*    Significant growth in number and volume of residential mortgage obligations

1996 was an exciting year of growth and expansion at Bridgehampton National Bank, and key to our marketing effort was our new testimonial-based advertising campaign. Following an extensive search last year, Bridgehampton National outsourced its advertising development for the first time. We retained Jean Govoni + Partners, a local firm, which has helped us bring the Bank's message to the public through a coordinated, cohesive campaign. Additionally, the firm was an active contributor to many of the Bank's marketing efforts throughout the year. Bridgehampton National also engaged outside market research services in 1996, with the objectives of better understanding the East End marketplace and Bridgehampton National's position in relation to the competition. Through expanded capabilities, our marketing department has been able to lend meaningful support to the sales and business development effort throughout the Bank.

Getting the word out on the North Fork has been a slow, but steady process. To facilitate the business development effort on the North Fork, Bridgehampton National established the North Fork Business Development Advisory Committee. The Committee is comprised of four Bank members and five outside participants. The objectives of the Committee include expansion of the Bank's presence on the North Fork and the identification and support of issues and programs that are key to the North Fork business community. Bridgehampton National will also continue its tradition of involvement in activities that are directed towards an improved economy and quality of life on the North Fork.

In October of 1996, Bridge Bancorp, Inc. engaged Advest, Inc. of Boston, MA as a market maker for the Company's common stock, serving as a resource for the purchase of shares of Bridge Bancorp, Inc. Shares are traded on the NASDAQ over-the-counter bulletin board market under the symbol "BDGE."


                             Bridge Bancorp, Inc. 3

[CAPTION]
Outstanding levels of customer service, an intimate knowledge of the East End marketplace, and competitive products and rates set Bridgehampton National apart.


BUSINESS SERVICES


Our folks at Bridgehampton National Bank are only too happy to go the distance for East End businesses. Why? The answer is simple. The East End is Bridgehampton National's only business, and our people understand value of relationships, and the nuances of the East End Marketplace.


The breadth of our business products and services, the competitiveness of our rates, our knowledge and involvement in the marketplace, and the responsiveness of our branch managers and loan officers consistently meet the needs of the East End community.

Bridgehampton National Bank offers an uncommon level of responsiveness. Take our Prime Plus Line of Credit...this product was designed specifically to address the seasonal fluctuations in cash flow so common to businesses in our area. Many of our business customers love it, but recently, some of our customers have expressed a need for a revolving business credit line. So, we went back to the drawing board, and have just added a new option: Prime Plus Select Credit, a line that's fully available as long as monthly minimum payments of principal and interest are maintained. Both Prime Plus credit lines are simple, accessible, economical and convenient.

Whether it's Prime Plus, business checking, commercial mortgages or merchant credit card processing services, our people have the experience and knowledge to direct our customers to the products and services that will help their businesses succeed. Bridgehampton National is the bank you can talk to about business banking services. In fact, our objective is to grow our business one business at a time. That's the way we approach our business customers at Bridgehampton National Bank. We listen and take the time to learn about each of our customer's operations; if it's a farm, we'll walk the fields, and if it's a restaurant, we'll follow that customer into the kitchen. From tractors to technology, Bridgehampton National is here to meet the needs of East End businesses.

[PHOTOGRAPH]
Adrienne Noonan, Greenport Tea Co., Greenport
[QUOTE]
"They've gone out of their way. When we couldn't stop in the middle of the day, someone came down with tape for our credit card machine and another time with checks. Everyone's always been so accommodating."

[PHOTOGRAPH]
Chris Eggert & Kevin Boles, Santa Fe Junction & Bostwick's, East Hampton [QUOTE] "They actually listened to us. Bridgehampton National Bank was willing to work with us when other people just closed the door. You have a dream and instead of saying `no,' they try to achieve that dream for you. They help you along. It's all been very smooth. They've just been very straightforward and honest with us. The deal had to go down quickly and it was very comforting to have the Bank say to us, `Great! When do we get started?'"

[PHOTOGRAPH]
Ron Gilliam, Ronnie's Auto Paint Shop, Bridgehampton
[QUOTE]
"The people are always friendly. They know me by name and the president of the Bank treats me like I'm someone, in the Bank or at the deli. Sure I'd recommend the Bank to other people because anytime you've got good people, you've got to stick with them."


                             Bridge Bancorp, Inc. 4

[CAPTION]
The Bridgehampton National Bank has been providing consumer banking services to local residents since 1910.

[PHOTOGRAPH]
Bill & Val Creutz, Southold
[QUOTE]
"They remembered us right away. We are new to the area. One day we really just stumbled on the Bank while making a U-turn. We went in. Asked what they would do for us. Opened a checking account on the spot! And a savings account two days later. It's a friendly bank. People always smile and say hello."

[PHOTOGRAPH]
Wendy Engel, East Hampton
[QUOTE]
"They respect you for who you are. The Bank has always been accessible and there to help me. If it wasn't for the Bank, I wouldn't be retiring -- it's true!"


CONSUMER BANKING SERVICES

Back on February 1, 1895, The Bridgehampton News, reported, "A bank would be a creditable institution for the village and very handy for all residents. Now that we are soon to be connected with East Hampton by railroad, it would also be convenient for the people of that village and we believe many of them would keep an account with the Bridgehampton Bank. By all means let us have a bank." During the next 15 years, the subject of establishing a bank was discussed many times over, and in 1910, The Bridgehampton National Bank was founded.

Times have changed since the Bank began providing consumer banking services to local residents in 1910-- we are connected to a wider marketplace though our branch network, not to mention telephone, modem, and fax machine. While Bridgehampton National has broadened its scope not only in terms of marketplace, but also in the depth of products and services offered and the channels through which we are able to deliver them, our Company has maintained its focus on providing banking products at extraordinary levels of customer service.

That's the story our customers tell time and again: our people really do take the time to find out what our customers' banking needs are, who they are, and yes, even learn their names. In this mad dash, rush about world, our customers enjoy the "hometown" feeling at each of our Bridgehampton National Bank branches. But, the hometown feeling is only half of the customer service story. Our branch staff is experienced and knowledgeable about all our banking products, and is supported by up-to-the-minute systems and technology.

In 1996, Bridgehampton National Bank consolidated its systems conversion, streamlined its accounts payable system, developed Teller*Fone, our soon to be introduced telephone banking system, and explored P.C. banking options. Bridgehampton National is committed to incorporating technologies that permit improved efficiencies for the Bank and enhanced delivery of our products to our customers.

Bridgehampton National Bank is also exceptional in its commitment to community service, and the Bank has a long and rich tradition of giving back to the East End Community. In 1996, the Bank sponsored the March of Dimes WalkAmerica, which dedicated the funds raised to birth defects research; provided the financing for the improvements to the East Hampton Free Library; provided loans for the first Habitat for Humanity house on the South Fork of Long Island -- Habitat builds homes that are sold to low income families; sponsored and supported the East End Open Space Coalition; and contributed to Mattituck High School's Wired for Education program, which provides Internet access to New York State schools through a State education program. The Bank contributes to worthwhile organizations and events in all of the five East End towns, and its officers and employees donate their time and energies to entities such as the East Hampton RECenter, Alternatives East End Counseling Project, The Retreat, and the Salvation Army. The Bank is proud of its heritage of reinvestment in the East End Community.

The Bridgehampton National Bank offers a wide range of consumer banking products and services at competitive rates including: personal checking, checking with interest, Credit Reserve checking, savings accounts, certificates of deposit, money market accounts, MAC ATM cards, MasterCard and Visa credit cards, and senior citizen account services. Integral to each of our product offerings is the outstanding level of customer service for which The Bridgehampton National Bank is known.



                             Bridge Bancorp, Inc. 5

[CAPTION]
Thanks to our customers, the word is out that Bridgehampton National Bank is a leader in mortgage lending on the East End.


RESIDENTIAL MORTGAGE AND EQUITY PRODUCTS


Bridgehampton National Bank has nearly 50 different ways to finance our customers' home sweet homes.

Our residential mortgage products include: 15, 20, and 30 year fixed rate mortgages, adjustable rate mortgages, fixed to adjustable mortgages, jumbo mortgages, no income verification mortgages, low down payment mortgages, first time home buyer mortgages, construction loans, construction to permanent loans, land loans, land to construction to permanent loans, refinances, and reverse mortgages -- to name a few. But, the best part is that our Residential Mortgage Consultants have the expertise to direct our customers to the mortgage products that are best for them.

Further, our Residential Mortgage Consultants are experts at delivering service. They make themselves available when it's convenient for our customers, and have been known to meet at kitchen tables in the evenings and on the weekends to accommodate our customers' busy schedules. Bridgehampton National Bank's mortgage programs are backed up by our efficient and well-staffed Residential Mortgage Center, centrally located on Route 58 in Riverhead. What's more, our Residential Mortgage consultants are specialists in the East End marketplace where our unique location incorporates both year-round residences and second homes.

Our Company also provides a competitively priced Home Equity Line of Credit and Home Advantage Loan. Both residential loans permit home owners to borrow against the equity in their homes for home improvements, college tuition, or even a new car.

Whatever the need, Bridgehampton National Bank provides residential mortgage and loan products coupled with outstanding customer service.


[PHOTOGRAPH]
The Villacis Family, First time home buyers, East Hampton
[QUOTE]
"It's a special thing to buy a house. This is our first house and Bridgehampton National helped me in a lot of ways. I'd heard about the Bank before. People say it's the best bank in the Hamptons. I'd heard that the Bank was very helpful and that's why I went directly to them and not to any of the other banks. I recommend the Bank for everybody. Because the people are good and they try to help as much as they can. My wife is happy, very happy. I say buy a house. It will make you happy. For you and your family."

[PHOTOGRAPH]
Bessie Swann, Home Advantage Loan,  Greenport
[QUOTE]
"I saw a presentation the Bank made to our staff where we got information on the Home Advantage Loan. I liked it. It was easy. Didn't take long. Not a lot of paperwork. A one page application. Quick approval. They even brought the application to the office, then came and picked it up."

[PHOTOGRAPH]
Monte Mathews, Construction Loan and Residential Mortgage, Manhattan & Bridgehampton
[QUOTE]
"I wanted to deal with a local bank. The Bridgehampton Bank people live here, they know what things are worth and they knew what the value of this house is. I wanted to refinance and make improvements at the same time. So I had a construction loan for the improvements pending the final mortgage. It was complicated. We had to deal with the Bank over the phone and fax, and they made it easy. They came on the weekends. On our schedule, not theirs. They made it a personal experience. It was people every step of the way. BNB's great to deal with and a great place to bank."


                             Bridge Bancorp, Inc. 6

[CAPTION]
Bridgehampton National Bank is positioned to serve both the business and consumer market sectors as they grow and prosper.


LOOKING AHEAD


Bridgehampton National Bank looks toward the future with promise. Our team is well-prepared to work with diligence toward high performance ratios with emphasis on continuing growth in deposits, net loans, total assets and net income. The Bank will continue to embrace technologies that allow the delivery of business and consumer products and services with greater efficiency at competitive rates. Our Company will maintain its focus on the East End marketplace and the banking products and services that are our strengths, fortifying our unique position as the East End's Community Bank.


OUR NEW HOME
Bridgehampton National's move to the new Main Office Headquarters location, on the Montauk Highway at Snake Hollow Road, will afford new opportunities for improved levels of customer service, operational efficiencies, and a state-of-the-art environment for our customers and employees.


[PHOTOGRAPH]
New Main Office Headquarters nearing completion, 2200 Montauk Highway at Snake Hollow Road, Bridgehampton (February 1997)

We look forward to a positive outcome of the sale of our current Main Office Headquarters building, which has been a good home to the Bank through the expansive growth of these past 87 years.


THE FUTURE IS BRIGHT.
The economic future of the East End of Long Island has brightened, and Bridgehampton National Bank is positioned to serve both the business and consumer market sectors as they grow and prosper. In turn, our Company remains committed to reinvestment in the communities we serve through business and consumer loans, as well as community service activities. We will strive to maintain a leadership position within our community with regard to protecting the economic environment on the East End through attention to quality of life and environmental integrity issues.

Effective utilization of new technologies that affect operational efficiencies and improved levels of customer service will continue to be a high priority in 1997. To this end, the Bank has appointed a technology officer who will be responsible for the effective coordination of the development, implementation, employee training and introduction of improved systems. It is anticipated that Teller*Fone, Bridgehampton National's telephone based audio response system will be introduced to our customer-base this spring, and P.C. banking, stream-lined accounting and collections services, and a direct deposit/debit program designed for business accounts are all part of the Bank's ongoing technology plans.

Our future depends on a skilled and ready employee base, led by a dedicated management team. Our collective ability to assess and respond nimbly to marketplace demands lends strength to our determination to achieve our ambitious financial and performance goals.

[PHOTOGRAPH]
Jim Hagen, J& K Construction, Bridgehampton
[QUOTE]
"A lot of times you're sitting in traffic and now I can sit in traffic and get payroll started. I think it's a great idea. I really do. Anything to save time. With Teller*Fone I can get balances before I make payroll. Whatever you can save in terms of time, you're well ahead of the game."



                             Bridge Bancorp, Inc. 7

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

FIVE YEAR SUMMARY OF OPERATIONS
(In thousands, except per share data and financial ratios)

Set forth below are selected consolidated financial and other data of the Company. The Company's business is primarily the business of the Bank. This financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company.


December 31,                                              1996      1995       1994     1993           1992
-------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA:
Securities available for sale <F1> <F2>                  $57,779   $52,689   $26,413  $    -        $      -
Securities held to maturity/for investment <F2>            6,262     6,425    37,166    66,626        77,186
Loans, net                                               117,643   110,442    93,817    70,832        57,317
Total assets                                             204,614   184,070   171,953   153,906       145,911
Total deposits                                           184,847   166,144   155,891   140,471       133,499
Total stockholders' equity                                16,926    15,420    12,807    12,144        10,907

Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:

Total interest income
 (including loan fee income)                             $15,501   $14,384   $11,187   $10,004       $10,146
Total interest expense                                     5,072     5,258     3,270     3,363         4,096
                                                       ------------------------------------------------------
Net interest income                                       10,429     9,126     7,917     6,641         6,050
Provision for possible loan losses                           330       268       333        44           136
                                                       ------------------------------------------------------
Net interest income after provision
 for possible loan losses                                 10,099     8,858     7,584     6,597         5,914
Total other income                                         2,422     1,697     1,512     1,503         1,321
Total other expenses                                       7,960     7,024     6,318     5,688         4,885
                                                       ------------------------------------------------------
Income before income taxes and
  cumulative effect of accounting change                   4,561     3,531     2,778     2,412         2,350
Provision for income taxes                                 1,555     1,148       845       662           662
                                                       ------------------------------------------------------
Income before cumulative effect of accounting change       3,006     2,383     1,933     1,750         1,688
Cumulative effect of accounting change                         -         -         -        63             -
                                                       ------------------------------------------------------
Net Income                                                $3,006    $2,383    $1,933    $1,813        $1,688
                                                       ======================================================
December 31,
-------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

Return on average assets                                    1.51%     1.27%     1.18%     1.15%         1.18%
Return on average equity                                   18.84%    16.29%    15.36%    15.52%        16.12%
Equity to assets <F4>                                       8.07%     8.20%     7.79%     7.89%         7.48%
Dividend payout ratio                                      32.87%    32.23%    32.28%    31.77%        31.28%
Earnings per share                                         $6.34     $4.96     $4.03     $3.78 <F3>    $3.52
Cash dividends declared per common share                   $2.10     $1.60     $1.30     $1.20         $1.10

<F1>
The Bank adopted SFAS No. 115  effective  January 1, 1994,  which  resulted in a reclassification of a portion of the investment  portfolio to available for sale stated at fair value.
<F2>
On November 15,1995, the FASB issued "A Guide to Implementation of Statement No.
115 on  Accounting  for  Certain  Investments  in Debt  and  Equity  Securities,
Questions and Answers" which resulted in a reclassification  of a portion of the held to maturity portfolio to available for sale stated at fair value.
<F3>
Includes income of $.13 per share relating to cumulative effect of accounting change.
<F4>
Does not include the SFAS No. 115 equity adjustment .


                                    8       BRIDGE BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIANANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

Bridge Bancorp, Inc. (the Company), a New York corporation, is a one-bank holding company formed effective March 31, 1989, and on a parent only basis, had minimal results of operations for 1996, 1995 and 1994. In the event the Company subsequently expands its current operations, it will be dependent on dividends from its wholly owned subsidiary, The Bridgehampton National Bank (the Bank), its own earnings, additional capital raised and borrowings as sources of funds. The information below reflects principally the financial condition and results of operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income on loans and investments and interest expense on deposits. Interest income on loans and investments is a function of the average balances outstanding and the average rates earned during a period. Interest expense is a function of the average amount of interest bearing deposits and the average rates paid on such deposits during a period. The Bank also generates other income, such as fee income on deposit accounts and income from mortgage banking operations and merchant credit card processing programs. The Bank's net income is further affected by the level of its other expenses, such as employees' salaries and benefits and occupancy costs. This discussion and analysis should be read in conjunction with the consolidated financial statements, the notes thereto and the other financial information included elsewhere in this annual report.


FINANCIAL CONDITION

The Company's assets increased to $204,614,000 at December 31, 1996. This represents an 11.2% increase over assets at December 31, 1995, primarily the result of an increase in loans of $7,401,000, an increase in cash and cash equivalents of $6,085,000, and an increase in investments in debt and equity securities of $4,927,000. The growth in assets at December 31, 1996 was primarily funded by an increase in deposits of $18,703,000 or 11.3%.

Stockholders' equity was $16,926,000 at December 31, 1996, an increase of 9.8% over December 31, 1995. The increase of $1,506,000 was the result of net income of $3,006,000 plus the change in net unrealized appreciation in securities available for sale, net of tax, of $108,000; offset by cash dividends declared of $987,000 and the purchase of 10,800 shares of common stock which is now held as treasury stock, at a cost of $621,000. The appreciation in securities available for sale is directly attributable to changes in interest rates. Management has determined such appreciation to be temporary, and does not expect future sales of such securities to result in material gains and thus a material impact on results of operations.


ASSET/LIABILITY MANAGEMENT

The purpose of the Company's asset/liability policy is to manage risk within acceptable levels and at the same time provide liquidity. The Asset/Liability Committee is responsible for managing interest rate risk by maintaining a gap position within established Bank policy. The committee is also responsible for meeting liquidity and funds management needs.

As measured by the Interest Sensitivity Gap Table, the Bank's one year cumulative interest sensitivity gap as a percent of total assets is a negative 16.91%. A negative gap could result in a decrease in net interest income in a rising interest rate environment. The economic environment continually presents uncertainties as to future interest rate trends. The Asset/Liability committee regularly monitors the cumulative gap position, in addition to utilizing a model that projects net interest income based on increasing or decreasing interest rates, in order to be able to respond to changes in interest rates by adjusting the gap position.


                                    9       BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INTEREST SENSITIVITY GAP TABLE
(Dollars in thousands, except financial ratios)

                                                                    Over Three  Over Six  Over One
                                                           Three     Months     Months     Year
Year ended                                                 Months    Through   Through    Through     Over
December 31, 1996                                         or Less  Six Months  One Year Five Years Five Years   Total
-----------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Investment in debt and equity securities <F1>             $1,002     $7,248    $4,343    $43,310     $7,424  $63,327
  Total loans <F2>                                          35,162      6,437    15,953     48,805     12,524 $118,881
  Federal funds sold                                         1,250      -         -          -          -       $1,250
                                                         --------------------------------------------------------------
    Total Interest Earning Assets                          $37,414    $13,685   $20,296    $92,115    $19,948 $183,458

Interest Bearing Liabilities:
  Savings, N.O.W., and money
    market accounts <F3>                                   $51,043  $   -      $   -     $   -        $22,748  $73,791
  Certificates of deposit                                   30,106     15,486     9,357      5,644      -      $60,592
                                                         --------------------------------------------------------------
    Total Interest Bearing Liabilities                     $81,149    $15,486    $9,357     $5,644    $22,748 $134,383
                                                         --------------------------------------------------------------
Interest Sensitivity Gap Per Period                       ($43,735)   ($1,801)  $10,939    $86,471    ($2,800) $49,075
                                                         --------------------------------------------------------------
Cumulative Interest Sensitivity Gap                       ($43,735)  ($45,536) ($34,597)   $51,874    $49,074
                                                         --------------------------------------------------------------
Gap to Total Assets                                       (-21.38%)  (-22.26%) (-16.91%)     25.36%     23.99%
                                                         --------------------------------------------------------------

<F1>
Investment in debt and equity securities are shown excluding the fair value appreciation of $781,000, before tax, due to the application of SFAS No. 115.
A 10% prepayment rate has been assumed for mortgage-backed securities. Investment in debt and equity securities include interest earning deposits with banks of $68,000.
<F2>
For the purpose of this table, nonaccrual loans of approximately $269,000 have been included.
<F3>
Statement savings, N.O.W. and money market accounts have been included in the Three Months or Less" category. Passbook savings have been included in the "Over Five Years" category.

















                                   10       BRIDGE BANCORP, INC. AND SUBSIDIARY

ANALYSIS OF NET INTEREST INCOME

Net interest income, the primary contributor to earnings, represents the difference between income on interest earning assets and expenses on interest bearing liabilities. The following table sets forth certain information relating to the Bank's average consolidated statements of condition and reflects the average yield on assets and average cost of liabilities for the periods indicated.


Year ended December 31,                          1996                       1995                        1994
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                       AVERAGE                      Average                      Average
                                       AVERAGE          YIELD/  Average             Yield/   Average             Yield/
                                       BALANCE INTEREST  COST   Balance   Interest   Cost    Balance  Interest    Cost
-------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Loans (including fee income) <F1>   $114,220 $11,261     9.9% $105,983   $10,299      9.7% $82,363     $7,394      9.0%
  Deposits with banks                    1,941      99     5.1%      445        29      6.5%     121          3      2.5%
  Federal funds sold                     4,422     243     5.5%    4,524       262      5.8%   3,684        140      3.8%
  Investment in debt and equity
    securities <F2>                     62,583   3,898     6.2%   63,391     3,794      6.0%  66,152      3,650      5.5%
                                      -----------------------------------------------------------------------------------
Total interest earning assets          183,166  15,501     8.5%  174,343    14,384      8.3%$152,320    $11,187      7.3%

Interest bearing liabilities:
  Savings, N.O.W. and
    money market deposits              $68,342  $1,598     2.3%  $65,740    $1,581      2.4% $74,730     $1,795      2.4%
  Certificates of deposit of $100,000
     or more                            18,718   1,000     5.3%   22,733     1,321      5.8%  12,544        444      3.5%
  Other time deposits                   44,848   2,410     5.4%   43,176     2,334      5.4%  26,918        987      3.7%
  Other borrowings                       1,165      64     5.5%      342        22      6.4%     818         44      5.4%
                                      -----------------------------------------------------------------------------------
Total interest bearing liabilities    $133,073  $5,072     3.8% $131,991    $5,258      4.0%$115,010     $3,270      2.8%
                                      -----------------------------------------------------------------------------------
Net interest income/interest
  rate spread                                  $10,429     4.7%             $9,126      4.3%             $7,917      4.5%
                                               ------- --------          --------- ---------         ---------- ---------
Net earning assets/net yield on
  average interest earnings assets     $50,093             5.7%  $42,352                5.2% $37,310                 5.2%
                                      ---------        -------- ---------          --------- --------           ---------
Ratio of interest earning assets to
  interest bearing liabilities                           137.6%                       132.1%                       132.4%
                                                       --------                    ---------                    ---------

<F1>
Interest on nonaccruing loans has been included only to the extent reflected in the consolidated statements of income. However, the loan balances are included in average amounts outstanding.
<F2>
For purposes of this table the average balances for investment in debt and equity securities exclude unrealized appreciation\depreciation due to the application of SFAS No. 115.














                                   11       BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

GENERAL
Net income for 1996 was $3,006,000, an increase of $623,000 or 26.1% from 1995 net income of $2,383,000. Highlights include: (i) a $1,303,000 or 14.3% increase in net interest income; (ii) a $725,000 or 42.7% increase in total other income; and (iii) a $936,000 or 13.3% increase in total other expenses.

NET INTEREST INCOME
Net interest income increased from $9,126,000 in 1995 to $10,429,000 in 1996. The increase of 14.3% reflects an increase in average net interest earning assets from $42,352,000 in 1995 to $50,093,000 in 1996. In addition, the net yield on average interest earning assets increased to 5.7% in 1996 from 5.2% in 1995.

INTEREST INCOME
Total interest income (including loan fee income of $598,000 in 1996 and $425,000 in 1995) increased from $14,384,000 in 1995 to $15,501,000 in 1996, an increase of 7.8%. The increase from 1995 to 1996 was the result of an increase in the average interest earning assets from $174,343,000 in 1995 to $183,166,000 in 1996. The average yield on interest earning assets increased to 8.5% in 1996 from 8.3% in 1995.

Interest income on loans (including fee income) increased $962,000 during 1996 the result of an increase in average loans of 7.8% from $105,983,000 in 1995 to $114,220,000 in 1996 coupled with an increase in yield from 9.7% in 1995 to 9.9% in 1996.

Interest on investment in debt and equity securities increased $105,000 or 2.8%. The increase was the result of an increase in the average yield from 6.0% in 1995 to 6.2% in 1996 offset by a decrease in average investment in debt and equity securities from $63,391,000 in 1995 to $62,583,000 in 1996. The reduction in average investment in debt and equity securities was the result of funding an increase in average loans of 7.8%.

INTEREST EXPENSE
Interest expense decreased $186,000 to $5,072,000 in 1996 from $5,258,000 in 1995. The decrease in interest expense was caused by a combination of a decrease in the cost of average interest bearing liabilities from 4.0% in 1995 to 3.8% in 1996, and an increase in average interest bearing liabilities from $131,991,000 in 1995 to $133,073,000 in 1996.

PROVISION FOR POSSIBLE LOAN LOSSES
The provision for possible loan losses increased $62,000 in 1996 to $330,000. The allowance for possible loan losses increased to $1,238,000 at December 31, 1996 as compared with $1,038,000 at December 31, 1995. The increase in the allowance for possible loan losses was the result of an increase in average loans from 1995 to 1996 of 7.8%. The allowance as a percentage of loans increased to 1.04% at year end 1996 in comparison to .93% at year end 1995. The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 460.2% at year end 1996 compared to 204.7% at year end 1995. The allowance reflects management's evaluation of classified loans, charge-off trends, economic conditions, past due trends, concentrations of credit and other pertinent factors. In addition to the above see "Assets
Quality: Loans."

OTHER INCOME
Other income increased by $725,000 or 42.7% to $2,422,000 in 1996 compared to $1,697,000 in 1995. While service charges on deposit accounts remained essentially unchanged, the increase was a result of mortgage banking activities totaling $812,000, an increase of $455,000 or 127.5% over the previous year which resulted from the Bank's efforts to further penetrate the mortgage market. The Bank's practice is to originate and sell these mortgages in the secondary market. Other operating income increased $240,000 or 39.8% over the same period last year mainly as a result of interest and expense recoveries on the payoff of nonperforming loans of $105,000; a nonrecurring refund from an outsource provider of $61,000; and increased merchant charge plan income of $48,000. Net gains on securities were $68,000 in 1996 compared to $31,000 in 1995.

OTHER EXPENSES
Other expenses increased by $936,000 or 13.3% to $7,960,000 in 1996 from $7,024,000 in 1995. The primary components of this change are as follows: (i) increase in salaries and employee benefits of $598,000 or 17.5% reflecting salary increases and increased staffing of the mortgage banking area; and (ii) increase in other operating expenses of $239,000 or 9.1% resulting mainly from increased advertising expense of $133,000 related to a new advertising campaign and increased loan processing expenses of $129,000 resulting mainly from increased mortgage banking volume.

PROVISION FOR INCOME TAXES
The provision for income taxes increased to $1,555,000 for 1996 from $1,148,000 for 1995. This increase was due to income before income taxes increasing from $3,531,000 in 1995 to $4,562,000 in 1996 and the effective tax rate increasing from 33% in 1995 to 34% in 1996. The increase in the effective tax rate resulted from decreased benefits of tax exempt income in 1996.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

GENERAL
Net income for 1995 was $2,383,000, an increase of $450,000 or 23.3% from 1994 net income of $1,933,000. Highlights include: (i) a $1,209,000 or 15.3% increase in net interest income; (ii) a $185,000 or 12.2% increase in total other income; and (iii) a $706,000 or 11.2% increase in total other expenses.

NET INTEREST INCOME
Net interest income increased from $7,917,000 in 1994 to $9,126,000 in 1995. The increase of 15.3% reflects an increase in average net interest earning assets from $37,310,000 in 1994 to $42,352,000 in 1995.

INTEREST INCOME
Total interest income (including loan fee income of $425,000 in 1995 and $354,000 in 1994) increased from $11,187,000 in 1994 to $14,384,000 in 1995, an increase of 28.6%. The increase from 1994 to 1995 was the result of an increase in the average yield on interest earning assets from 7.3% in 1994 to 8.3% in 1995. In addition, average interest earning assets increased from $152,320,000 in 1994 to $174,343,000 in 1995.

Interest income on loans (including fee income) increased $2,905,000 during 1995 the result of an increase in average loans of 28.6% from $82,363,000 in 1994 to $105,983,000 in 1995 coupled with an increase in yield from 9.0% in 1994 to 9.7% in 1995.

Interest on investment in debt and equity securities increased $144,000 or 4.0%. The increase was the result of an increase in the average yield from 5.5% in 1994 to 6.0% in 1995 offset by a decrease in average investment in debt and equity securities from $66,152,000 in 1994 to $63,391,000 in 1995. The reduction in average investment in debt and equity securities was the result of an increase in average loans of 28.6%.

INTEREST EXPENSE
Interest expense increased $1,988,000 to $5,258,000 in 1995 from $3,270,000 in 1994. The increase in interest expense was caused by a combination of an increase in average interest bearing liabilities from $115,010,000 in 1994 to $131,991,000 in 1995 and an increase in the cost of average interest bearing liabilities from 2.8% in 1994 to 4.0% in 1995.

PROVISION FOR POSSIBLE LOAN LOSSES
The provision for possible loan losses decreased $65,000 in 1995 to $268,000. The allowance for possible loan losses increased to $1,038,000 at December 31, 1995 as compared with $944,000 at December 31, 1994. The increase in the allowance for possible loan losses was the result of an increase in average loans from 1994 to 1995 of 28.6%. The allowance as a percentage of loans decreased slightly, being .93% at year end 1995 in comparison to 1.00% at year end 1994. The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 204.7% at year end 1995 compared to 223.7% at year end 1994. The allowance reflects management's evaluation of classified loans, charge-off trends, economic conditions, past due trends, concentrations of credit and other pertinent factors. It also reflects input from the Bank's 1995 examination from the Office of the Comptroller of the Currency (O.C.C.) and outside loan review consultants. In addition to the above see "Assets Quality: Loans".

OTHER INCOME
Other income increased by $185,000 or 12.2% to $1,697,000 in 1995 compared to $1,512,000 in 1994. Service charges on deposit accounts increased $100,000 as a result of an increase in demand deposit accounts. Net gains on securities were $31,000 in 1995 compared to $77,000 in 1994. Fees from mortgage banking operations increased by $85,000 in 1995 as the Bank has made an effort to further penetrate the mortgage market.

OTHER EXPENSES
Other expenses increased by $706,000 or 11.2% to $7,024,000 in 1995 from $6,318,000 in 1994. The components of these changes are as follows: (i) increase in salaries and employee benefits of $368,000 or 12.1% reflecting a combination of salary increases and staffing for the new Montauk Branch and mortgage banking operations; (ii) increase in occupancy and furniture and fixture expense of $239,000 or 32.6%, the result of relocating the Bank's loan center, relocating the Southold Branch and opening a branch in Montauk, New York; (iii) decrease in FDIC assessments of $199,000 or 52.8% as the Bank Insurance Fund was recapitalized and premiums were reduced; and (iv) increase in other operating expenses of $298,000 or 13.8%. Significant components of the increase in other operating expenses were data processing fees, consulting fees, and check printing fees.

PROVISION FOR INCOME TAXES
The provision for income taxes increased to $1,148,000 in 1995 from $845,000 for 1994. This increase was due to income before income taxes increasing from $2,778,000 in 1994 to $3,531,000 in 1995 and the effective tax rate increasing from 30% in 1994 to 33% in 1995. The increase in the effective tax rate resulted from decreased benefits of tax exempt income in 1995.

ASSETS QUALITY: LOANS
The Bank continues to maintain low net loan losses by carefully evaluating originations against the Bank's underwriting standards and by enhancing operating systems of controls for existing loans. The results of these efforts are noted below:


                               1996     1995     1994
-------------------------------------------------------
(Dollars in thousands)
Loans charged-off                $275     $230    $176
Recoveries on loans              (145)     (56)    (40)
                             --------------------------
Net charge-offs                  $130     $174    $136
                             ==========================
Ratio of net charge-offs
  to average total loans         0.11%    0.16%   0.17%
                             ==========================

                                   13       BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Based on the review of the loan portfolio by the loan classification committee, historically low net charge-offs, an analysis of nonaccrual loans, a ratio of non-performing loans to total loans below those of our peers, management believes the allowance for possible loan losses, following the additional $330,000 provision in 1996, is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on, among other things, changes in economic conditions.

In addition to the above, see notes 1e and 4 to the consolidated financial statements for a discussion of lending risks and nonaccrual loans.


LIQUIDITY AND CAPITAL RESOURCES
The Company's principal source of liquidity is dividends from the Bank. Due to regulatory restrictions (see note 1k to the consolidated financial statements), dividends from the Bank to the Company at December 31, 1996 were limited to $4,322,000 which represents the Bank's 1996 retained net income and the net undivided profits from the previous two years. The dividends received from the Bank are used primarily for dividends to the shareholders. In the event the Company subsequently expands its current operations, in addition to dividends from the Bank, it will need to rely on its own earnings, additional capital raised and other borrowings to meet liquidity needs. The Bank is funding construction of a new main office and administrative facility out of current cash flows.

The Bank's primary sources of liquidity are funds from deposits, amortization and repayment of loan principal, other borrowings, maturities of securities and overnight federal funds sold, funds provided from operations and advances from the Federal Home Loan Bank of New York (the FHLB-NY). While scheduled loan amortization, maturing securities and short term investments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank adjusts its liquidity levels as appropriate to meet funding needs such as deposit outflows, loans, asset/liability objectives and suggested O.C.C. measurements such as loans to capital ratios.

As a result of undistributed net income plus the change in net unrealized appreciation in securities available for sale, net of tax, offset by dividends and purchases of treasury stock, the Company's stockholders' equity increased to $16,926,000 at December 31, 1996 from $15,420,000 at December 31, 1995. The ratio of stockholders' equity to total assets decreased to 8.27% at year end 1996 from 8.38% at year end 1995.

The loan commitments outstanding as of December 31, 1996 totaled approximately $25,724,000. The funding of such commitments is derived from the primary sources of liquidity stated previously. See note 10b to the consolidated financial statements for a discussion of loan commitments.

The Company exceeds the risk-based capital adequacy ratio levels required by the regulatory agencies and is deemed well capitalized by these agencies. Management believes that the current capital levels along with future retained earnings will allow the Bank to maintain a position exceeding required levels which will be more than adequate to meet the growth of the Bank or any higher ratios required by the discretionary authority of the regulators. The Company is prepared to issue additional common stock should the need arise.

The Company had return on average assets of 1.51%, 1.27% and 1.18% and return on average equity of 18.84%, 16.29% and 15.36% for the years ended December 31, 1996, 1995 and 1994, respectively.


EFFECTS OF INFLATION
Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management believes that continuation of its efforts to manage its net interest spread and the matching of its asset and liability maturities will better insulate the Company from the effects of changes in interest rates. The effect of inflation was not material.

CONSOLIDATED STATEMENTS OF CONDITION
(In thousands, except share and per share amounts)

December 31,                                                                       1996       1995
------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $12,247     $7,404
Interest earning deposits with banks                                                    68         76
Federal funds sold                                                                   1,250         -
                                                                                ----------------------
       Total cash and cash equivalents                                              13,565      7,480
Investment in debt and equity securities, net:
  Securities available for sale, at fair value                                      57,779     52,689
  Securities held to maturity (fair value $6,273 at
  December 31, 1996 and $6,425 at December
  31, 1995)                                                                          6,262      6,425
                                                                                ----------------------
       Total investment in debt and equity securities, net                          64,041     59,114
Loans                                                                              118,881    111,480
Less:
  Allowance for possible loan losses                                                 1,238      1,038
                                                                                ----------------------
       Loans, net                                                                  117,643    110,442
Banking premises and equipment, net                                                  6,773      3,775
Other real estate owned, net                                                            -         235
Accrued interest receivable                                                          1,343      1,524
Deferred income taxes, net                                                              51         67
Other assets                                                                         1,198      1,433
                                                                                ----------------------
TOTAL ASSETS                                                                      $204,614   $184,070
                                                                                ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Demand deposits                                                                    $50,464    $44,291
Savings, N.O.W., and money market deposits                                          73,791     61,518
Certificates of deposit of $100,000 or more                                         18,251     14,256
Other time deposits                                                                 42,341     46,079
                                                                                ----------------------
        Total deposits                                                             184,847    166,144
                                                                                                                             -
Accrued interest on depositors' accounts                                             1,537      1,474
Other liabilities and accrued expenses                                               1,304      1,032
                                                                                ----------------------
TOTAL LIABILITIES                                                                  187,688    168,650
                                                                                ----------------------
STOCKHOLDERS' EQUITY:
  Common stock, par value $5.00 per share:
   Authorized: 1,500,000 shares; issued and outstanding
   469,200 shares and 480,000 shares at December 31, 1996 and 1995, respectively     2,400      2,400
  Surplus                                                                              600        600
  Undivided profits                                                                 14,087     12,068
  Unrealized appreciation on securities available for sale,
        net of tax                                                                     460        352
  Less: Treasury stock at cost, 10,800 shares                                         (621)        -
                                                                                ----------------------
TOTAL STOCKHOLDERS' EQUITY                                                          16,926     15,420
                                                                                ----------------------
Commitments and contingencies
                                                                                ----------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $204,614   $184,070
                                                                                ======================
See accompanying notes to consolidated financial statements.

                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

Year ended December 31,                                                 1996       1995      1994
----------------------------------------------------------------------------------------------------
Interest income:
  Loans (including fee income)                                          $11,261   $10,299    $7,394
  Mortgage-backed securities                                              1,657     1,647     1,749
  U.S. Treasury and government agency securities                          1,286     1,134       913
  Obligations of NY State & pol. subs.                                      907       965       944
  Federal funds sold                                                        243       262       140
  Other                                                                     147        77        47
                                                                     -------------------------------
    Total interest income                                                15,501    14,384    11,187
                                                                     -------------------------------
Interest expense:
  Savings, N.O.W. and money market deposits                               1,598     1,581     1,795
  Certificates of deposit of $100,000 or more                             1,000     1,321       444
  Other time deposits                                                     2,410     2,334       987
  Other borrowings                                                           64        22        44
                                                                     -------------------------------
    Total interest expense                                                5,072     5,258     3,270
                                                                     -------------------------------
NET INTEREST INCOME                                                      10,429     9,126     7,917
Provision for possible loan losses                                          330       268       333
                                                                     -------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
  POSSIBLE LOAN LOSSES                                                   10,099     8,858     7,584
                                                                     -------------------------------
Other income:
  Service charges on deposit accounts                                       698       705       605
  Net securities gains                                                       68        31        77
  Mortgage banking operations                                               812       357       272
  Other operating income                                                    844       604       558
                                                                     -------------------------------
    Total other income                                                    2,422     1,697     1,512
                                                                     -------------------------------
Other expenses:
  Salaries and employee benefits                                          4,017     3,419     3,051
  Net occupancy expense                                                     546       547       430
  Furniture and fixture expense                                             526       426       304
  Other operating expenses                                                2,871     2,632     2,533
                                                                     -------------------------------
    Total other expenses                                                  7,960     7,024     6,318
                                                                     -------------------------------
Income before provision for income taxes                                  4,561     3,531     2,778
Provision for income taxes                                                1,555     1,148       845
                                                                     -------------------------------
NET INCOME                                                               $3,006    $2,383    $1,933
                                                                     ===============================
EARNINGS PER COMMON SHARE                                                 $6.34     $4.96     $4.03
                                                                     ===============================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except per share amounts)
                                                                                                    Net unrealized
                                                                                                    appreciation/
                                                                                                    (depreciation)
                                                                                                    in securities
                                                              Common           Undivided Treasury available for sale,
 Years ended December 31, 1996, 1995 and 1994                  stock   Surplus  profits    Stock      net of tax      Total
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                  $2,400    $600      $9,144   $   -            -         $12,144
Net income                                                       -        -        1,933       -            -           1,933
Cash dividends declared, $1.30 per share                         -        -         (624)      -            -            (624)
Cumulative effect of accounting change at January 1, 1994        -        -        -           -          (192)          (192)
Net change in unrealized depreciation in securities available
  for sale, net of tax                                           -        -        -           -          (454)          (454)
                                                             -----------------------------------------------------------------
Balance at December 31, 1994                                  $2,400    $600     $10,453   $   -         ($646)       $12,807
Net income                                                       -        -        2,383       -            -            2383
Cash dividends declared, $1.60 per share                         -        -         (768)      -            -            (768)
Net change in unrealized appreciation in securities available
  for sale, net of tax                                           -        -           -        -           668            668
Net change due to one time reassessment  under SFAS No. 115      -        -           -        -           330            330
                                                             -----------------------------------------------------------------
Balance at December 31, 1995                                  $2,400    $600     $12,068   $   -          $352        $15,420
Net income                                                       -        -        3,006       -            -            3006
Cash dividends declared, $2.10 per share                         -        -         (987)      -            -            (987)
Net change in unrealized appreciation in securities available
  for sale, net of tax                                           -        -           -        -           108            108
Purchase of 10,800 shares to be held in treasury, at cost        -        -           -      (621)          -            (621)
                                                             -----------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                  $2,400    $600     $14,087    ($621)        $460        $16,926
                                                             =================================================================

See accompanying notes to consolidated financial statements.



























                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Year ended December 31,                                                      1996     1995      1994
-------------------------------------------------------------------------------------------------------
Operating activities:
  Net Income                                                                 $3,006   $2,383    $1,933
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for possible loan losses                                        330      268       333
      Depreciation and amortization                                             415      402       271
      Accretion of discounts                                                    (96)     (72)      (64)
      Amortization of premiums                                                  329      467       719
      Net securities gains                                                      (68)     (31)      (77)
      (Gain) loss on sale of other real estate owned                             (4)      27       (24)
      Decrease (Increase) in accrued interest receivable                        181     (220)     (278)
      Benefit for deferred income taxes                                         (56)     (62)      (38)
      Decrease (Increase) in other assets                                       235      (40)     (652)
      Increase in accrued and other liabilities                                 183      955       139
                                                                           ----------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     4,455    4,077     2,262
                                                                           ----------------------------
Investing activities:
  Purchases of securities available for sale                                (58,901)  (5,022)  (14,762)
  Purchases of securities held to maturity                                   (5,599)  (8,345)  (15,991)
  Proceeds from sales of securities available for sale                       38,473    3,088     8,206
  Proceeds from maturing securities available for sale                        8,810        2     1,500
  Proceeds from maturing securities held to maturity                          5,761   10,635    10,396
  Proceeds from principal payments on mortgage-
    backed securities                                                         6,544    5,457    12,009
  Net increase in loans                                                      (7,531) (16,893)  (23,914)
  Purchases of banking premises and equipment, net of deletions              (3,413)  (1,329)     (767)
  Proceeds from sales of other real estate owned                                239      518       423
                                                                           ----------------------------
NET CASH USED BY INVESTING ACTIVITIES                                       (15,617) (11,889)  (22,900)
                                                                           ----------------------------
Financing activities:
  Net increase in deposits                                                   18,703   10,253    15,420
  (Decrease) increase in other borrowings                                        -    (1,800)    1,800
  Purchase of treasury stock                                                   (621)      -         -
  Cash dividends paid                                                          (835)    (672)     (600)
                                                                           ----------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                    17,247    7,781    16,620
                                                                           ----------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              6,085      (31)   (4,018)
Cash and cash equivalents beginning of year                                   7,480    7,511    11,529
                                                                           ----------------------------
CASH AND CASH EQUIVALENTS END OF YEAR                                       $13,565   $7,480    $7,511
                                                                           ============================
SUPPLEMENTAL INFORMATION - CASH FLOWS:
  Cash paid for:
    Interest                                                                 $5,016   $4,214    $3,294
    Income taxes                                                             $1,474   $1,214      $871
  Noncash investing and financing activities:
    Additions to other real estate owned                                        -        -        $596
    Dividends declared and unpaid                                              $680     $528      $432
    Securities held for investment transferred to available
      for sale upon adoption of SFAS No. 115 as of January 1, 1994              -        -     $30,961
    Securities held to maturity, transferred to available for sale
    due to a one time reassessment under SFAS No. 115.                          -    $26,750       -

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Bridge Bancorp, Inc. (the Company) is chartered by the State of New York as a one bank holding company. The Company's business currently consists of the operations of its wholly-owned subsidiary, The Bridgehampton National Bank (the
Bank). The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant accounting policies of the Company:

a) BASIS OF FINANCIAL STATEMENT PRESENTATION
The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and balances have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of each consolidated statement of condition and related consolidated statement of income for the year then ended. Actual results could differ from those estimates. Currently, material estimates that are particularly susceptible to change relate to the determination of the allowance for possible loan losses (see note 1e).

b) CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold which mature overnight.

c) INVESTMENT IN DEBT AND EQUITY SECURITIES
Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company is required to report readily-marketable equity and debt securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt and marketable equity securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity. Accordingly, in adopting SFAS No. 115 the Bank classified all of its holdings of debt and equity securities at January 1, 1994, as either "held-to-maturity" or "available for sale". Securities held for investment with a book value of $30,961,000 were transferred to available for sale upon the adoption of SFAS No. 115 as of January 1, 1994. Adoption of SFAS No. 115 had no impact on net income but resulted in a $192,000 decrease in stockholders' equity at January 1, 1994 due to net unrealized losses on securities classified as "available-for-sale" amounting to $330,000, less estimated taxes of $138,000.

Included in investment securities are mortgage-backed securities that represent participating interests in pools of long term mortgage loans originated and serviced by the issuers of the securities and real estate mortgage investment conduit (remic) certificates which represent beneficial interests in a pool of mortgage-backed securities held in a trust. These securities are carried at fair value.

Premiums and discounts on investment in debt and equity securities are amortized to expense and accreted to income over the estimated life of the respective securities using a method which approximates the level yield method. Gains and losses on the sales of securities are recognized upon realization based on the specific identification method.

On November 15, 1995, the Financial Accounting Standards Board (FASB) issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt And Equity Securities, Questions and Answers" (the Guide). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities to maturity in the future. In November 1995, the Company performed a reassessment of its investment in debt and equity securities which resulted in the decision to reclassify "held to maturity" securities with a book value of $26,750,000 to available for sale. The reclassification resulted in a $330,000 increase in stockholders' equity at December 31, 1995 due to unrealized gains on securities transferred to "available for sale" amounting to $563,000, less estimated taxes of $233,000.


d) LOANS AND LOAN INTEREST INCOME RECOGNITION
Loans are stated at the principal amount outstanding. Interest on loans is credited to income based on the principal outstanding during the period. Loans that are 90 days past due are placed on a nonaccrual basis. Exceptions to this policy are loans that are fully and adequately secured and are in the process of collection.

Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis.

On January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS Nos. 114 and 118 address the accounting by creditors for impairment of certain loans and the recognition of interest income on these loans and require that impairment of certain loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of collateral or the loans observable market price. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.































                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

The adoption of SFAS Nos. 114 and 118 did not have any effect on the Company's financial condition or results of operations.

SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating and Acquiring Loans," requires lenders to recognize loan origination fees, less certain direct costs, as an adjustment of a loan's yield over the life of the loan by the interest method. The Company records loan origination and commitment fees as income when received and expenses direct loan origination costs when incurred. The effect of the non-application of SFAS No.91 is immaterial.

e) ALLOWANCE FOR POSSIBLE LOAN LOSSES
The adequacy of the allowance for possible loan losses is determined based on management's detailed analysis of classified loans, past loss experience, current economic conditions, delinquency trends and other pertinent factors. Additions to the allowance are charged to expense and realized losses, net of recoveries, are charged to the allowance.

Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

f) BANKING PREMISES AND EQUIPMENT
Banking premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on banking premises and equipment is computed on the straight-line method over the estimated useful lives of the assets (50 years for buildings and 2 to 10 years for furniture and fixtures.) Leasehold improvements are amortized on a straight-line method over the terms of the related leases.

g) OTHER REAL ESTATE OWNED
Other real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure and is recorded at the lower of the net unpaid principal balance at the foreclosure date plus acquisition costs or fair value. Subsequent valuation adjustments are made if fair value less estimated costs to sell the property falls below the carrying amount.

h) INCOME TAXES
The Company follows SFAS No. 109 which requires an asset and liability approach for accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Under SFAS No. 109 deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position, as currently supported by the facts and circumstances, that no valuation allowance is necessary against any of the Company's deferred tax assets.

i) TREASURY STOCK
Repurchases of common stock are recorded as treasury stock at cost.

j) EARNINGS PER SHARE
Earnings per share were calculated based upon average shares outstanding of 473,833 in 1996 and 480,000 in 1995 and 1994.

k) DIVIDENDS
Cash available for dividend distribution to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, the restrictions of the National Bank Act on the Bank's dividend payments are applicable to the Company and will affect the Company's ability to declare and pay future cash dividends. The Bank may not declare a dividend which would impair capital. In addition, the approval of the Regional Administrator of National Banks is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of the Bank's net income of that year combined with its retained net income of the preceding two years. The Bank's capital is not impaired and under the earnings test, the Bank has approximately $4,322,000 available as of December 31, 1996 which may be paid to the Company as a dividend.

l) IMPACT OF NEW ACCOUNTING STANDARDS
In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." This Statement establishes financial accounting and reporting standards for stock based employee compensation plans. SFAS No. 123 was effective for fiscal years beginning after December 15, 1995. In management's opinion, when adopted, the aforementioned pronouncement will not have a material effect on the Company's financial position or results of operations.

In June 1996,  the FASB issued  SFAS No.  125,  "Accounting  for  Transfers  and
Servicing  of  Financial  Assets  and   Extinguishments  of  Liabilities."  This
Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities . SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 to be applied prospectively. In management's opinion, when adopted, the aforementioned pronouncement will not have a material effect on the Company's financial position or results of operations.

2. REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table:

As of December 31,                          1996
------------------------------------------------------------------------------------------------------
(In thousands)                                                                    TO BE WELL
                                                              FOR CAPITAL         CAPITALIZED UNDER
                                                              ADEQUACY            PROMPT CORRECTIVE
                                                ACTUAL        PURPOSES            ACTION PROVISIONS
------------------------------------------------------------------------------------------------------
                                           AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                                          --------- --------- --------- --------- --------- ---------
Total Capital (to risk weighted assets)     17,704      11.5%   12,295    >8.0%     15,369   >10.0%
Tier 1 Capital (to risk weighted assets)    16,466      10.7%    6,147    >4.0       9,221    >6.0
Tier 1 Capital (to average assets)          16,466       8.3%    7,977    >4.0       9,971    >5.0



As of December 31,                          1995
------------------------------------------------------------------------------------------------------
(In thousands)                                                                    To Be Well
                                                              For Capital         Capitalized Under
                                                              Adequacy            Prompt Corrective
                                           Actual             Purposes            Action Provisions
------------------------------------------------------------------------------------------------------
                                           Amount     Ratio    Amount     Ratio    Amount     Ratio
                                          --------- --------- --------- --------- --------- ---------
Total Capital (to risk weighted assets)     16,106      11.6%   11,125    >8.0%     13,907   >10.0%
Tier 1 Capital (to risk weighted assets)    15,068      10.8%    5,563    >4.0       8,344    >6.0
Tier 1 Capital (to average assets)          15,068       8.0%    7,511    >4.0       9,389    >5.0





                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

3. INVESTMENT IN DEBT AND EQUITY SECURITIES
A summary of the amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities is as follows:

December 31,                                                  1996
-------------------------------------------------------------------------------------
(In thousands)
                                                       Gross       Gross   Estimated
                                          Amortized  Unrealized Unrealized    Fair
                                             Cost      Gains      Losses     Value
                                          -------------------------------------------
Available for sale:
  U.S. Treasury securities                  $16,102        $244      -       $16,346
  Oblig. of U.S. Government agencies          1,985          24      -         2,009
  Oblig. of NY State & pol.subs.             15,567         303      -        15,870
  Mortgage-backed securities                 23,344         210      -        23,554
                                          -------------------------------------------
    Total available for sale                $56,998        $781      -       $57,779
                                          -------------------------------------------
Held to maturity:
  Oblig. of NY State & pol.subs.             $5,179         $11      -        $5,190

Non marketable Equity securities:
  Federal Reserve Bank Stock                    $36          -       -           $36
  Federal Home Loan Bank Stock                1,047          -       -         1,047
                                          -------------------------------------------
    Total held to maturity                   $6,262         $11      -        $6,273
                                          -------------------------------------------
Total debt and equity securities            $63,260        $792      -       $64,052
                                          ===========================================

December 31,                                                  1995
-------------------------------------------------------------------------------------
(In thousands)
                                                       Gross       Gross   Estimated
                                          Amortized  Unrealized Unrealized    Fair
                                             Cost      Gains      Losses     Value
                                          -------------------------------------------
Available for sale:
  U.S. Treasury securities                  $16,947        $254         $1   $17,200
  Oblig. of NY State & pol.subs.             12,708         268          4    12,972
  Mortgage-backed securities                 22,433         261        177    22,517
                                          -------------------------------------------
    Total available for sale                $52,088        $783       $182   $52,689
                                          -------------------------------------------
Held to maturity:
  Oblig. of NY State & pol.subs.             $5,762          -          -     $5,762

Non marketable Equity securities:
  Federal Reserve Bank Stock                    $36          -          -        $36
  Federal Home Loan Bank Stock                  627          -          -        627
                                          -------------------------------------------
    Total held to maturity                    $6425          -          -      $6425
                                          -------------------------------------------
Total debt and equity securities            $58,513        $783       $182   $59,114
                                          ===========================================

The amortized cost and estimated fair value of investment in debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31,                                                     1996
----------------------------------------------------------------------------
(In thousands)                                           Amortized Estimated
                                                           Cost    Fair Value
                                                        --------------------
Available for Sale:
Due in one year or less                                    $3,609    $3,646
Due after one year through five years                      24,690    25,110
Due after five years through ten years                      7,621     7,728
Due after ten years                                        21,078    21,295
                                                        --------------------
Total debt securities                                     $56,998   $57,779
                                                        ====================
Held to Maturity:
Due in one year or less                                    $6,262    $6,273
                                                        --------------------
Total debt securities                                      $6,262    $6,273
                                                        ====================

Proceeds from sales of available for sale securities were approximately $38,473,000, $3,088,000 and $8,206,000 in 1996, 1995 and 1994, respectively.
Gross gains of approximately $257,000, $38,000 and $93,000 were realized on sales of available for sale securities during 1996, 1995 and 1994, respectively. Gross losses of approximately $189,000, $7,000 and $16,000 were realized on sales of available for sale securities during 1996, 1995 and 1994, respectively. There were no sales of held to maturity securities during 1996, 1995 and 1994.

Investment securities having an amortized cost of approximately $60,478,000 and $26,487,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits.

Investments in debt and equity securities which exceed 10% of stockholders' equity for any one issuer (other than U.S. Government securities) are as follows:

December 31,                                   1996
-----------------------------------------------------------
(In thousands)                                  Estimated
                                      Amortized    Fair
                                        Cost      Value
-----------------------------------------------------------
Montauk UFSD                            $1,895      $1,899
                                   ------------------------
Total                                   $1,895      $1,899
                                   ========================

4. LOANS

Loans are summarized as follows:

December 31,                               1996      1995
------------------------------------------------------------
(In thousands)
Real estate loans                         $93,639   $81,394
Unsecured business and
  personal loans                           13,211    11,798
Secured business and
  personal loans                              317       654
Installment/consumer loans                 11,714    17,634
                                        --------------------
     Loans                                118,881   111,480

Less:
  Allowance for possible
   loan losses                              1,238     1,038
                                        --------------------
     Net loans                           $117,643  $110,442
                                        ====================

LENDING RISK
The principal business of the Bank is lending, primarily in commercial real estate loans, building loan mortgages, home equity loans, land loans, consumer loans, home advantage loans, residential mortgages and commercial loans. . The Bank considers its primary lending area as the five east end towns of Suffolk County, New York. Since the primary lending area of the Bank is the eastern end of Long Island, the loan portfolio as a whole is dependent on the economic conditions of the geographical market served by the Bank.

At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $269,000 and $507,000, respectively. all of which were nonaccrual loans. No valuation allowance has been recorded. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $238,000 and $400,000, respectively.

NONACCRUAL  LOANS
Nonaccrual loans at December 31, 1996, 1995 and 1994 amounted to approximately $269,000, $507,000 and $422,000, respectively. The additional interest income that would have been recorded had these nonaccrual loans performed in accordance with their original terms was approximately $8,000, $58,000 and $19,000 in 1996, 1995 and 1994, respectively. At December 31, 1996 there was one loan totaling $1,000 over 90 days past due and still accruing interest. There were no loans over 90 days past due and still accruing at December 31, 1995 and 1994.

RELATED PARTY LOANS
Certain directors and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1996, 1995 and 1994. Such loans were made in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than normal risk of collection. The aggregate amount of these loans was approximately $192,000, $164,000, and $309,000 at December 31, 1996, 1995 and 1994, respectively. There were no letters of credit for directors at December 31, 1996, 1995 and 1994.

The following analysis shows the activity of director loans for 1996 and 1995:

                                      1996    1995
----------------------------------------------------
(In thousands)
Balance at January 1,                  $164    $309
Loans originated                        115     200
Principal payments                      (87)   (345)
                                    ----------------
Balance at December 31,                $192    $164
                                    ================

After one year of continuous service, employees of the Bank receive a discount on the interest rate charged for all loan types. Employees also receive a discount on the origination fees of real estate loans. The aggregate amount of these loans was approximately $895,000 and $637,000 at December 31, 1996 and 1995, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSS
Changes in the allowance for possible loan losses are summarized as follows:

December 31,                                      1996    1995     1994
------------------------------------------------------------------------
(In thousands)
Balance at January 1,                           $1,038    $944     $747
                                               -------------------------
Provision for possible
   loan losses                                     330     268      333
                                               -------------------------
Recoveries                                         145      56       40
Loans charged-off                                 (275)   (230)    (176)
                                               -------------------------
   Net loans charged- off                         (130)   (174)    (136)
                                               -------------------------
Balance at December 31,                         $1,238  $1,038     $944
                                               =========================

6. BANKING PREMISES AND EQUIPMENT
Banking premises and equipment consist of:

December 31,                                  1996    1995
------------------------------------------------------------
(In thousands)
   Land                                      $1,546  $1,546
   Building and improvements                  4,125   1,150
   Furniture and fixtures                     2,354   1,936
   Leasehold improvements                       246     227
                                            ----------------
                                              8,271   4,859

   Less accumulated
    depreciation and amortization             1,498   1,084
                                            ----------------
Balance at December 31,                      $6,773  $3,775
                                            ================

                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


The Bank owns approximately 3.3 acres of property obtained at a total cost of approximately $1,396,000 for the planned construction of a new 18,500 square foot main office and administrative facility. During 1995, the Bank received town planning board approval and a building permit was issued. Construction began in October of 1995 and continued throughout 1996. The construction and site work costs of the project are estimated at $4,000,000. To date $3,447,000 has been capitalized to construction in progress and is included in building and improvements in the preceding table. A spring 1997 completion date is anticipated.

7. INCOME TAXES
The components of the provision for income taxes are as follows:

Year ended December 31,               1996    1995     1994
-------------------------------------------------------------
(In thousands)
Current:
  Federal                            $1,152     $846    $581
  State                                 459      364     302
                                    -------------------------
                                      1,611    1,210     883
                                    -------------------------
Deferred:
  Federal                               (43)     (51)    (27)
  State                                 (13)     (11)    (11)
                                    -------------------------
                                        (56)     (62)    (38)
                                    -------------------------
    Total                            $1,555   $1,148    $845
                                    =========================


The reconciliation of the expected Federal income tax expense at the statutory tax rate to the actual provision follows:

Year ended December 31,                       1996                1995              1994
------------------------------------------------------------------------------------------------
(In thousands)                                 PERCENTAGE         Percentage         Percentage
                                               OF PRE-TAX         of Pre-tax         of Pre-tax
                                       AMOUNT   EARNINGS   Amount  Earnings  Amount   Earnings
------------------------------------------------------------------------------------------------
Federal income tax expense
computed by applying the
statutory rate to income
before income taxes                     $1,551     34%     $1,201     34%      $945     34%
Tax exempt interest                       (330)    (7)       (328)    (9)      (321)   (12)
State taxes, net of Federal
  income tax benefit                       294      6         233      7        192      7
Interest disallowed                         32      1          37      1         27      1
Other                                        8      -           5      -          2      -
                                      ----------------------------------------------------------
Provision for income taxes              $1,555     34%     $1,148     33%      $845     30%
                                      ==========================================================

Deferred tax assets and liabilities are comprised of the following:

                                       December 31December 31December 31,
                                          1996       1995       1994
------------------------------------------------------------------------
(In thousands)
Deferred tax assets:

Allowance for possible
  loan losses                                $414       $346       $313
Depreciation                                    -          7          -
Pension expense                                 -          -         19
Securities available for sale                   -          -        465
Other                                           1          -          -
                                       ---------------------------------
  Total                                      $415       $353       $797
                                       ---------------------------------
Deferred tax liabilities:

Pension expense                               ($1)      ($28)       $ -
Depreciation                                  (42)         -        (69)
Other                                           -         (9)        (9)
Securities available for sale                (321)      (249)         -
                                       ---------------------------------
  Total                                     ($364)     ($286)      ($78)
                                       ---------------------------------
Net deferred tax assets                       $51        $67       $719
                                       =================================

8. EMPLOYEE BENEFITS

a. PENSION PLAN
The Bank maintains a non-contributory pension plan through the New York State Bankers Association Retirement System covering all eligible employees. The following table sets forth the plan's funded status as of September 30, 1996 and 1995 (measurement dates).

                                                         1996     1995    1994
--------------------------------------------------------------------------------
(In thousands)
Actuarial present value of benefit
obligations at September 30:

  Accumulated benefit obligation, including
     vested benefits of approximately
     $(757) in 1996 and $(668) in 1995                    ($786)  ($685)
                                                       =================
  Projected benefit obligation for service
     rendered to date                                    (1,132) (1,000)
  Plan assets, primarily marketable
     securities, at fair value                            1,324   1,116
                                                       -----------------
  Plan assets in excess of projected
     benefit obligation                                     192     116
  Unrecognized net (gain)/loss from past
     experience different than assumed                       28      83
  Unrecognized prior service cost                           (22)    (23)
  Unrecognized net asset being recognized
     over 18.31 years                                       (83)    (92)
                                                       -----------------
  Prepaid pension cost                                     $115     $84
                                                       =================
  Net periodic pension cost for fiscal 1996, 1995
     and 1994 included the following components:
  Service cost - benefits earned during
     the period                                            $115     $97     $95
  Interest cost on projected benefit
     obligation                                              74      68      60
  Expected return on plan assets                            (96)    (78)    (71)
  Amortization of transition asset                           (9)     (9)     (9)
  Amortization of prior service cost                         (2)     (2)      2
                                                       -------------------------
  Net periodic pension cost                                 $82     $76     $77
                                                       =========================

At September 30, 1996 and 1995 weighted-average discount rates of 7.75% and 8.0%, respectively, a rate of increase in future compensation levels of 5.5% and 5.0%, respectively, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.5% at September 30, 1996 and 1995.

b. EQUITY INCENTIVE PLAN
During 1996, an equity incentive plan was approved by the stockholders to provide for the grant of options to purchase up to a total of 48,000 shares of common stock of the Company and for the award of shares of common stock as a bonus. Such shares may be subject to restrictions based on continued service or performance as employees of the Company or subsidiaries of the Company. Options awarded under the plan are determined by the Incentive Compensation Committee of the Board of Directors. Subsequent to December 31, 1996, options to purchase 4,800 shares were awarded to ten key decision making executives at an exercise price of $61.00 per share, which options vest immediately and are based on the fair market value of the stock on the date of the grant of the options.

9.  OTHER INCOME AND EXPENSES
a) Components of other operating income which exceed one percent of the aggregate of total interest income and other income are as follows:

December 31,                            1996   1995   1994
-----------------------------------------------------------
(In thousands)
Checkbook charges                       $187   $174   $150
Credit card processing                   369    321    299

b) Components of other operating expenses which exceed one percent of the aggregate of total interest income and other income are as follows:

December 31,                            1996   1995   1994
-----------------------------------------------------------
(In thousands)

Data\Item processing                    $336   $345   $344
Check printing                          $160   $146    122
Credit card processing                  $122   $104    140
Loan Servicing                          $222   $249    236
Advertising                             $225    $93    $78

10. COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

a. LEASES
The Company is obligated to make minimum annual rental payments under non-cancellable operating leases on its premises and automobiles. The projected minimum rentals under existing leases at December 31, 1996 are as follows (in thousands):

             1997         175
             1998         143
             1999          72
             2000          42
             2001          44
          Thereafter      156


Certain leases contain renewal options and rent escalation clauses. In addition, certain leases provide for additional payments based upon real estate taxes, interest and other charges. Rental expenses under these leases for the years ended December 31, 1996, 1995 and 1994 approximated $243,000, $266,000 and
$212,000, respectively.

                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


b. LOANS
In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements. No material losses are anticipated as a result of these transactions.

The following represents commitments outstanding:

December 31,                             1996     1995
---------------------------------------------------------
(In thousands)
Standby letters of credit                $1,170   $1,993
Loan commitments outstanding              6,720    6,508
Unused equity lines                       4,279    2,934
Unused construction lines                 6,328    2,854
Unused lines of credit                    5,381    3,703
Unused overdraft lines                    1,846    1,676
                                       ------------------
Total commitments outstanding           $25,724  $19,668
                                       ==================

c. OTHER
During 1996, the Bank was required to maintain certain cash balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $1,232,000 in 1996.

The Bank maintains an overnight line of credit with the Federal Home Loan Bank of New York. At year end 1996 and 1995, the line of credit available was $9,913,700 and $9,235,400, respectively. There was no amount outstanding at years ending December 31, 1996 and 1995.

11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1996 and 1995. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale:

December 31,                                          1996                 1995
-----------------------------------------------------------------------------------------
(in thousands)                                CARRYING    FAIR     Carrying     Fair
                                               AMOUNT     VALUE     Amount      Value
                                            ---------------------------------------------
Financial Assets:
  Cash and due from banks                        12,247   12,247       7,404       7,404
  Interest bearing deposits with banks               68       68          76          76
  Securities available-for-sale                  57,779   57,779      52,689      52,689
  Securities held-to-maturity                     6,262    6,273       6,425       6,425
  Loans                                         117,643  117,775     110,442     111,044
  Accrued interest receivable                     1,343    1,343       1,524       1,524

Financial Liabilities:
  Demand and other deposits                     184,847  184,849     166,144     166,154
  Accrued interest payable                        1,537    1,537       1,474       1,474


LIMITATIONS
The preceding estimates are made at a specific point in time and may be based on judgments regarding losses expected in the future, risk, and other factors which are subjective in nature. The methods and assumptions used to produce the fair value estimates are listed below.

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND INTEREST BEARING DEPOSITS WITH BANKS
For these short term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
For securities held in the Bank's investment portfolio, fair value was determined by reference to quoted market prices.

LOANS
The fair value of the Bank's loan portfolio is based on the credit and interest rate characteristics of the individual loans within each sector of the portfolio. The loan portfolio was stratified by type, maturity, interest rate, collateral type, where applicable, and credit quality ratings. The fair valuation of loans were estimated by discounting scheduled cash flows through the estimated maturities using discount rates, which in the opinion of management best reflect current market interest rates that would be charged on loans (or groups of loans) with similar characteristics and credit quality. Credit risk concerns were reflected either by adjusting cash flow forecasts or by adjusting the discount rate, or by a combination of both.

ACCRUED INTEREST
As accrued interest represents short term receivables and payables, the carrying amount is a reasonable estimate of the fair value.

DEPOSIT LIABILITIES
The estimated fair value of demand deposits, savings accounts, and money market deposits with no stated maturities is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by the present value of estimated future cash flows using rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT
The fair value of the commitments to extend credit listed in the preceding Note 10 "Commitments and Contingencies and Other Matters" were estimated to be insignificant. The fair value of commitments to extend credit and standby letters of credit were evaluated using fees currently charged to enter into similar agreements, taking into account the risk characteristics of the borrower.

12. BRIDGE BANCORP, INC. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                       1996      1995
----------------------------------------------------------------------------------
(In Thousands)
ASSETS
Cash and cash equivalents                                            $3        $4
Dividend receivable                                                 680       528
Investment in the Bank                                           16,923    15,416
                                                              --------------------
     TOTAL ASSETS                                               $17,606   $15,948
                                                              ====================
LIABILITIES
Dividends payable                                                   680       528
                                                              --------------------
     TOTAL LIABILITIES                                             $680      $528
                                                              ====================
STOCKHOLDERS' EQUITY
Stockholders' Equity                                            $17,547   $15,420
        Treasury stock at cost, 10,800 shares                     ($621)        -
                                                              --------------------
    TOTAL STOCKHOLDERS' EQUITY                                  $16,926   $15,420
                                                              ====================

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $17,606   $15,948
                                                              ====================

CONDENSED STATEMENTS OF INCOME
Year ended December 31,                                         1996      1995      1994
--------------------------------------------------------------------------------------------
(In Thousands)
Dividend income from the Bank                                    $1,608      $768      $624
Other operating expenses                                             $1         -         -
                                                              ------------------------------
Income before income taxes and equity in
  undistributed earnings of the Bank                              1,607       768       624
Income tax provision                                                  -         -        (2)
                                                              ------------------------------
Income before equity in undistributed
  earnings of the Bank                                            1,607       768       622
Equity in undistributed earnings of the Bank                      1,399     1,615     1,311
                                                              ------------------------------
Net income                                                       $3,006    $2,383    $1,933
                                                              ==============================

CONDENSED STATEMENTS OF CASH FLOWS
Year ended December 31,                                          1996      1995      1994
--------------------------------------------------------------------------------------------
(In Thousands)
Cash flows used by operations:
Other operating expenses                                            ($1)        -         -
                                                              ------------------------------
Net cash used by operating activities                               ($1)        -         -

Cash flows from investing activities:
Dividends received                                                1,456       672       600
                                                              ------------------------------
Net cash provided by investing activities                         1,456       672       600

Cash flows used by financing activities:
Payment for the purchase of treasury stock                         (621)
Dividends paid                                                     (835)     (672)     (600)
                                                              ------------------------------
Net cash used by financing activities                            (1,456)     (672)     (600)
Net decrease in cash and cash
  equivalents                                                        (1)        -         -

Cash and cash equivalents at beginning of
  year                                                                4         4         4
                                                              ------------------------------
Cash and cash equivalents at end of year                             $3        $4        $4
                                                              ==============================
Reconciliation of net income to net cash used
by operating activities:

Net income                                                       $3,006    $2,383    $1,933

Adjustments to reconcile net income to net cash used by operating activities:

Equity in undistributed earnings
  of the Bank                                                    (1,399)   (1,615)   (1,311)
Dividend income                                                  (1,608)     (768)     (624)
Decrease in other assets                                              -         -         2
                                                              ------------------------------
Net cash used by operating activities                               ($1) $      -  $      -
                                                         ==============================

                                           BRIDGE BANCORP, INC. AND SUBSIDIARY

                                [GRAPHIC LOGO - The Bridgehampton National Bank]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Bridge Bancorp, Inc.:

     We have audited the consolidated statements of condition of Bridge Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management . Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Bridge Bancorp, Inc. and subsidiary as of December 31, 1994, and for the year then ended were audited by other auditors whose report, dated February 3, 1995, expressed an unqualified opinion on those statements. Such report included an explanatory paragraph that discussed a change in accounting principles relating to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bridge Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP

New York, New York
January 31, 1997

COMMON STOCK INFORMATION

The Company's common stock is traded on the NASDQ
over the counter bulletin board market under the symbol
"BDGE".  The following table details the quarterly high and
low prices of the Company's common stock and the dividends
declared for such periods.
     At December 31, 1996 the Company had approximately 606
holders of its common stock.                                                   Cash
                                                   Stock Prices           Dividends
                                                High           Low         Declared
------------------------------------------------------------------------------------
BY QUARTER 1996
------------------------------------------------------------------------------------
FIRST                                                 $48           $48      -
SECOND                                                 57            48       $0.65
THIRD                                                  60            57      -
FOURTH                                                 61            60       $1.45

------------------------------------------------------------------------------------
By Quarter 1995
------------------------------------------------------------------------------------
First                                             $33 1/2       $33 1/2      -
Second                                              <F1>          <F2>        $0.50
Third                                                 $38       $34 1/2      -
Fourth                                                $48           $39       $1.10

<F1>
There were no per share prices known to the Company during the period indicated.
<F2>
There were no per share prices known to the Company during the period indicated.

BOARD OF DIRECTORS
AND AFFILIATIONS                             BANK OFFICERS                                 NOTICE OF ANNUAL MEETING
                                                                                           The Annual Meeting of Shareholders is
Raymond Wesnofske                            Thomas J. Tobin                               scheduled for 3:30 p.m. Tuesday, April
  Chairman                                     President and Chief Executive Officer       15, 1997 at the Bridgehampton
  Wesnofske Produce, Inc.                                                                  Community House, Main Street,
  Bridgehampton, NY                          SENIOR VICE PRESIDENTS                        Bridgehampton, NY 11932.

Thomas J. Tobin                              Christopher Becker                            BANKING OFFICES
  President and Chief Executive Officer        Chief Financial Officer
  The Bridgehampton National Bank                                                          MAIN OFFICE
                                             Jean Irvine                                   Montauk Highway, Bridgehampton,
Thomas E. Halsey                             Human Resources and CRA                       NY 11932
  Holly Hill Nursery                                                                       516/537-1000   Fax 516/537-1835
  Water Mill, NY                             Michael P. Kochanasz
                                               Sales and Marketing                         SOUTHAMPTON
Marcia Z. Hefter                                                                           425 County Road 39, Southampton,
  Esseks, Hefter & Angel                     Anthony Leone                                 NY 11968
  Counselor of Law                             Credit Administration                       516/283-1286   Fax 516/287-3309
  Riverhead, NY
                                             Diane Reutershan                              EAST HAMPTON
R. Timothy Maran                               Branch Administration and Cashier           26 Park Place, East Hampton,
  Maran, DeBaun, Cruise & Simonson                                                         NY 11937
  Southampton, Hampton Bays,                 VICE PRESIDENTS                               516/324-8480   Fax 516/329-1485
  Westhampton, NY
                                             Peter M. Coleman                              SOUTHOLD
Albert E. McCoy                                Commercial Loan Officer                     54970 Main Road, Southold, NY 11971
  W.F. McCoy Petroleum Products, Inc.                                                      516/765-1500   Fax 516/765-1605
  McCoy Bus Co., Inc.                        Donald P. Gauthier, Jr.
  Bridgehampton, NY                            Residential Loan Officer                    MATTITUCK
                                                                                           Mattituck Shopping Center, Main Road,
Walter A. Preische, Jr.                      Carol Kennedy                                 Mattituck, NY 11952
  Markowitz Preische & Stevens, P.C.           Loan compliance and workouts                516/298-0190   Fax 516/298-0194
  Certified Public Accountant
  East Hampton, NY                           Thomas H. Simson                              MONTAUK
                                               Chief Information Officer                   1 The Plaza, Montauk, NY 11954
Lawrence H. Strickland                                                                     516/668-6400   Fax 516/668-6412
  Vice Chairman                              Janet T. Verneuille
  Peter Lyle, Inc., Financial Services         Comptroller                                 RESIDENTIAL MORTGAGE AND
  Bridgehampton, NY                                                                        LOAN CENTER
                                             ASSISTANT VICE PRESIDENTS                     184 Old Country Road, Route 58,
COMPANY OFFICERS                                                                           Riverhead, NY 11901
                                             Donald Brancaccio                             516/369-4300   Fax 516/369-4388
Thomas J. Tobin                                Residential Mortgage Center
  President and Chief Executive Officer                                                    10-KSB REPORT
                                             Michelle Dosch                                A copy of the Annual Report on Form
Christopher Becker                             Financial Operations                        10-KSB, filed with the Securities and
  Senior Vice President and Treasurer                                                      Exchange Commission, is available upon
                                             Maureen P. Mougios                            request by any shareholder of the
Jean Irvine                                    Director of Internal Audit                  Company at no charge.  Write to
  Senior Vice President                                                                    Michael P. Kochanasz, Senior Vice
                                             Susan Ruthinowski                             President and Secretary at Bridge
Michael P. Kochanasz                           Small Business Services                     Bancorp, Inc., P.O. Box 3005,
  Senior Vice President and Secretary                                                      Bridgehampton, NY 11932.
                                             Peter Schaefer
Anthony Leone                                  Loan Representative                         INTERNET WEBSITE ADDRESS
  Senior Vice President                                                                    http://www.peconic.net/bnb/
                                             Robert Staron
Diane Reutershan                               Loan Representative
  Senior Vice President
                                             Ann K. Sweeney
                                               Loan Representative

                                             ASSISTANT CASHIERS

                                             Donna A. Cramer
                                               Branch Manager - Main Office

                                             David E. Hawkes
                                               Branch Manager - Southampton

                                             Henry B. Jacobs
                                               Branch Manager - Mattituck

                                             John J. McDonald
                                               Branch Manager - Montauk

                                             Kimberly Romano
                                               Deputy Comptroller

                                             Toni Somerstein
                                               Branch Manager - East Hampton

                                             Kenneth M. Tobin
                                               Systems Analyst

Designed by Curran & Connors, Inc.
Testimonial Photographs: Michael Pateman
Architectural Photograph: Gil Amiaga

[GRAPHIC LOGO - The Bridgehampton National Bank]
BRIDGE BANCORP, INC.
MONTAUK HIGHWAY
BRIDGEHAMPTON, NEW YORK 11932
(516) 537-1000