Form 10KSB, Exhibit 13
period 1996-12-31
BRIDGE BANCORP INC
filed 1997-03-28
CIK 846617

Independent Auditors' Report
                            ----------------------------



The Stockholders and
   Board of Directors
Bridge Bancorp:

We have audited the consolidated statements of income, stockholders' equity, and cash flows of Bridge Bancorp and subsidiary for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above present faily, in all material respects, the results of operations and the cash flows of Bridge Bancorp and subsidiary for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

As described in note 1(c),  the Company  adopted the  provisions of Statement of
Accounting   Standards  No.  115,   "Accounting  for  Certain  Debt  and  Equity
Securities" effective January 1, 1994.




                                              KPMG PEAT MARWICK LLP

Jericho, New York
February 3, 1995