Form 10KSB, Exhibit 13
period 1997-12-31
BRIDGE BANCORP INC
filed 1998-03-30
CIK 846617

[GRAPIC LOGO - The Bridgehampton National Bank]

                                        Bridge Bancorp, Inc.
                                                                             SM
                                        [TRADEMARK - The Bank you can talk to. ]






                                 ANNUAL REPORT
                                          1997

COMPANY PROFILE

Bridge  Bancorp,  Inc., a New York  corporation,  is a one-bank  holding company
engaged  in  commercial  banking  through  its  wholly  owned  subsidiary,   The
Bridgehampton National Bank.

Federally chartered in 1910, the Bank was founded by local farmers and merchants to serve the needs of the agricultural based villages comprising the area. While growing and expanding over the past eighty-eight years, The Bridgehampton National Bank has continued to maintain its community orientation. The Bank offers a full range of deposit and loan products and services, geared to the businesses and consumers within its primary market area, the East End of Long Island.

Bridgehampton National Bank serves both the North and South Forks on the East End through its branch network, operating seven full service banking offices located in Bridgehampton, East Hampton, Mattituck, Montauk, Southampton, Southampton Village, and Southold, New York, as well as a Residential Mortgage and Loan Center in Riverhead, New York. In addition, twenty-four hour Automated Teller Machines with access to the MAC and NYCE networks are maintained in Bridgehampton, Mattituck and at the Southampton Hospital. The Bank is an Equal Housing Lender and a member of the Federal Deposit Insurance Corporation.

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

Bridge Bancorp, Inc. and Subsidiary
Consolidated Financial Highlights
(In thousands, except per share data and financial ratios)


                                                                        At December 31,
For the Year Ended                                                    1997         1996
---------------------------------------------------------------------------------------
   Net income ..................................................   $  4,195    $  3,006
   Net income, excluding gain on sale of building (2)...........      3,366
   Cash dividends declared .....................................      1,972         987

At Year End
   Total assets ................................................   $233,112    $204,614
   Total deposits ..............................................    203,697     184,847
   Total loans .................................................    138,636     118,881
   Total stockholders' equity ..................................     19,451      16,926

Significant Ratios for the Year End
   Return on average equity ....................................      23.08%      18.84%
   Return on average assets ....................................       1.86        1.51

Selected Financial Ratios, Excluding Gain on Sale of Building(2)
   Return on average equity ....................................      18.52%      18.84%
   Return on average assets ....................................       1.49        1.51

Per Share Data<F1>
   Basic earnings per share ....................................   $   2.98    $   2.11
   Diluted earnings per share ..................................       2.97         --
   Cash dividends declared .....................................       1.40         .70
   Book value ..................................................      13.81       12.02

Per Share Data, Excluding Gain on Sale of Building<F1><F2>
   Basic earnings per share ....................................   $   2.39    $   2.11
   Diluted earnings per share ..................................       2.38         --

<F1>
On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The par value per share of the Company's common stock remains unchanged, as a result, $4,801,000 was transferred from Undivided Profits at May 1, 1997 to reflect the issuance. All per share amounts have been adjusted to reflect the effects of the split.

<F2>
On June 17, 1997, the Bank sold its former headquarter's building resulting in a gain, net of taxes, of approximately $829,000. On December 15, 1997 the Bank declared a one time special dividend of approximately $845,000, or $.60 per share, paying out this gain to the shareholders.

[BAR GRAPHS]
(in thousands)              1997        1996       1995        1994
----------------------------------------------------------------------
Total Assets............  $233,112    $204,614   $184,070    $171,953

(in thousands)              1997        1996       1995        1994
----------------------------------------------------------------------
Net Income..............  $  4,195    $  3,006   $  2,383    $  1,933
                             3,366*

(percent)                   1997        1996       1995        1994
----------------------------------------------------------------------
Return on Average Assets    1.86%       1.51%      1.27%       1.18%
                            1.49%*

(percent)                   1997        1996       1995        1994
----------------------------------------------------------------------
Return on Average Equity   23.08%      18.84%     16.29%      15.36%
                           18.52%*

*1997, excluding gain on sale of building

1

[BAR GRAPH]

(in dollars)                 1997    1996    1995    1994
----------------------------------------------------------
Stock Performance........   $50.00  $20.33  $16.00  $11.00

Dear Shareholders

It is rewarding to be able to report results of operations for fiscal year 1997 that reflect our Company's commitment to returning value to our shareholders through our attention to the East End marketplace. Return on average equity, excluding the gain on the sale of our former headquarters location, of 18.52% and return on average assets of 1.49% place The Bridgehampton National Bank among top performing banks of our asset size nationwide. Ranking as a top performing bank is a constant goal for Bridgehampton National. Many of the financial highlights of the past year clearly demonstrate this commitment, including a 16.7% increase in net loans, 10.2% growth in total deposits, a 13.9% increase in total assets, and growth in total shareholder equity of 14.9%, compared to year-end 1996. Net income grew 12%, excluding the gain on the sale of our headquarters building. The five year summary of financial highlights reflects steady growth in deposits, net loans, total assets and net income.

The $1.65 million sale of our former headquarters building resulted in a gain, net of taxes, of $829,000. On December 15th, the Board of Directors declared a one time special dividend of $0.60 per share, distributing these proceeds to our shareholders. This special dividend was paid in addition to the semi-annual dividend of $0.55 per share. Combined with the semi-annual dividend paid in June 1997, the total dividend for 1997, excluding the special dividend, increased 14.1% over the dividends declared in 1996.

The Company's high level of performance has translated into a one hundred per cent increase in the per share market value since its three-for-one stock split last May. I am extremely pleased with the growth in our stock price through the market's recognition of the consistency of Bridge Bancorp's earnings and performance. Our stock is now trading at a price to earnings ratio comparable to the industry standard, and I anticipate that our strong performance will produce further appreciation in the stock based on a more consistent price to earnings ratio.

Several events helped drive the performance numbers. Key among them was the Bank's move to its new headquarters location, and the associated promotional products and activities, which created expanded opportunities with existing and new customers. The new facility, including the positive image that the building presents to the community, has resulted in immeasurable and ongoing benefits to our bottom line.

Our residential mortgage department was positioned well to capitalize on the favorable interest rate environment coupled with a strong regional economy. We will look toward increasing strength in residential mortgage lending, as the Bank's reputation as a leading mortgage lender on the East End continues to grow. Small business products and services comprise a key market niche for Bridgehampton National. The establishment of our new Southampton Village Commercial Branch clearly portrays our dedication to this important market segment. Serving the East End consumer through competitively priced products and services, along with excellence in customer service, remains a top priority of our Company.

While we look back over the results of our efforts last year with pride, it is crucial to our survival as an independent financial institution that as we look forward, we are not complacent, and strive to improve upon what we were able to do yesterday. Our position in our marketplace is augmented by our ability to remain flexible and innovative. To this end, you will note several changes in our corporate structure. These changes enhance our focus on the customer, with one sector of our Company devoted solely to customer sales and service and the other to operations that support the customer service function. Our ability to make the changes necessary to grow our Company's market share and to better leverage the opportunities within our core market niches represents one of Bridgehampton National Bank's key strengths. The accessibility of our senior management, their ability to make informed decisions, and their overwhelming willingness to respond quickly to the needs of our customers, truly sets us apart.

It was a good year. Our success is the outcome of the efforts of all of our employees, guided by the essential leadership of our Board of Directors. My thanks to them as well as to you, our valued shareholders, for your continued support of Bridge Bancorp, Inc.

Sincerely,

/s/ Thomas J. Tobin
-------------------
Thomas J. Tobin
President and Chief Executive Officer

Over the past year, The Bridgehampton National Bank has successfully met several key challenges. Here are some of the highlights of events that helped drive our performance numbers.

BRIDGEHAMPTON NATIONAL BANK HOSTS LAND FORUM
On February 7th , 120 participants, including public officials, accountants, lawyers, estate planners, and land owners attended the open space and farmland preservation seminar co-sponsored by The Bridgehampton National Bank and the Group for the South Fork. The topic was compelling, as legislation had recently been signed into law that provided a new means for municipalities to buy conservation easements and farmland. The keynote speaker was Daniel "Pat" O'Connell, who had developed an innovative preservation financing plan for Howard County, Maryland during the 1980s. The Bank took a leadership role in providing an educational program that encourages preservation of open space on the East End. At the same time, the sponsorship of this program created business development opportunities for The Bridgehampton National Bank.

BRIDGEHAMPTON NATIONAL BANK BUILDING SOLD
The marketing and sale of our former headquarters building on Main Street in Bridgehampton presented a unique challenge and an exciting opportunity. The Board of Directors determined that a sale at public auction would provide the greatest exposure for the property, affording all interested and qualified parties equal opportunity to bid. The public auction, held on April 15th resulted in the sale of the building for $1.65 million, and a gain, net of taxes, in the amount of $829,000. This gain was the basis for the special dividend declared by the Board at year end. The special dividend of $0.60 per share was paid in addition to the $0.55 per share semi-annual dividend also announced. The Bridgehampton National Bank has had uninterrupted semi-annual dividend payments for more than 30 years, and has increased each semi-annual dividend paid since 1992.

BRIDGE BANCORP, INC. SPLITS STOCK THREE-FOR-ONE
Also on April 15th, following approval by our shareholders, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding common shares from 469,333 to 1,407,999.

[CAPTION]
1997:

[PHOTOGRAPH]
Pat O'Connell fields questions regarding open space and farmland preservation financing alternatives.

[CAPTION]
FOCUS

[PHOTOGRAPH]
Our traditional cupola reflects our commitment to the community bank tradition here on the East End. Bridgehampton National Bank is the only local bank that focuses solely on the East End marketplace.

JUNE 7TH MARKS THE GRAND OPENING OF THE BRIDGEHAMPTON NATIONAL BANK'S MAIN OFFICE HEADQUARTERS FACILITY On May 14th, we closed our doors at 2488 Main Street for the last time, and opened the following morning at our new main office facility at 2200 Montauk Highway. Thanks to an outstanding team effort of all of our main office and administrative staff, the move went off without a hitch! Gwendolyn Baldwin, long-time customer and widow of former Bridge Bancorp, Inc. Chairman Sayre Baldwin, was our very first customer in our new facility. It was an exciting day for our Bank.

The new main office branch and headquarters building provides a functional and comfortable environment for our customers and staff alike. State-of-the-art equipment, technology and processes are devoted to enhancing the quality of banking products and services for our customers.

The transition to our new headquarters was a community event during which the Bank developed new and expanded business opportunities. More than 700 guests attended the official ribbon cutting ceremony and reception commemorating the grand opening. Official ribbon cutters included several honored guests and dignitaries.

A common theme was apparent in the remarks made by our speakers Thomas J. Tobin, President and Chief Executive Officer, The Bridgehampton National Bank, U.S. Representative Michael Forbes, and State Assemblyman Fred Thiele. Tom Tobin reflected on the parallel which could be drawn between the Bank's commitment to the East End during its early years, when Bridgehampton National committed $8,000 to purchase its previous location in 1920, and the current commitment to the community represented by the Bank's new building. Both investments reflect Bridgehampton National Bank's dedication to the East End in no uncertain terms. Representative Forbes spoke of the Bank's service to the community, not only through the provision of banking products and services, but also in its participation and sponsorship of key community events and programs. Assemblyman Thiele talked about Bridgehampton National's participation in the dreams of East End residents, in the form of financing for their homes and support of their businesses. He added that the large turnout for the Bank's grand opening was the community's way of supporting the Bank's dream. A champagne reception followed the ribbon cutting. Our guests toured the facility and enjoyed our hospitality, while adding to the warmth and good feeling of the Bank's new home.

The grand opening ribbon cutting and reception on June 7th marked the beginning of a six week bank-wide promotional period. Considerable enthusiasm was generated for the daily and grand prize drawings, and the promotion brought existing and new customers into all of our branch locations, providing business development opportunities bank-wide. Promotional products, including a special rate Certificate of Deposit, and a low introductory rate Home Equity Line of Credit were offered as part of the grand opening promotion, and were designed to expand existing customer relationships and attract new customers. Our staff rose to the occasion, opening 37% more accounts than were opened during the same period the previous year, and our special rate home equity line of credit was a home run!

[CAPTION]
STABILITY
excitement
[PHOTOGRAPH]
Board members and local officials join Tom Tobin, President & CEO, in cutting the ribbon to officially open our new headquarters facility.

[PHOTOGRAPH]
BNB depended on East End Contractors to build our new building. Our Bank works as a partner with the local business community - our success depends on one another.

BRIDGEHAMPTON NATIONAL BANK ESTABLISHES A COMMUNITY ROOM FOR USE BY LOCAL GROUPS The Bank's Building Committee felt that something was missing from the original plans for the new headquarters facility. Consistent with the Bank's strong community orientation, the Committee felt that our new building should offer the community a room which would be available for local groups to use for meetings and educational programs. A community room was added to the plan. Located on the west side of the building, the community room seats approximately 75, and has its own separate entrance which is wheelchair accessible. The Bridgehampton National Bank has become the second home of the Hampton and North Fork Realtors Association, and has been the location chosen for a multitude of community meetings and programs for various groups including: the East End Chapter of the Suffolk County Bar Association, the Education Committee of the NAACP, the Long Island Community Foundation, the Bridgehampton Service Unit of the Salvation Army, the Southampton Town Building Department, and the South Fork Community Health Initiative, to name a few. The Bank also co-sponsored with SONYMA, a first time home buyers workshop and presented a panel of experts that took first time home buyers through the process, from choosing the right house to arranging for mortgage financing. The Community Room has proven to be an effective way for the Bank to give back to the communities it serves, while also establishing a vehicle for new and existing customers to learn more about our Bank. Additionally, in January 1998, the Bank appointed a Community Development Officer whose responsibilities include identification of community programs that are appropriate for Bank participation.

LOCAL BANK STEPS UP TO THE PLATE FOR OPEN SPACE AND LAND CONSERVATION Last June, The Bridgehampton National Bank once again took a leadership position in favor of open space and land conservation on the East End. The Bank provided a $1.0 million letter of credit for its customer, the Peconic Land Trust, permitting the joint public private purchase of Fort Corchaug, located in the Town of Southold. Without the letter of credit, the transaction would not have been possible, and instead of preservation of the 105 acre parcel that includes one of the oldest archeological sites in our region, sub-division was planned by its owners. This initiative, consistent with other programs that the Bank has supported, clearly reflects the Bank's commitment to the integrity of the environment and quality of life on the East End of Long Island. This was the first effort of this kind taken by Bridgehampton National on the North Fork, and the Bank was able to use this leadership position to its advantage. It was reported that the innovative funding arranged for this purchase was the direct result of information presented at the open space seminar co-sponsored by the Bank earlier in the year.

[CAPTION]
STRENGTH
dedication
community
[PHOTOGRAPH]
Bridgehampton National contributes its financial strenght and stability to businesses, consumers, schools, local organizations and municipalities in all five East End towns.

IT'S OFFICIAL - HENRY HILDRETH CUTS THE RIBBON FOR BRIDGHAMPTON NATIONAL BANK IN SOUTHAMPTON VILLAGE On November 19th, 1997, Southampton businessman Henry Hildreth cut the ribbon, officially opening The Bridgehampton National Bank's Southampton Village Commercial Branch. Located at 94 Main Street in the heart of Southampton Village, this Branch was established to meet the needs of merchants and professionals within the Village. While serving the retail customer as well, this branch, the first of its kind on the East End, offers special banking services geared toward the needs of the local business customer. A convenient location, extended banking hours, same day credit on deposits made up to 4 p.m., night drop services, coin and payroll preparation, availability of business experts, and unparalleled customer service let business customers know that when it comes to business banking in Southampton Village, Bridgehampton National Bank really means business.

BRIDGEHAMPTON NATIONAL BANK APPOINTS SENIOR BUSINESS DEVELOPMENT OFFICER FOR THE NORTH FORK REGION Analysis of our market area confirmed that the North Fork represented an untapped opportunity for our Bank. While our business development activities were expanding on the North Fork, it was determined that the Bank needed to display a serious level of commitment to doing business there. In November, Peter Coleman, Vice President, Commercial Loan Officer was appointed to the important position of Senior Business Development Officer, North Fork Region. A lifelong resident of Mattituck, Peter Coleman knows and understands the unique character of the North Fork marketplace, and will provide much needed leadership and visibility for Bridgehampton National on the North Fork.

BRIDGEHAMPTON NATIONAL BANK COMMITS TO FOUNDING SPONSORSHIP OF FIRST NIGHT GREENPORT 98 First Night Greenport 98 organizers approached all the banks in our area soliciting the opportunity for Founding Sponsorship of First Night, a nonalcoholic, family oriented, multi-cultural evening of activities aimed at bringing in the New Year with family and friends. Bridgehampton National signed on as Founding Sponsor, volunteering branch locations to serve as sales points for First Night tickets. Once again, our commitment to community provided outstanding return on investment. This event was attended by 3,500, exceeding the expectation of 2,000 participants! The Bank was not only honored and thanked publicly throughout the six weeks preceding the New Year's Eve celebration, but also received top billing as the event's Founding Sponsor in all promotional materials and media coverage. Further, our branches sold nearly 800 tickets, providing opportunities for branch personnel to interact with existing and potential customers. The event was an important way for our Bank to demonstrate just how serious we are about being the North Fork's community bank.

[CAPTION]
EXPANSION
[PHOTOGRAPH]
The Southampton Village Commercial Branch is the first branch office on the East End established to meet the needs of the local business community.

[CAPTION]
Relationships
[PHOTOGRAPH]
Familiar  faces  in  Southampton   are  left,   Eliza   Escalera,   Relationship
Manager/Branch Banking, Southampton Village, and Alissa Leone, Customer Service Representative, Southampton, County Road 39 Branch Office.

WHERE WE ARE AND WHERE WE'RE GOING

While the preceding highlights recount The Bridgehampton National Bank's year in terms of events that made local headlines, several internal accomplishments were also significant.

Teller*Fone, Bridgehampton National's telephone banking service made its public debut last June. Now, if you're near a phone, you're near our bank. Teller*Fone puts banking at our customers' fingertips, with access to account information, the ability to conduct transactions, and access to product and general bank information, 24 hours a day, 7 days a week, through a touch tone phone.

PC Banking for businesses, currently in the product testing phase, is slated to be brought to market during the second quarter of 1998. PC Banking is a service that provides added convenience and Bank access to our municipal, professional, retail and hospitality business customers.

BNB's PC Banking is one component of a cash management grouping which also includes check reconciliation, electronic payment, and payroll direct deposit services. These services are utilized by larger employers in our market area, such as municipalities, hospitals and schools, as well as growing business entities.

The development of alternative delivery channels that add value to our customer relationships, enhance the convenience and accessibility of our products and services, and meet the needs of customers within the East End market, is the basis for our technology goals at BNB.

Last fall, Bridgehampton National incorporated database marketing into its overall marketing program for the first time. Through utilization of a state-of-the-art MCIF (Marketing Customer Information Files) system, our marketing department can analyze, evaluate and segment customers and customer prospects within our market area, matching our Company's offer of products and services with appropriately targeted market segments. Strategic and technical education of marketing staff has been key to our effective use of this powerful marketing tool.

Bridgehampton National Bank continued to utilize the recognition derived from its testimonial advertising campaign throughout 1997, and we are pleased to report no shortage of volunteers among our customers to participate in the testimonial advertising campaign. Small business services, the grand opening promotion, and residential mortgage lending campaigns, which included both print and radio advertising, effectively brought existing and new customers into "the bank you can talk to." Mini-campaigns throughout the year completed the overall advertising program, and included equity rate advertising, promotion of our new Southampton Village Commercial Branch, promotion of the Bank's corporate sponsorship of the world renown Hampton Classic, and the promotion of our sponsorship and support of key community programs and events.

The tradition of community involvement, specifically our unwavering commitment to reinvestment in the communities we serve and the dreams of businesses and consumers in our marketplace, is the essence of a community bank, and a clear distinction between Bridgehampton National Bank and our competition.

[CAPTION]
GROWTH
[PHOTOGRAPH]
The Veccio family, Shelter Island & Bohemia, helped spread the word that Bridgehampton National Bank is the home-town bank that makes dreams come true.

[CAPTION]
OPPORTUNITY
[PHOTOGRAPH]
Teller*Fone banking: Now, if you're near a phone, you're near our bank - 24 hours a day, 7 days a week.

Our testimonial advertising campaign will evolve into a new and exciting program for 1998. While our customers will still help tell our story, an innovative graphic device will be incorporated as a means for our Bank to communicate the full breadth of products and services Bridgehampton National offers, and our ultimate focus on relationships that meet the needs of our customers. Throughout our advertising we will remind our marketplace that we ARE "the bank you can talk to." Access to decision makers at our Bank, the ability to talk one on one with our President as well as other members of senior management, makes working with our Bank a competitive advantage for our customers.

The Bridgehampton National Bank web site was revised this year to work in tandem with our overall advertising program. The site is continually updated to keep information current and fresh. You can find us at www.bridgenb.com.

Recent legislation has resulted in several changes to Traditional IRAs, and has also created two new IRA products, the Roth and Education IRAs. In addition to offering Traditional, Roth and Education IRA CDs, Bridgehampton National has also introduced a Special Short Term IRA Investment Account, which can serve as a depository for funds until IRA CD deposit minimums are attained, or as a temporary holding account until another long term investment option is selected. IRAs have become more than simply a vehicle for retirement savings, and Bridgehampton National did not miss a beat regarding the new opportunity presented.

Several other new products are currently in various stages of development and introduction. We are pleased to be adding debit cards to our MAC card and Mastercard/VISA menu of electronic banking products. In addition to PC Banking discussed above, BNB is also in the process of developing a "Preferred Business Package" which will include a group of existing as well as newly introduced products and services.

Bridgehampton National's Jumbo Residential Mortgage and Reverse Mortgage products are two new offerings. In 1997, Bridgehampton National Bank became an approved provider of the Reverse Mortgage product, joining forces with Fannie Mae and Transamerica HomeFirst, Inc. to offer reverse mortgages. The reverse mortgage presents a marketing challenge for our Bank, as we strive to educate and gain the trust of individuals in our marketplace who can benefit from the product's tax and income features. The reverse mortgage, increasingly, is viewed as an estate planning tool, and in some cases an income stream option that can turn difficult times into golden years.

Through a strategic alliance with a leading trust entity, in 1998 BNB will begin to offer access to an outstanding level of wealth management services geared specifically for high net worth individuals in our market area.

We invite you to review the financial pages that follow, which complete this snap shot in time of our Company.

Indeed, this report represents a captured moment, because our future success depends on our strategic ability to change, to remain flexible, to grow, to effectively analyze and evaluate our position in our marketplace, to leverage our strengths, to find solutions to problems, to engage the best employees we can at all levels, and to maintain our focus on serving our customers to the best of our ability each day.

[CAPTION]
challenge
COMMITMENT
[PHOTOGRAPH]
Your home can help turn dreams into reality.
If you're 62 or older, and you own a home, you could qualify for a Reverse Mortgage. Bridgehampton National Bank is an approved provider of reverse mortgages. The reverse mortgage serves as and estate planning tool, and an income stream option during the golden years.

[PHOTOGRAPH]
Access  to  senior   management,   the  decision  makers  at  our  Bank,   gives
Bridgehampton National Bank's customers a competitive advantage.

Five Year Summary of Operations
(In thousands, except per share data and financial ratios)

Set forth below are selected consolidated financial and other data of the Company. The Company's business is primarily the business of the Bank. This financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company.


December 31,                                              1997          1996        1995        1994        1993
-----------------------------------------------------------------------------------------------------------------
Selected Financial Data:
Securities available for sale <F1> <F2>.............   $ 60,190      $ 57,779    $ 52,689    $ 26,413    $   --
Securities held to maturity/for investment <F2>.....     11,812         6,262       6,425      37,166      66,626
Loans, net .........................................    137,243       117,643     110,442      93,817      70,832
Total assets .......................................    233,112       204,614     184,070     171,953     153,906
Total deposits .....................................    203,697       184,847     166,144     155,891     140,471
Total stockholders' equity .........................     19,451        16,926      15,420      12,807      12,144

Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
Selected Operating Data:
Total interest income
 (including loan fee income) .......................   $ 17,224      $ 15,501    $ 14,384    $ 11,187    $ 10,004
Total interest expense .............................      5,543         5,072       5,258       3,270       3,363
                                                       ----------------------------------------------------------
Net interest income ................................     11,681        10,429       9,126       7,917       6,641
Provision for possible loan losses .................        410           330         268         333          44
                                                       ----------------------------------------------------------
Net interest income after provision
 for possible loan losses ..........................     11,271        10,099       8,858       7,584       6,597
Total other income .................................      4,323         2,422       1,697       1,512       1,503
Total other expenses ...............................      9,067         7,960       7,024       6,318       5,688
                                                       ----------------------------------------------------------
Income before income taxes and
  cumulative effect of accounting change ...........      6,527         4,561       3,531       2,778       2,412
Provision for income taxes .........................      2,332         1,555       1,148         845         662
                                                       ----------------------------------------------------------
Income before cumulative effect of accounting change   $  4,195      $  3,006    $  2,383    $  1,933    $  1,750
Cumulative effect of accounting change .............       --            --          --          --      $     63
Net income .........................................   $  4,195      $  3,006    $  2,383    $  1,933    $  1,813
                                                       ==========================================================
December 31,
------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:
Return on average equity <F4><F5>...................      23.08%        18.84%      16.29%      15.36%      15.52%
Return on average assets ...........................       1.86%         1.51%       1.27%       1.18%       1.15%
Equity to assets <F4>...............................       8.00%         8.07%       8.20%       7.79%       7.89%
Dividend payout ratio ..............................      47.00<F5>     32.87%      32.23%      32.28%      31.77%
Basic earnings per share ...........................   $   2.98<F5>  $   2.11    $   1.65    $   1.34    $   1.26<F3>
Diluted earnings per share .........................   $   2.97<F5>       --          --          --          --
Cash dividends declared per common share ...........   $   1.40<F5>  $   0.70    $   0.53    $   0.43    $   0.40

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

<F4>
For purposes of these calculations, average stockholders equity excludes the effect of changes in the unrealized appreciation (depreciation) on securities available for sale, net of taxes.

<F5>
On June 17, 1997, the Bank sold its former headquarter's building resulting in a gain, net of taxes, of approximately $829,000. Return on average equity excluding this gain, net of taxes, was 18.52%. Return on . average assets excluding this gain, net of taxes, was 1.49%. On December 15, 1997 the Bank declared a one time special dividend of approximately $845,000, or $.60 per share, paying out this gain to the shareholders.

BRIDGE BANCORP, INC. AND SUBSIDIARY  9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Bridge Bancorp, Inc. (the Company), a New York corporation, is a one-bank holding company formed effective March 31, 1989, and on a parent only basis, had minimal results of operations for 1997, 1996 and 1995. In the event the Company subsequently expands its current operations, it will be dependent on dividends from its wholly owned subsidiary, The Bridgehampton National Bank (the Bank), its own earnings, additional capital raised and borrowings as sources of funds. The information below reflects principally the financial condition and results of operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is mainly the difference between interest income on loans and investments and interest expense on deposits. Interest income on loans and investments is a function of the average balances outstanding and the average rates earned during a period. Interest expense is a function of the average amount of interest-bearing deposits and the average rates paid on such deposits during a period. The Bank also generates other income, such as fee income on deposit accounts and income from mortgage banking operations and merchant credit card processing programs. The Bank's net income is further affected by the level of its other expenses, such as employees' salaries and benefits and occupancy costs. This discussion and analysis should be read in conjunction with the consolidated financial statements, the notes thereto and the other financial information included elsewhere in this annual report.

FINANCIAL CONDITION
The Company's assets increased to $233,112,000 at December 31, 1997. This represents a 13.9% increase over assets at December 31, 1996, primarily the result of an increase in loans of $19,755,000, and an increase in investments in debt and equity securities of $7,961,000. Capitalized construction costs attributable to the Bank's new headquarters were primarily the reason for a net increase in banking premises and equipment of $1,955,000. The growth in assets at December 31, 1997 was primarily funded by an increase in deposits of $18,850,000 or 10.2% and overnight borrowings of $6,500,000. Demand deposits increased $13,165,000 or 26.1% over the prior year primarily as a result of business development efforts.

Stockholders' equity was $19,451,000 at December 31, 1997, an increase of 14.9% over December 31, 1996. The increase of $2,525,000 was the result of undistributed net income for the year ended December 31, 1997 of $2,223,000, plus the change in net unrealized appreciation in securities available for sale, net of tax, of $294,000; and the proceeds of the issuance of shares of common stock of $8,000 pursuant to the equity incentive plan. The appreciation in securities available for sale is directly attributable to changes in interest rates. Management has determined such appreciation to be temporary, and does not expect future sales of such securities to result in material gains and thus a material impact on results of operations.

STOCK SPLIT
On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding common shares from 469,333 to 1,407,999. Stockholder's equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from undivided profits to common stock the par value of additional shares resulting from the stock split. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per share amounts, stock option data and market prices of the common stock have been restated giving retroactive recognition to the stock split.

ASSET/LIABILITY MANAGEMENT
The purpose of the Company's asset/liability policy is to provide liquidity and at the same time manage risk within acceptable levels. The Asset/Liability Committee is responsible for managing interest rate risk by maintaining a gap position within established Bank policy. The committee is also responsible for meeting liquidity and funds management needs.

As measured by the Interest Sensitivity Gap Table, the Company's estimated one year cumulative interest sensitivity gap (the difference between assets and liabilities that reprice or mature within such period) was a negative $15,399,000, or (6.61)% of total assets. A gap is considered negative when interest rate sensitive liabilities maturing or repricing within a specified time period exceed the amount of interest rate sensitive assets repricing or maturing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specified time frame exceeds the amount of interest rate sensitive liabilities repricing or maturing within that same time period. In a rising rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income, whereas an institution with a positive gap would generally be expected to experience the opposite results. Conversely, during a period of falling rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The economic environment continually presents uncertainties as to future interest rate trends. The Asset/Liability Committee regularly monitors the cumulative gap position, in addition to utilizing a model that projects net interest income based on increasing or decreasing interest rates, in order to be able to respond to changes in interest rates by adjusting the gap position.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth the amounts of interest earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Bank, using certain assumptions based on historical experience and other data available to management, to reprice or mature in each of the future time periods shown. This table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because actual repricing of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

                                                   Over          Three          Over Six      Over One
                                                   Three         Months         Months          Year
                                                   Months        Through        Through       Through        Over
Year ended December 31, 1997                       or Less     Six Months       One Year     Five Years    Five Years     Total
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except financial ratios)
Interest Earning Assets:
  Investment in debt and equity securities<F1>   $  1,934        $  9,911      $  5,594        $ 31,546     $ 21,826     $ 70,811
  Total loans<F2> ............................     50,159          11,699        16,633          45,651       14,494      138,636
                                                 --------------------------------------------------------------------------------
    Total Interest Earning Assets ............   $ 52,093        $ 21,610      $ 22,227        $ 77,197     $ 36,320      209,447

Interest Bearing Liabilities:
  Other borrowings ...........................   $  6,500            --            --              --           --          6,500
  Savings, N.O.W., and money
    market accounts<F3> ......................     54,159            --            --              --       $ 22,581       76,740
  Certificates of deposit ....................     30,886        $ 12,042      $  7,742        $ 12,654            4       63,328
                                                 --------------------------------------------------------------------------------
    Total Interest Bearing Liabilities .......   $ 91,545        $ 12,042      $  7,742        $ 12,654     $ 22,585      146,568
                                                 --------------------------------------------------------------------------------
Interest Sensitivity Gap Per Period ..........  ($39,452)        $  9,568      $ 14,484        $ 64,543     $ 13,735       62,879
                                                 --------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap ..........  ($39,452)       ($29,884)     ($15,399)        $ 49,144     $ 62,879
                                                 --------------------------------------------------------------------------------
Gap to Total Assets ..........................   (16.92%)        (12.82%)       (6.61%)          21.08%       26.97%
                                                 --------------------------------------------------------------------------------

<F1>
Investment in debt and equity securities is shown excluding the fair value appreciation of $1,280,000, before tax, due to the application of SFAS no. 115. Investment in debt and equity securities includes interest earning deposits with banks of $89,000.

<F2>
For the purpose of this table, nonaccrual loans of approximately $977,000 have been included.

<F3>
Statement savings, N.O.W. and money market accounts have been included in the "Three Months or Less" category. Passbook savings have been included in the "Over Five Years" category.

Certain shortcomings are inherent in the method of analysis presented. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. The table reflects the estimates of management as to periods to repricing at particular points in time. Among the factors considered, management monitors both current trends and its historical repricing experience with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including passbook savings, NOW accounts and money market accounts which may be withdrawn at any time. The Bank, based on historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even if the market interest rates were to change. As a result, different assumptions may be used at different points in time.

BRIDGE BANCORP, INC. AND SUBSIDIARY 11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Significant increases in the level of market interest rates also may adversely affect the fair value of securities and other interest earning assets. At December 31, 1997, $72,002,000 or 100% of the Company's securities had fixed interest rates. Generally, the value of fixed rate instruments fluctuates inversely with the changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest earning assets which could adversely effect the Company's results of operations if sold or, in the case of interest earning assets classified as available for sale, the Company's stockholder's equity if retained. Increases in market interest rates also could affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Company and the average life of loans and securities, which can adversely impact the yields earned on the Company's loans and securities. In periods of decreasing interest rates, the average life of loans held by the Company may be shortened to the extent increased prepayment activity occurs during such period which, in turn, may result in the investing of funds from such prepayments in lower yielding assets.

The Company's interest rate sensitivity is monitored by management through the use of a quarterly interest rate risk analysis model which evaluates (i) the potential change in the net interest income over the succeeding four quarter period and (ii) the potential change in the fair market value of the Company, the "Net Economic Value of Equity of the Company", which would result from an instantaneous and sustained interest rate change of zero and plus or minus 200 basis points, in 100 basis point increments.

At December 31, 1997, net interest income over the succeeding four quarter periods would be effected as follows given an instantaneous and sustained interest rate change of:
                               Potential Change in
Change in Interest              Potential Change          Net Economic Value of
Rates in Basis Points               in Net                Equity as a Percentage
(RATE SHOCK)                    Interest Income              of Total Assets
--------------------------------------------------------------------------------
                          $ Change          % Change     $ Change      % Change
                          ------------------------------------------------------

   200                    $288,000            0.12%     $  932,000        0.40%
   100                    $146,000            0.06%         *               *
   Static                    -                 -           -               -
   (100)                 ($218,000)          (0.09%)        *               *
   (200)                 ($467,000)          (0.20%)   ($1,627,000)      (0.70%)

* The information on the potential effect of a 100 basis point change in market interest rates on the net economic value of equity is not available. The 200 basis point rate shock estimates the potential effect of a change in market interest rates, and the Company does not view this lack of information as meaningful.


As in the case of the gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling potential changes in the net interest income and net economic value of equity requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income models and net economic value of equity measurements provide an indication of the Company's interest rate exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

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


Year ended December 31,                             1997                            1996                              1995
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                             Average                            Average                      Average
                                        Average               Yield/    Average                  Yield/    Average            Yield/
                                        Balance     Interest   Cost     Balance     Interest      Cost     Balance   Interest  Cost
------------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Loans (including fee income) <F1> .   $125,780   $ 12,400     9.9%    $114,220    $ 11,261      9.9%    $105,983   $ 10,299   9.7%
  Deposits with banks ...............      1,320         73     5.5%       1,941          99      5.1%         445         29   6.5%
  Federal funds sold ................      4,787        267     5.6%       4,422         243      5.5%       4,524        262   5.8%
  Investment in debt and equity
    securities <F2> .................     73,004      4,484     6.1%      62,583       3,898      6.2%      63,391      3,794   6.0%
                                        --------------------------------------------------------------------------------------------
Total interest earning assets .......   $204,891   $ 17,224     8.4%    $183,166    $ 15,501      8.5%    $174,343   $ 14,384   8.3%

Interest bearing liabilities:
  Savings, N.O.W. and
    money market deposits ...........   $ 71,703   $  1,632     2.3%    $ 68,342    $  1,598      2.3%    $ 65,740   $  1,581   2.4%
  Certificates of deposit of $100,000
     or more ........................     28,601      1,560     5.5%      18,718       1,000      5.3%      22,733      1,321   5.8%
  Other time deposits ...............     42,456      2,230     5.3%      44,848       2,410      5.4%      43,176      2,334   5.4%
  Other borrowings ..................      2,147        121     5.6%       1,165          64      5.5%         342         22   6.4%
                                        --------------------------------------------------------------------------------------------
Total interest bearing liabilities ..   $144,907   $  5,543     3.8%    $133,073    $  5,072      3.8%    $131,991   $  5,258   4.0%
                                        --------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread .......................              $ 11,681     4.6%                $ 10,429      4.7%               $  9,126   4.3%
                                                   --------     ---                 --------      ---                --------   ---
Net earning assets/net yield on
  average interest earnings assets ..   $ 59,984                5.7%    $ 50,093                  5.7%    $ 42,352              5.2%
                                        --------                ---     --------                  ---     --------              ---
Ratio of interest earning assets to
  interest bearing liabilities ......                         141.4%                            137.6%                        132.1%
                                                              -----                             -----                         -----

<F1>
Interest on nonaccruing loans has been included only to the extent reflected in the consolidated statements of income. However, the loan balances are included in average amounts outstanding.
<F2>
For purposes of this table the average balances for investment in debt and equity securities exclude unrealized appreciation\depreciation due to the application of SFAS No. 115.

YEAR 2000

The Company is working diligently to insure a smooth transition into the new millennium. To accomplish Year 2000 compliance, the Company has implemented a project plan as established by the banking regulatory authorities. The established timetable breaks the plan into five phases; the awareness phase, assessment phase, renovation phase, validation phase and implementation phase. Completion of the plan is targeted for year end 1998. Since most of the Company's systems are outsourced or purchased from vendors, the Company is assessing the quality of renovation by the vendor's management and taking action accordingly. During the validation phase the renovated products will be tested internally to insure Year 2000 functionality. The Company does not expect the costs of Year 2000 compliance to materially effect the results of operations.

BRIDGE BANCORP, INC AND SUBSIDIARY 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

General.
Net income for 1997 was $4,195,000, an increase of $1,189,000 or 39.6% from 1996 net income of $3,006,000. Net income includes a gain on the sale of the Bank's former headquarters building totaling $829,000 net of applicable taxes of $575,000. Highlights include: (i) a $1,252,000 or 12.0% increase in net interest income; (ii) a $1,901,000 or 78.5% increase in total other income; and (iii) a $1,107,000 or 13.9% increase in other expenses. The provision for income taxes increased $777,000 or 50.0%.

Net Interest Income.
Net interest income increased from $10,429,000 in 1996 to $11,681,000 in 1997. The increase of 12.0% reflects an increase in average net interest earning assets from $50,093,000 in 1996 to $59,984,000, or 19.7%, in 1997.

Interest Income.
Total interest income (including loan fee income of $649,000 in 1997 and $598,000 in 1996) increased from $15,501,000 in 1996 to $17,224,000 in 1997, an increase of 11.1%. The increase from 1996 to 1997 was the result of an increase in the average interest earning assets from $183,166,000 in 1996 to $204,891,000 in 1997. The average yield on interest earning assets decreased from 8.5% in 1996 to 8.4% in 1997.

Interest income on loans (including fee income) increased $1,139,000 during 1997 the result of an increase in average loans of 10.1% from $114,220,000 in 1996 to $125,780,000 in 1997. The yield on average loans remained constant at 9.9%.

Interest on investment in debt and equity securities increased $586,000 or 15.0%. The increase resulted from an increase in average investment in debt and equity securities from $62,583,000 in 1996 to $73,004,000 in 1997 offset by a decrease in the average yield from 6.2% in 1996 to 6.1% in 1997.

Interest Expense.
Interest expense increased $471,000 to $5,543,000 in 1997 from $5,072,000 in 1996. The increase in interest expense was caused by an increase in average interest-bearing liabilities from $133,073,000 in 1996 to $144,907,000 in 1997. The cost of average interest-bearing liabilities remained the same at 3.8%.

Provision for Possible Loan Losses. The provision for possible loan losses increased $80,000 in 1997 to $410,000. The allowance for possible loan losses increased to $1,393,000 at December 31, 1997 as compared with $1,238,000 at December 31, 1996. The increase in the allowance for possible loan losses was the result of an increase in average loans from 1996 to 1997 of 10.1%. The allowance as a percentage of loans decreased slightly, being 1.01% at year end 1997 in comparison to 1.04% at year end 1996. The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 142.6% at year end 1997 compared to 460.2% at year end 1996. This decrease primarily results from one loan relationship becoming nonperforming although management believes the borrowing relationship in question is adequately collateralized. Theallowance reflects management's evaluation of classified loans, charge-off trends, economic conditions, past due trends, concentrations of credit and other pertinent factors. It also reflects input from the Bank's 1997 examination from the Office of the Comptroller of the Currency (O.C.C.) and outside loan review consultants. In addition to the above see "Assets Quality: Loans"

Other Income.
Other income increased by $1,901,000 or 78.5% to $4,323,000 in 1997 compared to $2,422,000 in 1996. The increase results from a gain on the sale of assets, principally the sale of the Bank's former headquarter's building, of $1,405,000; and mortgage banking activities totaling $1,225,000, an increase of $413,000 or 50.9% over the previous year resulting from the Bank's efforts to further penetrate the mortgage market. The Bank's practice is to originate and sell these mortgages in the secondary market. Service charges on deposit accounts increased $107,000 or 15.3% to $805,000 from $698,000 in 1996 as a result of increased demand deposit accounts. Net gains on securities were $106,000 in 1997 compared to $68,000 in 1996.

Other Expenses.
Other expenses increased by $1,107,000 or 13.9% to $9,067,000 in 1997 from $7,960,000 in 1996. The components of this change included an increase in salaries and employee benefits of $609,000 or 15.1% reflecting salary and benefit increases and increased staffing; an increase in net occupancy expense of $161,000 or 29.5% and an increase in other operating expenses of $287,000 or 10.0%. Increased occupancy costs reflect the costs of the new headquarters occupied in May of 1997, increased rental space in the Bank's residential mortgage center and costs of opening an additional branch office in the Village of Southampton in November 1997. Increased other operating costs primarily result from increased loan processing expenses incurred by the Bank as part of a product promotion, and from increased advertising and promotion expenses of approximately $56,000 or 16.5% relative to the opening of the new headquarters building.

Provision for Income Taxes.
The provision for income taxes increased to $2,332,000 for 1997 from $1,555,000 for 1996. This increase was due to income before income taxes increasing from $4,561,000 in 1996 to $6,527,000 in 1997. The increase reflects the growth in income before income taxes and the increase in the effective tax rate to 36% in 1997 from 34% in 1996. The increase in the effective tax rate resulted from decreased benefits of tax exempt income in 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

General.
Net income for 1996 was $3,006,000, an increase of $623,000 or 26.1% from 1995 net income of $2,383,000. Highlights include: (i) a $1,303,000 or 14.3% increase in net interest income; (ii) a $725,000 or 42.7% increase in total other income; and (iii) a $936,000 or 13.3% increase in other expenses.

Net Interest Income.

Net interest income increased from $9,126,000 in 1995 to $10,429,000 in 1996. The increase of 14.3% reflects an increase in average net interest earning assets from $42,352,000 in 1995 to $50,093,000 in 1996. In addition, the net yield on average interest earinng assets increased to 5.7% in 1996 from 5.2% in 1995.

Interest Income.
Total interest income (including loan fee income of $598,000 in 1996 and $425,000 in 1995) increased from $14,384,000 in 1995 to $15,501,000 in 1996, an increase of 7.8%. The increase from 1995 to 1996 was the result of an increase in the average interest earning assets from $174,343,000 in 1995 to $183,166,000 in 1996. The average yield on interest earning assets increased to 8.5% in 1996 from 8.3% in 1995.

Interest income on loans (including fee income) increased $962,000 during 1996 the result of an increase in average loans of 7.8% from $105,983,000 in 1995 to $114,220,000 in 1996 offset by a decrease in yield from 9.7% in 1995 to 9.9% in 1996.

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

Interest Expense.
Interest expense decreased $186,000 to $5,072,000 in 1996 from $5,258,000 in 1995. The decrease in interest expense was caused by a combination of a decrease in the cost of average interest-bearing liabilities from 4.0% in 1995 to 3.8% in 1996, and an increase in average interest-bearing liabilities from $131,991,000 in 1995 to $133,073,000 in 1996.

Provision for Possible Loan Losses.
The provision for possible loan losses increased $62,000 in 1996 to $330,000. The allowance for possible loan losses increased to $1,238,000 at December 31, 1996 as compared with $1,038,000 at December 31, 1995. The increase in the allowance for possible loan losses was the result of an increase in average loans from 1995 to 1996 of 7.8%. The allowance as a percentage of loans increased to 1.04% at year end 1996 in comparison to .93% at year end 1995. The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 460.2% at year end 1996 compared to 204.7% at year end 1995. The allowance reflects management's evaluation of classified loans, charge-off trends, economic conditions, past due trends, concentrations of credit and other pertinent factors. In addition to the above see "Assets
Quality: Loans."

Other Income. Other income increased by $725,000 or 42.7% to $2,422,000 in 1996 compared to $1,697,000 in 1995. While service charges on deposit accounts remained essentially unchanged, the increase was a result of mortgage banking activities totaling $812,000, an increase of $455,000 or 127.5% over the previous year which resulted from the Bank's efforts to further penetrate the mortgage market. The Bank's practice is to originate and sell these mortgages in the secondary market. Other operating income increased $240,000 or 39.8% over the same period last year mainly as a result of interest and expense recoveries on nonperforming loans of $105,000; a nonrecurring refund from an outsource provider of $61,000; and increased merchant charge plan income of $48,000. Net gains on securities were $68,000 in 1996 compared to $31,000 in 1995.

Other Expenses.
Other expenses increased by $936,000 or 13.3% to $7,960,000 in 1996 from $7,024,000 in 1995. The primary components of this change are as follows: (I) increase in salaries and employee benefits of $598,000 or 17.5% reflecting salary increases and increased staffing of the mortgage banking area; and (ii) increase in other operating expenses of $239,000 or 9.1% resulting mainly from increased advertising expense of $133,000 related to a new advertising campaign and increased loan processing expenses of $129,000 resulting mainly from increased mortgage banking volume.

Provision for Income Taxes.
The provision for income taxes increased to $1,555,000 in 1996 from $1,148,000 in 1995. This increase was due to income before income taxes increasing from $3,531,000 in 1995 to $4,561,000 in 1996 and the effective tax, increasing from 33% in 1995 to 34% in 1996. The increase in the effective tax rate resulted from decreased benefits of tax exempt income in 1996.

BRIDGE BANCORP AND SUBSIDIARY 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

ASSETS QUALITY: LOANS
The Bank continues to maintain low net loan losses by carefully evaluating originations against the Bank's underwriting standards and by enhancing operating systems of controls for existing loans. The results of these efforts are noted below:


                                                       1997      1996      1995
--------------------------------------------------------------------------------
(Dollars in thousands)
Loans charged-off ................................... $ 316     $ 275     $ 230
Recoveries on loans .................................   (61)     (145)      (56)
                                                      --------------------------
Net charge-offs ..................................... $ 255     $ 130     $ 174
                                                      ==========================
Ratio of net charge-offs to average total loans......  0.22%     0.11%     0.16%
                                                      ==========================

Based on the review of the loan portfolio by the loan classification committee, historically low net charge-offs, an analysis of nonaccrual loans, a ratio of nonperforming loans to total loans and input by the O.C.C. during their 1997 examination, management believes the allowance for possible loan losses, following the additional $410,000 provision in 1997, is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on, among other things, changes in economic conditions.

In addition to the above, see notes 1E and 4 to the consolidated financial statements for a discussion of lending risks and nonaccrual loans.


LIQUIDITY AND CAPITAL RESOURCES The Company's principal source of liquidity is dividends from the Bank. Due to regulatory restrictions (see note 1k to the consolidated financial statements), dividends from the Bank to the Company at December 31, 1997 were limited to $5,244,000 which represents the Bank's 1997 retained net income and the net undivided profits from the previous two years. The dividends received from the Bank are used primarily for dividends to the shareholders. In the event the Company subsequently expands its current operations, in addition to dividends from the Bank, it will need to rely on its own earnings, additional capital raised and other borrowings to meet liquidity needs.

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

As a result of undistributed net income, plus the change in net unrealized appreciation in securities available for sale, net of tax, and the issuance of common stock pursuant to the equity incentive plan, the Company's stockholders' equity increased to $19,451,000 at December 31, 1997 from $16,926,000 at December 31, 1996. The ratio of stockholders' equity to total assets increased to 8.34% at year end 1997 from 8.27% at year end 1996.

The loan commitments outstanding as of December 31, 1997 totaled approximately $48,928,000. The funding of such commitments is derived from the primary sources of liquidity stated previously. See note 10B to the consolidated financial statements for a discussion of loan commitments.

The Company exceeds the risk-based capital adequacy ratio levels required by the regulatory agencies. Management believes that the current capital levels along with future retained earnings will allow the Bank to maintain a position exceeding required levels which will be more than adequate to meet the growth of the Bank or any higher ratios required by the discretionary authority of the regulators. The Company is prepared to issue additional common stock should the need arise.

The Company had return on average equity of 23.08%, 18.84% and 16.29% and return on average assets of 1.86%, 1.51% and 1.27% for the years ended December 31, 1997, 1996 and 1995, respectively. Return on average equity and return on average assets before the gain on the sale of assets, chiefly the former headquarters, were 18.52% and 1.49% for the year ended 1997.

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

CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share and per share amounts)

December 31,                                                                               1997          1996
---------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks .............................................................   $  12,740    $  12,247
Interest earning deposits with banks ................................................          89           68
Federal funds sold ..................................................................        --          1,250
                                                                                        -----------------------
       Total cash and cash equivalents ..............................................      12,829       13,565
Investment in debt and equity securities, net:
  Securities available for sale, at fair value ......................................      60,190       57,779
  Securities held to maturity (fair value $11,823 at
  December 31, 1997 and $6,273 at December
  31, 1996) .........................................................................      11,812        6,262
                                                                                        -----------------------
       Total investment in debt and equity securities, net ..........................      72,002       64,041
Loans ...............................................................................     138,636      118,881
Less:
  Allowance for possible loan losses ................................................       1,393        1,238
                                                                                        -----------------------
       Loans, net ...................................................................     137,243      117,643
Banking premises and equipment, net .................................................       8,728        6,773
Accrued interest receivable .........................................................       1,460        1,343
Deferred income taxes ...............................................................        --             51
Other assets ........................................................................         850        1,198
                                                                                        -----------------------
Total Assets ........................................................................   $ 233,112    $ 204,614
                                                                                        =======================

Liabilities and Stockholders' Equity
Liabilities:
Demand deposits .....................................................................   $  63,629    $  50,464
Savings, N.O.W. and money market deposits ...........................................      76,740       73,791
Certificates of deposit of $100,000 or more .........................................      20,872       18,251
Other time deposits .................................................................      42,456       42,341
                                                                                        -----------------------
        Total deposits ..............................................................     203,697      184,847
Overnight borrowings ................................................................       6,500         --
Accrued interest on depositors' accounts ............................................       1,244        1,537
Deferred income taxes ...............................................................          94         --
Other liabilities and accrued expenses ..............................................       2,126        1,304
                                                                                        -----------------------
        Total Liabilities ...........................................................     213,661      187,688
                                                                                        -----------------------
Stockholders' equity:
  Common stock, par value $5.00 per share:
   Authorized: 6,500,000 shares (issued and outstanding 1,407,999 shares
    and 1,407,600 shares at December 31, 1997 and 1996, respectively)                       7,202        7,200
  Surplus ...........................................................................         607          600
  Undivided profits .................................................................      11,509        9,287
  Unrealized appreciation on securities available for sale,
        net of tax ..................................................................         754          460
  Less: Treasury stock at cost, 32,400 shares .......................................        (621)        (621)
                                ------                                                  -----------------------
        Total Stockholders' Equity ..................................................      19,451       16,926
                                                                                        -----------------------
Commitments and Contingencies (Note 10)
                                                                                        -----------------------
Total Liabilities and Stockholders' Equity ..........................................   $ 233,112    $ 204,614
                                                                                        =======================

See accompanying notes to consolidated financial statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY 17

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

Year ended December 31,                              1997      1996      1995
-------------------------------------------------------------------------------
Interest income:
  Loans (including fee income) .................   $12,400   $11,261   $10,299
  Mortgage-backed securities ...................     2,003     1,657     1,647
  U.S. Treasury and government agency securities     1,295     1,286     1,134
  Obligations of NY State & pol. subs ..........     1,115       907       965
  Federal funds sold ...........................       267       243       262
  Other ........................................       144       147        77
                                                   ----------------------------
    Total interest income ......................    17,224    15,501    14,384
                                                   ----------------------------
Interest expense:
  Savings, N.O.W. and money market deposits ....     1,632     1,598     1,581
  Certificates of deposit of $100,000 or more ..     1,560     1,000     1,321
  Other time deposits ..........................     2,230     2,410     2,334
  Other borrowings .............................       121        64        22
                                                   ----------------------------
   Total interest expense .....................     5,543     5,072     5,258
                                                   ----------------------------
Net interest income ............................    11,681    10,429     9,126
Provision for possible loan losses .............       410       330       268
                                                   ----------------------------
Net interest income after provision for
  possible loan losses .........................    11,271    10,099     8,858
                                                   ----------------------------
Other income:
  Service charges on deposit accounts ..........       805       698       705
  Net securities gains .........................       106        68        31
  Mortgage banking operations ..................     1,225       812       357
  Gain on sale of assets .......................     1,405      --        --
  Other operating income .......................       782       844       604
                                                   ----------------------------
    Total other income .........................     4,323     2,422     1,697
                                                   ----------------------------
Other expenses:
  Salaries and employee benefits ...............     4,626     4,017     3,419
  Net occupancy expense ........................       707       546       547
  Furniture and fixture expense ................       576       526       426
  Other operating expenses .....................     3,158     2,871     2,632
                                                   ----------------------------
    Total other expenses .......................     9,067     7,960     7,024
                                                   ----------------------------
Income before provision for income taxes .......     6,527     4,561     3,531
Provision for income taxes .....................     2,332     1,555     1,148
                                                   ----------------------------
Net income .....................................   $ 4,195   $ 3,006   $ 2,383
                                                   ============================
Basic earnings per common share ................   $  2.98   $  2.11   $  1.65
Diluted earnings per share .....................   $  2.97       --        --
                                                   ============================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOVKHOLDERS' EQUITY
(In thousands, except per share amounts)
                                                                                                           Net unrealized
                                                                                                            appreciation/
                                                                                                           (depreciation)
                                                                                                            in securities
                                                                  Common             Undivided  Treasury  available for sale,
Years ended December 31, 1997, 1996 and 1995                       stock   Surplus    profits     Stock      net of tax      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994 ................................   $  2,400  $    600   $ 10,453   $   --     ($   646)       $ 12,807
Net income ..................................................        --        --       2,383       --           --           2,383
Cash dividends declared, $.53 per share .....................        --        --        (768)      --           --            (768)
Net change in unrealized appreciation in securities available
  for sale, net of tax ......................................        --        --        --         --          668             668
Net change due to one time reassessment  under SFAS No. 115 .        --        --        --         --          330             330
                                                                --------------------------------------------------------------------
Balance at December 31, 1995 ................................   $  2,400  $    600   $ 12,068   $   --      $   352        $ 15,420
Net income ..................................................        --        --       3,006       --           --           3,006
Cash dividends declared, $.70 per share .....................        --        --        (987)      --           --            (987)
Net change in unrealized appreciation in securities available
  for sale, net of tax ......................................        --        --        --         --          108             108
Purchase of 32,400 shares to be held in treasury, at cost ...        --        --        --        (621)         --            (621)
                                                                --------------------------------------------------------------------
Balance at December 31, 1996 ................................   $  2,400  $    600   $ 14,087  ($   621)    $   460        $ 16,926
Net income ..................................................        --        --    $  4,195        --          --           4,195
Effect of stock split (In the form of a stock dividend) .....   $  4,801       --      (4,801)       --          --              --
Cash dividends declared, $1.40 per share ....................        --        --      (1,972        --          --          (1,972)
Net change in unrealized appreciation in securities available
  for sale, net of tax ......................................        --        --        --          --         294             294
Issuance of restricted common stock .........................          1         7       --          --          --               8
                                                                --------------------------------------------------------------------
Balance at December 31, 1997 ................................   $  7,202  $    607   $ 11,509  ($   621)    $   754        $ 19,451
                                                                ====================================================================
See accompanying notes to consolidated financial statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY 19

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Year ended December 31,                                                  1997        1996       1995
------------------------------------------------------------------------------------------------------
Operating activities:
  Net Income .....................................................   $  4,195    $  3,006    $  2,383
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for possible loan losses .........................        410         330         268
      Depreciation and amortization ..............................        564         415         402
      Accretion of discounts .....................................        (64)        (96)        (72)
      Amortization of premiums ...................................        126         329         467
      Gain on the sale of assets .................................     (1,405)         --          --
      Net securities gains .......................................       (106)        (68)        (31)
      (Gain) loss on sale of other real estate owned .............          0          (4)         27
      (Increase) Decrease in accrued interest receivable .........       (117)        181        (220)
      Benefit for deferred income taxes ..........................        (60)        (56)        (62)
      Decrease (Increase) in other assets ........................        348         235         (40)
      (Decrease) Increase in accrued and other liabilities .......       (411)        183         955
                                                                     ---------------------------------
Net cash provided by operating activities ........................      3,480       4,455       4,077
                                                                     ---------------------------------
Investing activities:
  Purchases of securities available for sale .....................    (32,464)    (58,901)     (5,022)
  Purchases of securities held to maturity .......................    (10,729)     (5,599)     (8,345)
  Proceeds from sales of securities available for sale ...........     24,239      38,473       3,088
  Proceeds from maturing securities available for sale ...........      2,060       8,810           2
  Proceeds from maturing securities held to maturity .............      5,179       5,761      10,635
  Proceeds from principal payments on mortgage-
    backed securities ............................................      4,297       6,544       5,457
  Proceeds from sale of building .................................      1,554
  Net increase in loans ..........................................    (20,010)     (7,531)    (16,893)
  Purchases of banking premises and equipment, net of deletions ..     (2,668)     (3,413)     (1,329)
  Proceeds from sales of other real estate owned .................        --          239         518
                                                                     ---------------------------------
Net cash used by investing activities ............................    (28,542)    (15,617)    (11,889)
                                                                     ---------------------------------
Financing activities:
  Net increase in deposits .......................................     18,850      18,703      10,253
 (Decrease) Increase in other borrowings .........................      6,500         --       (1,800)
  Purchase of treasury stock .....................................        --         (621)        --
  Net proceeds from issuance of restricted common stock
    issued pursuant to equity incentive plan .....................          8         --          --
  Cash dividends paid ............................................     (1,032)       (835)       (672)
                                                                     ---------------------------------
Net cash provided by financing activities ........................     24,326      17,247       7,781
                                                                     ---------------------------------
Increase (Decrease) in cash and cash equivalents .................       (736)      6,085         (31)
Cash and cash equivalents beginning of year ......................     13,565       7,480       7,511
                                                                     ---------------------------------
Cash and cash equivalents end of year ............................   $ 12,829    $ 13,565    $  7,480
                                                                     =================================
Supplemental information - Cash Flows:
  Cash paid for:
    Interest .....................................................   $  5,835    $  5,016    $  4,214
    Income taxes .................................................   $  2,493    $  1,474    $  1,214
  Noncash investing and financing activities:
    Dividends declared and unpaid ................................   $  1,620    $    680    $    528
    Securities held to maturity, transferred to available for sale
    due to a one time reassessment under SFAS No. 115  ...........        --          --     $ 26,750

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bridge Bancorp, Inc. (the Company) is chartered by the State of New York as a one bank holding company. The Company's business currently consists of the operations of its wholly-owned subsidiary, The Bridgehampton National Bank (the
Bank). The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the financial institution industry. The following is a description of the more significant accounting policies that the Company follows in preparing its consolidated financial statements.

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


C) Investment in Debt and Equity Securities
The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 115 "Accounting for Certain investments in Debt and Equity Securities". Under SFAS No. 115, the Company is required to report readily-marketable equity and debt securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt and marketable equity securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholder's equity.

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

Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis. Mortgage loans are primarily sold with the servicing released. Any retained servicing rights are packaged and sold periodically. Retained servicing rights at year end were immaterial and therefore are not reflected in the Bank's financial statements.

On January 1, 1995, the Bank adopted Statement of Financial  Accounting Standard
(SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS Nos. 114 and 118 address the accounting by creditors for impairment of certain loans and the recognition of interest income on these loans and require that impairment of certain loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of collateral or the loans observable market price. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The adoption of SFAS Nos. 114 and 118 did not have any effect on the Company's financial condition or results of operations.

The Company records loan origination and commitment fees as income when received and expenses direct loan origination costs when incurred. The effect of this accounting treatment is not material.

E) Allowance for Possible Loan Losses
The adequacy of the allowance for possible loan losses is determined based on management's detailed analysis of classified loans, past loss experience, current economic conditions, delinquency trends and other pertinent factors. Additions to the allowance are charged to expense and realized losses, net of recoveries, are charged to the allowance.

BRIDGE BANCORP, INC. AND SUBSIDIARY 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)

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

F) Banking Premises and Equipment
Banking premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on banking premises and equipment is computed on the straight-line method over the estimated useful lives of the assets (50 years for buildings and 2 to 10 years for furniture and fixtures). Leasehold improvements are amortized on a straight-line method over the terms of the related leases.

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

J) Earnings Per Share
Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. For the year ended December 31, 1997, 1996 and 1995, diluted weighted average common stock and common stock equivalent shares outstanding for the diluted earnings per share were 1,411,622, 1,421,499 and 1,440,000, respectively. For the year ended December 31, 1997, 1996 and 1995, the total weighted average number of shares of common stock outstanding for the basic earnings per share calculation were 1,407,901, 1,421,499 and 1,440,000, respectively.

K) Dividends
Cash available for dividend distribution to shareholders of the Company must initially come from dividends paid by the Bank to the Company. The approval of the Regional Administrator of National Banks is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of the Bank's net income of that year combined with its retained net income of the preceding two years. The Bank has approximately $5,244,000 available as of December 31, 1997 which may be paid to the Company as a dividend.

L) Stock Split
On April 15, 1997 the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding common shares from 469,333 to 1,407,999. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from undivided profits to common stock the par value of additional shares resulting from the stock split. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per share amounts, stock option data and market prices of the common stock have been restated giving retroactive recognition to the stock split.

M) Stock Based Compensation Plans
SFAS No. 123 "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company continues to account for stock based compesation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" .

N)Impact Of New Accounting Standards
In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996.

In March 1997, the FASB issued SFAS No. 128 "Earnings per Share," superseding APB Opinion No. 15. The main goal of the Statement is to harmonize the earnings per share calculation in the United States with those common in other countries and with International Accounting Standard No. 33.

In March 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than the ordinary common stock but expands the number of companies subject to portions of its requirements.

SFAS Nos. 125, 128 and 129 were adopted in 1997 without any material effect on the Company's financial statements.

In July 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

In July 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 requires disclosures for each segment that are similar to those required under standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

In management's opinion, SFAS Nos. 130 and 131 when adopted, will not have a material effect on the Company's financial statements.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table:

As of December 31,                                              1997
--------------------------------------------------------------------------------------------
(In thousands)                                                                To Be Well
                                                             For Capital   Capitalized Under
                                                              Adequacy     Prompt Corrective
                                               Actual         Purposes     Action Provisions
                                           -------------------------------------------------
                                           Amount     Ratio  Amount Ratio    Amount   Ratio
--------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets)    20,090     12.3% 13,104   >8.0%   16,381   >10.0%
Tier 1 Capital (to risk weighted assets)   18,697     11.4%  6,552   >4.0     9,828   >6.0
Tier 1 Capital (to average assets) .....   18,697      8.3%  9,037   >4.0    11,296   >5.0



As of December 31,                                              1996
--------------------------------------------------------------------------------------------
(In thousands)                                                                To Be Well
                                                             For Capital   Capitalized Under
                                                              Adequacy     Prompt Corrective
                                               Actual         Purposes     Action Provisions
                                           -------------------------------------------------
                                           Amount     Ratio  Amount  Ratio   Amount   Ratio
--------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets)    17,704     11.5% 12,295   >8.0%   15,369   >10.0%
Tier 1 Capital (to risk weighted assets)   16,466     10.7%  6,147   >4.0     9,221   >6.0
Tier 1 Capital (to average assets) .....   16,466      8.3%  7,977   >4.0     9,971   >5.0

BRIDGE BANCORP, INC. AND SUBSIDIARY 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)

3. INVESTMENT IN DEBT AND EQUITY SECURITIES
A summary of the amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities is as follows:

December 31,                                                  1997                                            1996
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)
                                                        Gross      Gross    Estimated                  Gross      Gross    Estimated
                                           Amortized  Unrealized Unrealized   Fair        Amortized  Unrealized Unrealized   Fair
                                             Cost       Gains      Losses     Value         Cost       Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury securities ............    $14,084     $   325        -      $14,409      $16,102     $   244        -      $16,346
  Oblig. of U.S. Government agencies ..          0           0        -            0        1,985          24        -        2,009
  Oblig. of NY State & pol.subs .......     18,636         427        -       19,063       15,567         303        -       15,870
  Mortgage-backed securities ..........     26,190         528        -       26,718       23,344         210        -       23,554
                                           -----------------------------------------------------------------------------------------
    Total available for sale ..........    $58,910     $ 1,280        -      $60,190      $56,998     $   781        -      $57,779
                                           -----------------------------------------------------------------------------------------

Held to maturity:
  Oblig. of NY State & pol.subs .......    $10,729     $    11        -      $10,740      $ 5,179     $    11        -      $ 5,190

Non marketable Equity securities:
  Federal Reserve Bank Stock ..........    $    36         --         -      $    36      $    36         --         -      $    36
  Federal Home Loan Bank Stock ........      1,047         --         -        1,047        1,047         --         -        1,047
                                           -----------------------------------------------------------------------------------------
    Total held to maturity ............    $11,812     $    11        -      $11,823      $ 6,262     $    11        -      $ 6,273
                                           -----------------------------------------------------------------------------------------
Total debt and equity securities ......    $70,722     $ 1,291        -      $72,013      $63,260     $   792        -      $64,052
                                           =========================================================================================


The amortized cost and estimated fair value of investment in debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31,                                                      1997
--------------------------------------------------------------------------------
(In thousands)                                           Amortized     Estimated
                                                         Cost         Fair Value
--------------------------------------------------------------------------------
Available for Sale:
Due in one year or less ..............................    $ 2,875       $ 2,906
Due after one year through five years ................     20,233        20,729
Due after five years through ten years ...............     14,266        14,579
Due after ten years ..................................     21,536        21,976
                                                          ---------------------
Total Available for Sale securities ..................    $58,910       $60,190
                                                          =====================

Held to Maturity:
Due in one year or less ..............................    $10,729       $10,740
                                                          ---------------------
Total Held to Maturity securities ....................    $10,729       $10,740
                                                          =====================

Proceeds from sales of available for sale securities were approximately $24,239,000, $38,473,000 and $3,088,000 in 1997, 1996 and 1995, respectively.
Gross gains of approximately $114,000, $257,000 and $38,000 were realized on sales of available for sale securities during 1997, 1996 and 1995, respectively. Gross losses of approximately $8,000, $189,000 and $7,000 were realized on sales of available for sale securities during 1997, 1996 and 1995, respectively. There were no sales of held to maturity securities during 1997, 1996 and 1995.

Investment securities having an amortized cost of approximately $62,429,000 and $60,478,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits.

Investments in debt and equity securities which exceed 10% of stockholders' equity for any one issuer (other than U.S. Government securities) are as follows:

December 31,                                                  1997
--------------------------------------------------------------------------------
(In thousands)                                                        Estimated
                                                     Amortized             Fair
                                                       Cost               Value
--------------------------------------------------------------------------------
Hampton Bays UFSD ..............................       $2,682             $2,685
Greenport UFSD .................................       $2,000             $2,001
                                                       -------------------------
Total ..........................................       $4,682             $4,686
                                                       =========================

4. LOANS

Loans are summarized as follows:

December 31,                                              1997             1996
--------------------------------------------------------------------------------
(In thousands)
Real estate loans ............................         $114,357         $ 93,639
Unsecured business and
  personal loans .............................           17,638           13,211
Secured business and
  personal loans .............................              725              317
Installment/consumer loans ...................            5,916           11,714
                                                       -------------------------
     Loans ...................................          138,636          118,881
Less:
  Allowance for possible
   loan losses ...............................            1,393            1,238
                                                       -------------------------
     Net loans ...............................         $137,243         $117,643
                                                       =========================

Lending risk.
The principal business of the Bank is lending, primarily in commercial real estate loans, building loan mortgages, home equity loans, land loans, consumer loans, home advantage loans, residential mortgages and commercial loans. The Bank considers its primary lending area as the five east end towns of Suffolk County, New York. Since the primary lending area of the Bank is the eastern end of Long Island, the loan portfolio as a whole is dependant on the economic conditions of the geographical market served by the Bank.

At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $976,000, and $269,000, respectively. No valuation allowance has been recorded. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was approximately $1,101,000 and $238,000, respectively.

Nonaccrual loans.
Nonaccrual loans at December 31, 1997, 1996 and 1995 amounted to approximately $976,000, $269,000 and $507,000, respectively. The additional interest income that would have been recorded had these nonaccrual loans performed in accordance with their original terms was approximately $12,000, $8,000 and $58,000 in 1997, 1996 and 1995, respectively. The interest income that was recorded on these nonaccrual loans was $294,000, $74,000 and $12,000 in 1997, 1996 and 1995,
respectively. At both December 31, 1997 and December 31, 1996 there was one loan totaling $1,000 over 90 days past due and still accruing interest. There were no loans over 90 days past due and still accruing at December 31, 1995.

Related party loans.
Certain directors and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1997,1996 and 1995. Such loans were made in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than normal risk of collection. The aggregate amount of these loans was approximately $256,000, $192,000, and $164,000 at December 31, 1997, 1996 and 1995, respectively. There were no letters of credit for directors at December 31, 1997, 1996 and 1995.

The following analysis shows the activity of director loans for 1997 and 1996:

                                                            1997          1996
--------------------------------------------------------------------------------
(In thousands)
Balance at January 1, ........................           $ 192            $ 164
Loans originated .............................              97              115
Principal payments ...........................             (33)             (87)
                                                         -----------------------
Balance at December 31, ......................           $ 256            $ 192
                                                         =======================

BRIDGE BANCORP, INC AND SUBSIDIARY 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)

After one year of continuous service, employees of the Bank receive a discount on the interest rate charged for all loan types. Employees also receive a discount on the origination fees of real estate loans. The aggregate amount of these loans was approximately $548,000 and $895,000 at December 31, 1997 and 1996, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses are summarized as follows:

December 31,                                             1997              1996
--------------------------------------------------------------------------------
(In thousands)
Balance at January 1, ......................          $ 1,238           $ 1,038
                                                      --------------------------
Provision for possible loan losses .........              410               330
                                                      --------------------------
Recoveries .................................               61               145
Loans charged-off ..........................             (316)             (275)
                                                      --------------------------
   Net loans charged- off ..................             (255)             (130)
                                                      --------------------------
Balance at December 31, ....................          $ 1,393           $ 1,238
                                                      ==========================

Management uses criteria set forth by the OCC in its classification and review of the loan portfolio which includes a general allocation reserve with a low and high range for each loan type. The ranges are reviewed on a quarterly basis to determine if any adjustments are necessary. The information reviewed includes past due trends, charge-off trends, economic conditions and concentrations of credit. Based on the loan classification committee's review of the classified loans and the general allocation reserve as it relates to the entire loan portfolio, management believes the allowance for possible loan losses is adequate. However, future additions to the allowance may be necessary based on changes in conditions.

6. BANKING PREMISES AND EQUIPMENT

Banking premises and equipment consist of:

December 31,                                               1997            1996
--------------------------------------------------------------------------------
(In thousands)
Land ...........................................         $ 1,496         $ 1,546
Building and improvements ......................           5,530           4,125
Furniture and fixtures .........................           2,889           2,354
Leasehold improvements .........................             371             246
                                                         -----------------------
                                                          10,286           8,271
Less accumulated
 depreciation and amortization .................           1,558           1,498
                                                         -----------------------
                                                         $ 8,728         $ 6,773
                                                         =======================

7. INCOME TAXES

The components of the provision for income taxes are as follows:

Year ended December 31,                 1997             1996             1995
--------------------------------------------------------------------------------
(In thousands)
Current:
  Federal ...................         $ 1,732          $ 1,152          $   846
  State .....................             660              459              364
                                      ------------------------------------------
                                        2,392            1,611            1,210
                                      ------------------------------------------
Deferred:
  Federal ...................             (45)             (43)             (51)
  State .....................             (15)             (13)             (11)
                                      ------------------------------------------
                                          (60)             (56)             (62)
                                      ------------------------------------------
    Total ...................         $ 2,332          $ 1,555          $ 1,148
                                      ==========================================

The reconciliation of the expected Federal income tax expense at the statutory tax rate to the actual provision follows:

Year ended December 31,              1997                  1996                1995
-----------------------------------------------------------------------------------------------
(In thousands)                            Percentage            Percentage           Percentage
                                          of Pre-tax            of Pre-tax           of Pre-tax
                              Amount       Earnings   Amount     Earnings   Amount    Earnings
-----------------------------------------------------------------------------------------------
Federal income tax expense
computed by applying the
statutory rate to income
before income taxes .......   $ 2,219        34%    $ 1,551         34%    $ 1,201      34%
Tax exempt interest .......      (361)       (6)       (330)        (7)       (328)     (9)
State taxes, net of Federal
  income tax benefit ......       425         7         294          6         233       7
Interest disallowed .......        40         1          32          1          37       1
Other .....................         9        --           8         --           5      --
                              -----------------------------------------------------------------
Provision for income taxes    $ 2,332        36%    $ 1,555         34%    $ 1,148      33%
                              =================================================================

Deferred tax assets and liabilities are comprised of the following:

                                   December 31,      December 31,   December 31,
                                      1997              1996           1995
--------------------------------------------------------------------------------
(In thousands) Deferred tax assets:

Allowance for possible
  loan losses .......................   $ 479            $ 414           $ 346
Depreciation ........................       7             --                 7
Other ...............................       1                1            --
                                        ----------------------------------------
  Total .............................   $ 487            $ 415           $ 353
                                        ----------------------------------------
Deferred tax liabilities:

Pension expense .....................   ($ 55)           ($  1)          ($ 28)
Depreciation ........................       0              (42)           --
Other ...............................    --               --                (9)
Securities available for sale .......    (526)            (321)           (249)
                                        ----------------------------------------
  Total .............................   ($581)           ($364)          ($286)
                                        ----------------------------------------
Net deferred tax (liability) assets..   ($ 94)           $  51           $  67
                                        ========================================

8. EMPLOYEE BENEFITS

a. Pension Plan
The Bank maintains a non-contributory pension plan through the New York State Bankers Association Retirement System covering all eligible employees. The following table sets forth the plan's funded status projected to September 30, 1997 and 1996 (measurement dates).


                                             1997           1996          1995
--------------------------------------------------------------------------------
(In thousands)
Actuarial present value of benefit
obligations at September 30:

  Accumulated benefit obligation, including
     vested benefits of approximately
   $(797) in 1997 and $(757) in 1996 ...   ($  830)       ($  786)
                                           -----------------------
Projected benefit obligation for service
   rendered to date ....................    (1,200)        (1,132)
Plan assets, primarily marketable
   securities, at fair value ...........     1,483          1,324
                                           -----------------------
Plan assets in excess of projected
   benefit obligation ..................       283            192
Unrecognized net (gain)/loss from past
   experience different than assumed ...       (84)            28
Unrecognized prior service cost ........       (20)           (22)
Unrecognized net asset being recognized
   over 18.31 years ....................       (74)           (83)
                                           -----------------------
Prepaid pension cost ...................   $   105        $   115
                                           =======================
Net periodic  pension  cost  for  fiscal
1997, 1996 and 1995 included the
   following components:
Service cost - benefits earned during
   the period ..........................   $   133        $   115       $    97
Interest cost on projected benefit
   obligation ..........................        82             74            68
Expected return on plan assets .........      (108)           (96)          (78)
Amortization of transition asset .......        (9)            (9)           (9)
Amortization of prior service cost .....        (1)            (2)           (2)
                                           -------------------------------------
Net periodic pension cost ..............   $    97        $    82       $    76
                                           =====================================


BRIDGE BANCORP, INC. AND SUBSIDIARY 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)

At September 30, 1997 and 1996 a weighted-average discount rate of 8.00% and 7.75%, respectively, and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.5% at September 30, 1997 and 1996.

b. Equity Incentive Plan
During 1996, an equity incentive plan was approved by the stockholders to provide for the grant of options to purchase up to a total of 144,000 shares of common stock of the Company and for the award of shares of common stock as a bonus. Such shares may be subject to restrictions based on continued service or performance as employees of the Company or subsidiaries of the Company. Options awarded under the plan are determined by the Incentive Compensation Committee of the Board of Directors. The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                          1997
--------------------------------------------------------------------------------
Net Income: .......................   As Reported: .................  $   4,195
                                      Pro Forma: ...................      4,128

Basic EPS: ........................   As Reported: .................  $    2.98
                                      Pro Forma: ...................       2.93

Diluted EPS .......................   As Reported: .................  $    2.97
                                      Pro Forma: ...................       2.92


The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997: a risk-free interest rate of 5.34%; an expected dividend yield of 3.4%; expected lives of five years; and expected volatility of 26.6%.
                                                           1997
---------------------------------------------------------------------------
                                    Weighted
                                     Average
                                    Exercise
                                                  Shares         Price
---------------------------------------------------------------------------
Outstanding at Beginning of Year .............     --               --
Granted ......................................   14400         $   20.33
Exercised ....................................     --               --
Forfeited ....................................     --               --
Outstanding at end of Year ...................   14400         $   20.33
Exercisable at end of Year ...................   14400         $   20.33
                                                 --------------------------
Weighted average fair value of options granted          $ 4.67
                                                 ==========================

9.  OTHER INCOME AND EXPENSES

a) Components of other operating income which exceed one percent of the aggregate of total interest income and other income are as follows:

December 31,                  1997      1996      1995
------------------------------------------------------
(In thousands)
Checkbook charges .........   $194      $187      $174
Credit card processing .....   445       369       321


b) Components of other operating expenses which exceed one percent of the aggregate of total interest income and other income are as follows:


December 31,                  1997      1996      1995
------------------------------------------------------
(In thousands)

Data\Item processing .......  $363      $336      $345
Check printing .............   167       160       146
Credit card processing .....   140       122       104
Loan servicing .............   133       222       249
Advertising ................   227       225        93

10. COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

a. Leases
The  Company  is  obligated  to  make  minimum  annual  rental   payments  under
non-cancellable operating leases on its premises. The projected minimum rentals under existing leases at December 31, 1997 are as follows (in thousands):

1998                                        $269
1999                                         217
2000                                         165
2001                                         158
2002                                         121
Therafter                                    326


Certain leases contain renewal options and rent escalation clauses. In addition, certain leases provide for additional payments based upon real estate taxes, interest and other charges. Rental expenses under these leases for the years ended December 31, 1997, 1996 and 1995 approximated $263,000 $243,000 and
$266,000, respectively.

b. Loans
In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements. No material losses are anticipated as a result of these transactions.

The following represents commitments outstanding:

December 31,                             1997          1996
------------------------------------------------------------
(In thousands)
Standby letters of credit ..........   $ 2,205       $ 1,170
Loan commitments outstanding .......    15,663         6,720
Unused equity lines ................     8,551         4,279
Unused construction lines ..........    12,457         6,328
Unused lines of credit .............     7,184         5,381
Unused overdraft lines .............     2,868         1,846
                                       ---------------------
Total commitments outstanding ......   $48,928       $25,724
                                       =====================

c. Other
During 1997, the Bank was required to maintain certain cash balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $2,512,000 in 1997.

During 1997, 1996 and 1995, the Bank maintained an overnight line of credit with the Federal Home Loan Bank of New York. At year end 1997 and 1996, the line of credit available was $10,785,850 and $9,913,700, respectively. The amount outstanding at year end 1997 was $6,500,000. There was no amount outstanding at year end 1996.

11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made at a specific point in time and are based on existing on and off balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

The significant assumptions utilized by the Company in estimating the fair value of its financial instruments are as follows:

Cash and Cash Equivalents.
For these short term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities.
For investment securities, fair value is based on quoted market prices.

Loans.
Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into adjustable and fixed rate terms. Adjustable rate loans are then divided into those that can reprice immediately with changes in

BRIDGE BANCORP, INC. AND SUBSIDIARY 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)

interest rates and those that are subject to repricing over time. Adjustable rate loans that reprice over time and fixed rate loans are further segmented by type such as residential mortgages, home equity loans, consumer loans, commercial mortgages, commercial loans and land loans.

Fair value is calculated by discounting anticipated future repricing amounts or cash flows using discount rates equivalent to the rates at which the Company would currently make loans which are similar with regard to collateral, maturity and type of borrower. The discounted value of the repricing amounts and cash flows is reduced by a credit risk adjustment based on internal loan classifications.

Deposit Liabilities.
The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts and savings accounts is equal to the amount payable on demand at the reporting date. Time deposits are segregated by type, size and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered for deposits of similar size, type and maturity.

Accrued Interest Receivable and Payable.
For these short term instruments, the carrying amount is a reasonable estimate of the fair value.

Off Balance Sheet Assets and Liabilities.
The fair value of off-balance-sheet commitments to extend credit and letters of credit listed in the preceding Note 10 "Commitments and Contingencies and Other Matters" were estimated to be insignificant as of December 31, 1997.

The estimated fair values and recorded carrying values of the Bank's financial instruments are as follows:

December 31,                                                                  1997                                   1996
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                     Carrying             Fair             Carrying              Fair
------------------------------------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks ..............................           $ 12,740           $ 12,740           $ 12,247           $ 12,247
  Interest bearing deposits with banks .................                 89                 89                 68                 68
  Securities available-for-sale ........................             60,190             60,190             57,779             57,779
  Securities held-to-maturity ..........................             11,812             11,823              6,262              6,273
  Loans ................................................            137,243            136,567            117,643            117,775
  Accrued interest receivable ..........................              1,460              1,460              1,343              1,343

Financial Liabilities:
  Demand and other deposits ............................           $203,697           $203,693           $184,847           $184,849
  Accrued interest payable .............................              1,244              1,244              1,537              1,537
  Overnight borrowings .................................               6500               6500               --                 --



12. Bridge Bancorp, Inc. (Parent Company Only)
Condensed Statements of Financial Condition
December 31,                                                1997          1996
--------------------------------------------------------------------------------
(In Thousands)
Assets
Cash and cash equivalents ..........................     $     11      $      3
Dividend receivable ................................        1,620           680
Other assets .......................................            5
Investment in the Bank .............................       19,435        16,923
                                                         -----------------------
     Total Assets ..................................     $ 21,071      $ 17,606
                                                         =======================
Liabilities
Dividends payable ..................................        1,620           680
                                                         -----------------------
     Total Liabilities .............................     $  1,620      $    680
                                                         =======================
Stockholders' Equity
Stockholders' Equity ...............................     $ 20,072      $ 17,547
        Treasury stock at cost, 32,400 shares ......     ($   621)     ($   621)
                                                         -----------------------
    Total Stockholders' Equity .....................     $ 19,451      $ 16,926
                                                         =======================
    Total Liabilities and Stockholders' Equity .....     $ 21,071      $ 17,606
                                                         =======================

Condensed Statements of Income
Year ended December 31,                               1997       1996      1995
--------------------------------------------------------------------------------
(In Thousands)
Dividend income from the Bank ...................   $ 1,984    $ 1,608   $   768
Other operating expenses ........................   $    13    $     1      --
                                                    ----------------------------
Income before income taxes and equity in
  undistributed earnings of the Bank ............     1,971      1,607       768
Income tax provision ............................        (5)      --        --
                                                    ----------------------------
Income before equity in undistributed
  earnings of the Bank ..........................     1,976      1,607       768
Equity in undistributed earnings of the Bank ....     2,219      1,399     1,615
                                                    ----------------------------
Net income ......................................   $ 4,195    $ 3,006   $ 2,383
                                                    ============================


Condensed Statements of Cash Flows
Year ended December 31,                                                           1997       1996       1995
-------------------------------------------------------------------------------------------------------------
(In Thousands)
Cash flows used by operations:
Other operating expenses ....................................................   ($   13)   ($    1)       --
                                                                                -----------------------------
Net cash used by operating activities .......................................   ($   13)   ($    1)       --

Cash flows from investing activities:
Dividends received ..........................................................     1,045      1,456        672
                                                                                -----------------------------
Net cash provided by investing activities ...................................     1,045      1,456        672

Cash flows used by financing activities:
Net proceeds from issuance of restricted common stock
    issued pursuant to equity incentive plan ................................         8
Payment for the purchase of treasury stock ..................................       --        (621)
Dividends paid ..............................................................    (1,032)      (835)      (672
                                                                                -----------------------------
Net cash used by financing activities .......................................    (1,024)    (1,456)      (672)
Net decrease in cash and cash
  equivalents ...............................................................         8         (1)       --

Cash and cash equivalents at beginning of
  year ......................................................................         3          4          4
                                                                                -----------------------------
Cash and cash equivalents at end of year ....................................   $    11    $     3    $     4
                                                                                =============================
Reconciliation of net income to net cash used by operating activities:

Net income ..................................................................   $ 4,195    $ 3,006    $ 2,383

Adjustments to reconcile net income to net cash used by operating activities:

Equity in undistributed earnings
  of the Bank ...............................................................    (2,219)    (1,399)    (1,615)
Dividend income .............................................................    (1,984)    (1,608)      (768)
(Increase) Decrease in other assets .........................................        (5)       --         --
                                                                                -----------------------------
Net cash used by operating activities .......................................   ($   13)   ($    1)   $   --
                                                                                =============================

BRIDGE BANCORP, INC AND SUBSIDIARY 31

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Bridge Bancorp, Inc.:

     We have audited the accompanying consolidated statements of condition of Bridge Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bridge Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                              Arthur Andersen LLP

New York, New York
January 21, 1998




COMMON STOCK INFORMATION

The Company's common stock is traded on the NASDAQ over the counter bulletin board market under the symbol "BDGE". The following table details the quarterly high and low prices of the Company's common stock and the dividends declared for such periods.

At December 31, 1997 the Company had approximately 626 holders of its common stock.

COMMON STOCK INFORMATION

                                                 Stock Prices          Dividends
                                              High          Low        Declared
--------------------------------------------------------------------------------
By Quarter 1997
--------------------------------------------------------------------------------
First .............................           $22           $20            --
Second ............................            26            22        $   0.25
Third .............................            36            26            --
Fourth ............................            50            36            1.15*
--------------------------------------------------------------------------------
By Quarter 1996
--------------------------------------------------------------------------------
First .............................           $16           $16            --
Second ............................            19            16        $   0.22
Third .............................            20            19            --
Fourth ............................            20            20        $   0.48

* On June 17, 1997, the Bank sold its former headquarter's building resulting in a gain, net of taxes, of approximately $829,000. On December 15, 1997 the Bank declared a one time special dividend of approximately $845,000, or $.60 per share, paying out this gain to the shareholders.

BOARD OF DIRECTORS                        BANK OFFICERS
AND AFFILIATIONS
                                          Thomas J. Tobin
Raymond Wesnofske                         President and Chief Executive Officer
Chairman
Bridge Bancorp, Inc. and
The Bridgehampton National Bank           SENIOR VICE PRESIDENTS

Thomas J. Tobin                           Christopher Becker
President and Chief Executive Officer     Chief Financial Officer
Bridge Bancorp, Inc. and
The Bridgehampton National Bank           Anthony Leone
                                          Chief Banking Officer
Thomas E. Halsey
Holly Hill Nursery
Water Mill, NY                            VICE PRESIDENTS

Marcia Z. Hefter                          Peter M. Coleman
Esseks, Hefter & Angel                    Senior Business Development Officer
Counselor of Law                          North Fork Region
Riverhead, NY
                                          Donald P. Gauthier, Jr.
R. Timothy Maran                          Real Estate Services Division
Maran, DeBaun, Cruise & Simonson
Southampton, Hampton Bays,                Jean Irvine
Westhampton, NY                           Human Resources

Albert E. McCoy                           Carol Kennedy
W.F. McCoy Petroleum Products, Inc.       Credit Administration
McCoy Bus Co., Inc.
Bridgehampton, NY                         Michael P. Kochanasz
                                          Consumer Services Division
Walter A. Preische, Jr.
Markowitz Preische & Stevens, P.C.        Diane Reutershan
Certified Public Accountant               Community Development Officer
East Hampton, NY
                                          Thomas H. Simson
Lawrence H. Strickland                    Chief Information Officer
Vice Chairman
Peter Lyle, Inc. Financial Services       Janet T. Verneuille, C.P.A.
Bridgehampton, NY                         Comptroller

                                          ASSISTANT VICE PRESIDENTS
COMPANY OFFICERS
                                          Donald Brancaccio
Thomas J. Tobin                           Residential Mortgage Department
President and Chief Executive Officer
                                          Michelle Dosch
Christopher Becker                        Financial Operations
Senior Vice President and Treasurer
                                          Maureen P. Mougios
Anthony Leone                             Director of Internal Audit
Senior Vice President and Secretary
                                          Sandra Novick
                                          Director of Marketing and Advertising

                                          Susan Ruthinowski
                                          Relationship Manager
                                          Business Portfolio Specialist

                                          Kevin L. Santacroce
                                          Senior Relationship Manager
                                          Commercial Lending

                                          Ann K. Sweeney
                                          Senior Relationship Manager
                                          Commercial Lending

                                          ASSISTANT CASHIERS

                                          David E. Hawkes
                                          Senior Relationship Manager
                                          Branch Banking, Southampton

                                          Caroline Kalish
                                          Systems Analyst

                                          Lorraine LaRosa
                                          Senior Relationship Manager
                                          Branch Banking, Mattituck and Southold

                                          John J. McDonald
                                          Senior Relationship Manager
                                          Branch Banking, Montauk

                                          Kimberly Romano
                                          Deputy Comptroller

                                          Kenneth M. Tobin
                                          Systems Analyst

NOTICE OF ANNUAL MEETING
The Annual Meeting of Shareholders is scheduled for 3:30 p.m., Tuesday, April 14, 1998 in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY, 11932.


BANKING OFFICES

Main Office
2200 Montauk Highway, Bridgehampton, NY  11932
(516) 537-1000 Fax (516) 537-1835

Southampton
425 County Road 39, Southampton, NY  11968
(516) 283-1286 Fax (516) 287-3309

Southampton Village Commercial Branch
94 Main Street, Southampton, NY  11968
(516) 287-5880 Fax (516) 287-5882

East Hampton
26 Park Place, East Hampton, NY  11937
(516) 324-8480 Fax (516) 329-1485

Southold
54970 Main Road, Southold, NY  11971
(516) 765-1500 Fax (516) 765-1605

Mattituck
Mattituck Shopping Center, Main Road, Mattituck, NY  11952
(516) 298-0190 Fax (516) 298-0194

Montauk
1 The Plaza, Montauk, NY  11954
(516) 668-6400 Fax (516) 668-6412

Residential Mortgage and Loan Center
184 Old Country Road, Route 58, Riverhead, NY  11901
(516) 369-4300 Fax (516) 369-4388


10-KSB REPORT
A copy of the Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available upon request by any shareholder of the Company at no charge. Write to Christopher Becker, Senior Vice President and Treasurer at Bridge Bancorp, Inc., P.O. Box 3005, Bridgehampton, NY 11932.

INTERNET WEBSITE ADDRESS
http://www.bridgenb.com

Photographs: Michael Pateman, Denis Carr, Stephen Kotz, Deborah Kalas

Architectural Photographs: Christopher Wesnofske

Designed By Curran & Connors, Inc.