Form 10-K, Exhibit 13
period 1998-12-31
BRIDGE BANCORP INC
filed 1999-03-31
CIK 846617

[PHOTOGRAPH-Brigdehampton National Bank's Headquarters building]

                               1998 Annual Report

                              Bridge Bancorp, Inc.
                                                         SM
                    [TRADEMARK - The Bank you can talk to.]

COMPANY PROFILE

Bridge  Bancorp,  Inc., a New York  corporation,  is a one-bank  holding company
engaged  in  commercial  banking  through  its  wholly  owned  subsidiary,   The
Bridgehampton National Bank.

Federally chartered in 1910, the Bank was founded by local farmers and merchants to serve the needs of the agricultural based villages comprising the area. While growing and expanding over the past eighty-nine years, The Bridgehampton National Bank has continued to maintain its community orientation. The Bank offers a full range of deposit and loan products and services, geared to the businesses and consumers within its primary market area, the East End of Long Island.

Bridgehampton National Bank serves both the North and South Forks on the East End through its branch network, operating seven full service banking offices located in Bridgehampton, East Hampton, Mattituck, Montauk, Southampton, Southampton Village and Southold, New York. Residential mortgage services are available at all branch locations. In addition, twenty-four hour Automated Teller Machines with access to the MAC and NYCE networks are maintained in Bridgehampton, Mattituck, Southampton Hospital and Southampton Town Hall. The Bank is an Equal Housing Lender and a member of the Federal Deposit Insurance Corporation.

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

BRIDGE BANCORP, INC.
--------------------
Serving the East End through Four Market Areas


TEAMWORK

In 1998, The Bridgehampton National Bank refined its management structure in an effort to provide unique levels of service, value and responsiveness to our customers. Each market area within the East End region is ready to provide a full range of business and consumer banking services, and is led by a Senior Banking Officer. We would like to take this opportunity to introduce you to our Market Area Team Leaders.

[PHOTOGRAPH]
Bridgehampton

Ann Sweeney, Vice President, Senior Banking Officer began her career with The Bridgehampton National Bank in 1988 as a Cooperative Education student from Long Island University-Southampton College. She started off in our loan department and upon graduation began working for Bridgehampton National full-time, mastering all aspects of consumer and commercial loan processing before her promotion to a Loan Officer position. Ms. Sweeney was promoted to Assistant Vice President, Senior Lending Officer in 1995 and served as the Loan and Business Development Officer for the Main Office branch. Ms. Sweeney now directs and manages the Bridgehampton Market Area, which includes business development in Bridgehampton, Wainscott, Water Mill, Sagaponack and Sag Harbor. Ann is currently completing her thesis, the culmination of the American Bankers Association (ABA) Stonier Graduate School of Banking. Ms. Sweeney has earned several ABA banking certificates, including Consumer Lending, Commercial Lending and Advanced Commercial Lending. Working with businesses and consumers in our market area for more than ten years, Ann really knows her business.

[PHOTOGRAPH]
North Fork

Peter Coleman, Vice President, Senior Banking Officer has more than twenty years in the banking business and provides important leadership in our North Fork region. Mr. Coleman is a graduate of the State University of New York at Delhi after which he served in the U.S. Army. He has completed numerous credit and banking programs, including Dun & Bradstreet's Credit Administration Certificate, the ABA National Mortgage School, and the ABA Stonier Graduate School of Banking. Pete began his career at BNB in 1993, working as Vice President, Commercial Lending Officer. In November of 1997, Mr. Coleman moved to the North Fork Market Area with the objective of coordinating and solidifying the business development efforts of BNB's North Fork branches. A lifelong resident of Mattituck, Pete is well-known in the North Fork business community, and his knowledge and commitment to the North Fork have been a key asset to the Bank's growth and reputation in the region. Peter has been involved in several community activities on the North Fork, including serving as Chief and Commissioner of the Mattituck Fire Department, where he was also voted Fireman of the Year. In addition, Pete served as Director of the Mattituck Community Fund, Inc., and is a member of the Mattituck Lions Club. Currently, Mr. Coleman is an active member of the Eastern Long Island Executive Roundtable.

[PHOTOGRAPH]

East Hampton / Montauk

Kevin Santacroce, Assistant Vice President, Senior Banking Officer heads up the team in the East Hampton/Montauk Market Area. A graduate of Bryant College, Mr. Santacroce has been in banking since 1991. He has completed several credit and accounting programs, graduating with top honors in Credit Analyst and Senior Credit Analyst course work. Kevin began the ABA Stonier Graduate School of Banking program in 1998, and will be working on his thesis in 1999. Mr. Santacroce joined The Bridgehampton National Bank in 1997 as Assistant Cashier, Loan Officer, East Hampton/Montauk. Kevin came to our Company with several years of financial and credit management experience, including development of statistical financial projections, asset and relationship pricing, risk rating, budget development and analysis, capital procurement and investment strategies, financial reporting and accounting supervision. Kevin was promoted to the position of Assistant Vice President, Loan Officer, East Hampton/Montauk in December 1997. As Senior Banking Officer, Kevin directs and manages all aspects of banking business in our East Hampton and Montauk Branch Offices, and points in between. Kevin participates in many community programs, including serving on the Volunteer Fire Department in his hometown of Southold.

[PHOTOGRAPH]

Southampton

Although Seamus Doyle, Assistant Vice President, Senior Banking Officer hails from Dublin, Ireland, he is very much at home here on the East End. Mr. Doyle began his career at The Bridgehampton National Bank as a Credit Analyst in 1992, after which he graduated with honors from the Bucknell School of Commercial Credit and was promoted to the position of Loan Officer. Until 1997, Seamus served as BNB's Loan Officer in Montauk, and then East Hampton. During this period, Mr. Doyle was promoted to Assistant Vice President, completed his studies in accounting, and passed the Certified Public Accountant examinations. Still working to gain the experience required for the CPA designation, Mr. Doyle left the Bank temporarily, for a position at a prestigious local accounting firm. Seamus returned to BNB in 1998, coming back on board as AVP, Senior Banking Officer for the Southampton Market Area. The Bridgehampton National Bank maintains two branch offices in the Southampton marketplace, including the County Road 39 Branch Office, as well as the newly established Southampton Village Commercial Branch Office. Business development in the Village Branch Office represented a significant challenge in 1998. Seamus has been recommended to begin the ABA Stonier Graduate School of Banking program in Spring 1999. Seamus serves as a Director of the East Hampton Chamber of Commerce.

                       Consolidated Financial Highlights
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)

At December 31,                                                             1998           1997
-----------------------------------------------------------------------------------------------
FOR THE YEAR ENDED
Net income                                                           $     3,895    $     4,195
    Net income, excluding gain on sale of building<F1>                      --            3,366
    Cash dividends declared                                                1,482          1,972
                                                                     --------------------------
AT YEAR END
    Total assets                                                     $   266,984    $   233,112
    Total deposits                                                       241,531        203,697
    Total loans                                                          168,696        138,636
    Total stockholders' equity                                            22,232         19,451
                                                                     --------------------------
SIGNIFICANT RATIOS FOR THE YEAR ENDED
    Return on average equity                                               19.19%         23.08%
    Return on average assets                                                1.51           1.86
                                                                     --------------------------
SELECTED FINANCIAL RATIOS, EXCLUDING GAIN ON SALE OF BUILDING<F1>
    Return on average equity                                                --            18.52%
    Return on average assets                                                --             1.49
                                                                     --------------------------
PER SHARE DATA<F2>
    Diluted earnings per share                                       $      0.91    $      0.99
    Basic earnings per share                                                0.92           0.99
    Cash dividends declared                                                 0.35           0.47
    Book value                                                              5.25           4.60
                                                                     --------------------------
PER SHARE DATA, EXCLUDING GAIN ON SALE OF BUILDING IN 1997<F1><F2>
    Diluted earnings per share                                       $      0.91    $      0.79
    Basic earnings per share                                                0.92           0.79
                                                                     --------------------------

<F1>
On June 17, 1997, the Bank sold its former headquarters building resulting in a gain, net of taxes, of approximately $829,000. On December 15, 1997 the bank declared a one time special dividend of approximately $845,000, or $.20 per share, paying out this gain to the shareholders.

<F2>
On July 20, 1998, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable August 31, 1998 to stockholders of record as of August 19, 1998 . The stock split increased outstanding shares from 1,411,599 to 4,234,797. On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding shares from 469,333 to 1,407,999. All per share amounts have been adjusted to reflect these splits.

[BAR GRAPHS]
(In Thousands)               1998           1997        1996        1995        1994
------------------------------------------------------------------------------------
TOTAL ASSETS             $266,951       $233,112    $204,614    $184,070    $171,953

(In Thousands)               1998           1997        1996        1995        1994
------------------------------------------------------------------------------------
NET INCOME               $  3,895       $  4,195    $  3,006    $  2,383    $  1,933
                                           3,366*
(Percent)                    1998           1997        1996        1995        1994
------------------------------------------------------------------------------------
RETURN ON AVERAGE ASSETS     1.51%          1.86%       1.51%       1.27%       1.81%
                                            1.49%<F1>
(Percent)                    1998           1997        1996        1995        1994
------------------------------------------------------------------------------------
RETURN ON AVERAGE EQUITY    19.19%         23.08%       1.51%       1.27%       1.81%
                                           18.52%<F1>


<F1>
1997, excluding gain on sale of building

p.1  BRIDGE BANCORP, INC. AND SUBSIDIARY

                               Dear Shareholders

It is with considerable pride that I report our Company's results of operations for fiscal year 1998.

We have set high financial performance goals for The Bridgehampton National Bank and have met them in 1998 with return on average equity of 19.2% and return on average assets of 1.5%. The Company continued its seven year trend of record earnings posting net income of $3,895,000, an increase of 15.7% over earnings last year, excluding the gain on the sale of the Bank's former headquarters building. Our Company continues to be recognized among top performing U.S. banks of our asset size. Last year The Bridgehampton National Bank was ranked among the Sheshunoff Highest Rated Banks and S&Ls in America, as well as one of The Ryan, Beck Report's small-cap financial elite peer group.

Financial highlights include a 21.7% increase in net loans, an 18.6% increase in total deposits, 14.5% growth in total assets, and an increase in total shareholder equity of 14.3%. Total dividends declared represented a 31.5% increase over the total dividends declared in 1997, excluding the one-time special dividend resulting from the gain on the sale of the headquarters building.

We have been gratified by the positive recognition that ownership of shares of Bridge Bancorp, Inc. has received. Over the past four years, our efforts toward our performance goals have translated into significant growth in our stock price. As we continue our efforts to provide shareholder value, we look forward to the Company's new policy of considering quarterly rather than semi-annual dividends.

While banking industry mergers and increased competition not only from financial institutions but also from nonbank entities have made headlines throughout the year, our Company has continued to stay on course. Last year we began a sea change, put in place to enhance our strengths in the East End marketplace. We recognized that in order to maintain our competitive advantage, our focus on customer service and uncommon levels of responsiveness were key. As such, throughout 1998 we have continued to refine our management structure and our focus in an effort to improve our level of responsiveness to our customers and the marketplace. We have developed an innovative team approach so that each market area within the East End is served by a complete management team led by a Senior Banking Officer. Each team is able to provide the full breadth of credit and deposit services to both businesses and consumers with a unique level of responsiveness. Market area teams are experts regarding their specific region and our officers understand the nuances of the communities that they serve.

A glance at our cover and the highlights pages gives a glimpse of our Company, both inside and out. The five year financial summary that follows tells our Company's story of steady incremental growth in our core business.

We have positioned our Company well to leverage the recent positive economic environment. However, equally important, we have structured our Company to face the challenges of the future. While we have set our course through our knowledge of our strengths and our marketplace, we are also ready and able to tack as necessary as economic winds shift. We look toward our opportunities with confidence in the abilities of our dynamic management team, all our employees and the essential leadership of our Board of Directors.

Thank you, our valued shareholders, for your confidence and for your support of Bridge Bancorp, Inc.

Sincerely,

/s/ Thomas J. Tobin
Thomas J. Tobin
President and Chief Executive Officer

                                                         1998 ANNUAL REPORT  p.2

[PHOTOGRAPH]
Wendy Engel, Retired, East Hampton.
Wendy Engel, longtime BNB customer, participated in our advertising launch of select advantage banking.

The Bridgehampton National Bank is committed to growth through the expansion of existing customer relationships while also developing new business opportunities. Our Bank is differentiated in our marketplace by its clearly defined focus on the East End of Long Island, our development of products that specifically meet the needs of businesses and consumers in our market areas, our community orientation, and the accessibility of our management.

SEVERAL   HIGHLIGHTS   OF  EVENTS   IN  1998   SHOWCASE   THESE   DISTINGUISHING
CHARACTERISTICS.

Select Advantage Banking: At The Bridgehampton National Bank, maturity does have its rewards. In 1998, BNB developed a new package of banking products for consumers fifty years of age and older. The Senior market on the East End is an important consumer segment. However, equally important are the Baby Boomers, who are beginning to reach their early fifties. Select Advantage Banking offers a highly competitive "advantage" package that includes checking, certificates of deposit, savings, and a variety of related benefits. At the same time, the package effectively serves as an introduction to our Bank within this increasingly affluent market sector.

Electronic Delivery Systems: Our customers like to do their banking business through various delivery channels. In 1997, Teller*Fone, BNB's telephone banking system, was introduced. Teller*Fone put account information as well as the opportunity to conduct transactions, at our customers' fingertips. This was a start; however, it was determined that the provision of alternative delivery channels was becoming an increasingly important aspect of customer service. In 1998, the Bank devoted a member of its senior management team, Michael
Kochanasz, to the development of electronic delivery systems that make banking easier, and add value to banking with BNB. PC banking for businesses is currently being tested through selected customer sites. This service will be available to our business customers during the second quarter of 1999. Other projects that are underway include the introduction of a Debit Card program; the exploration of opportunity for a Call Center; improvements to the Bank's ATM program; and enhancement and active marketing of the Bank's cash management services for businesses, which include ACH origination, check reconciliation, and direct deposit of payroll systems. We look toward expanded importance of alternative delivery channels in facilitating our customers' daily banking.

Year 2000: Are we ready? The Bridgehampton National Bank has been working diligently for the past two years to provide as seamless a transition into the next millennium as possible. The Federal Financial Institutions Examination Council has identified six phases for readiness: awareness, inventory and assessment, renovation, validation, implementation, and post-implementation. The Bridgehampton National Bank has met or exceeded all governmental requirements for readiness. In addition, the Bank has served as a test site for community banks in the Northeast U.S.

As the East End's community bank, The Bridgehampton National Bank has taken a leadership position with regard to education pertaining to Y2K issues. On June 9, 1998, the Bank sponsored a Year 2000 Breakfast Seminar for our customers and others among the local business community. The program consisted of an educational segment which was presented by our Chief Information Officer and business technology specialists, followed by a question and answer period. The program was attended by approximately sixty participants. Additionally, our Chief Information Officer and Chief Financial Officer have made similar presentations at business meetings throughout the East End community. Our efforts to educate and provide appropriate information will be stepped up in 1999. Further, a communication program for our customer base regarding BNB's Y2K readiness and tips on readiness for businesses and consumers is underway.

p.3  BRIDGE BANCORP, INC. AND SUBSIDIARY

Bridging the Gap

[PHOTOGRAPH]
Southern Cross, Christening.

Over on Shelter Island, BNB helps bridge the gap with financing for South Ferry's Southern Cross.

[PHOTOGRAPH]
Stuart Lowrie, Director of Conservation Programs and Government Relations, The Nature Conservancy.

The Bridgehampton National Bank helped to galvanize the East End business community in support of the Community Preservation Fund. Stuart Lowrie joined our celebration on November 10, 1998

Residential Mortgage Operations: In June of 1998, the Bank made an important step toward the level of customer service to which our Company is committed. We moved our residential mortgage processing department from the Riverhead location into our headquarters facility in Bridgehampton, and relocated our residential mortgage originators to our branch offices. Now, our customers in each of our market areas have access to all of our Bank's products. Each market area team is comprised of professional staff members who are experts in their areas of specialization.

At the same time all of our loan operations processes, commercial and consumer, were streamlined. Management and support staff were placed with the objectives of increasing processing efficiencies, reducing turnaround time, and providing a greater level of support to our customers, as well as our loan originators. We made several key steps towards our customer service goals in 1998, and our efforts to improve loan operations processes will be ongoing.

Stock Split: On July 20, 1998, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable August 31, 1998 to stockholders of record as of August 19, 1998. The stock split was the second in two years.

U.S. Trust: Wealth management is a financial service required by a growing number of consumers in our marketplace. Key to the Bank's strategic plan has been the provision of the highest level of banking services backed by state of the art technology. The Board of Directors unanimously approved an alliance between BNB and United States Trust Company of New York, which puts the ultimate in consultative wealth management services at the fingertips of BNB customers. Through this agreement, Bridgehampton National customers now have access to investment management and consulting, trust services, financial and estate planning, and private banking through U.S. Trust, which has been serving affluent individuals and their families since 1853.

South Ferry's Southern Cross: Anyone who has traveled between the North and South Forks of Long Island on the East End via ferry understands how this mode of transportation, while serving to connect the Forks and Shelter Island, also reminds us of the uniqueness of our region, and our connection to our maritime history.

On October 24, 1998 a new ferry boat, South Ferry's Southern Cross, was christened. The addition of a new boat to the fleet was a momentous occasion, and represented a considerable undertaking for the owners, the Clark family of Shelter Island. The Bridgehampton National Bank was recognized at the official christening ceremony as an essential partner in bringing the Southern Cross project to fruition, through the Bank's funding of the construction of the new vessel. Just as the ferry takes residents and travelers from the South Fork to Shelter Island and beyond to the North Fork, Bridgehampton National has been noted as the community bank which also bridges the gap, serving businesses and consumers on the South Fork, North Fork and Shelter Island.

Community Preservation Fund: On November 10, 1998, approximately 150 local residents joined a celebration at The Bridgehampton National Bank headquarters facility. Voters on the East End had clearly rallied behind Proposal 4 on election day, establishing the Community Preservation Fund in all five East End towns. The Fund is a land bank established to finance the purchase of properties for open space and farmland preservation. The Bridgehampton National Bank was recognized as the only bank on the East End which consistently supports environmental and preservation programs. The Bank remains committed to the support of programs throughout the region that protect and preserve the environment, quality of life, rural character and the unique beauty of the East End.

                                                         1998 ANNUAL REPORT  p.4

                      Dedicated to the East End Community

Our dedication to the East End community is reflected by our reinvestment of deposits into all of our market areas, in the form of commercial and consumer loans, and community programs. We welcome you to review some of the "investments" made by The Bridgehampton National Bank in 1998.


BANK-WIDE * Peconic Community Council * North Fork Housing Alliance * Y2K Information Seminars * Ellen's Run * Central Suffolk Hospital's Polo Panache * March of Dimes * Family Service League * East End Hospice * Salvation Army * Muscular Dystrophy Foundation * East End Alternatives Counseling Center * The Retreat * Have a Heart Charities * Eastern Long Island Hospital * American Cancer Society * Make a Wish Foundation * Habitat for Humanity * Choral Society of the Hamptons * Group for the South Fork * American Red Cross * Cancer Care * South Fork Breast Coalition * Fish Unlimited * Suffolk County Girl Scout Council, Inc. * Suffolk County Boy Scouts of America * Sloan Kettering * East End Arts Council * Charity in Action Family Health Services, Inc. * Dominican Sisters Family Health Promotion * Coat off Your Back * Local Food Pantries * Ducks Unlimited * Spanish Community Project * American Heart Association * Small Business Development Center Research Foundation * South Fork Community Health Initiative * The Hampton Classic * Americas' Sail Greenport Rendezvous '98 * Juvenile Diabetes Foundation * U.S. Equestrian Team Bridgehampton/Sag Harbor * Bridgehampton Child Care Center * Bay Street Theatre * Bridgehampton Historical Society * Bridgehampton Road Rallye * Bridgehampton School * Madoo Conservatory
* Sag Harbor Elementary School * Stella Maris School * Hayground School * Bridgehampton Lions Club * Bridgehampton Community House * Bridgehampton Village Improvement Society * Bridgehampton Fire Department and Ambulance Company Southampton * Southampton Senior Services * Southampton Hospital

[PHOTOGRAPH]
Sag Pond Vineyard, Sagaponack. With the wine industry firmly rooted on the East End, The Bridgehampton National Bank cultivates business opportunities.

[PHOTOGRAPH]
Ruby Beets, Bridgehampton. When it's time to move or expand, Bridgehampton National Bank is prepared to help East End businesses grow.

[PHOTOGRAPH]
Eastland Farms, Water Mill. From agriculture to technology, BNB has developed products and services that meet the needs of local business customers.

[PHOTOGRAPH]
Peter's Back Street, Southampton. Over in Southampton Village, Bridgehampton National has established a commercial branch to meet the banking requirements of merchants and professional entities in the Village.

[PHOTOGRAPH]
Southampton Home. Bridgehampton National Bank makes home ownership a reality for East Enders every day. When it comes to financing a home sweet home, folks here know that BNB has more than 50 residential mortgage programs available.

p.5  BRIDGE BANCORP, INC. AND SUBSIDIARY

[PHOTOGRAPH]
Newly completed residential construction, East Hampton. Builders and consumers throughout our market areas know that Bridgehampton National Bank stands ready with financing for land and new construction.

[PHOTOGRAPH]
Gansett  Green  Manor,  Amagansett.   Improvements  and  expansions  help  local
businesses flourish.

[PHOTOGRAPH]
Montauk Lighthouse, Montauk Point, a beacon to the East End. The Bridgehampton National Bank supports the region's historical treasures.

[PHOTOGRAPH]
Simon Bolivar. In 1998, The Bridgehampton National Bank signed on as Title Sponsor of The Bridgehampton National Bank Americas' Sail Greenport Rendezvous, bringing national and international attention to the East End's rich maritime history. Simon Bolivar. In 1998, The Bridgehampton National Bank signed on as Title Sponsor of The Bridgehampton National Bank Americas' Sail Greenport Rendezvous, bringing national and international attention to the East End's rich maritime history.

[PHOTOGRAPH]
Shelley Scoggin, owner, The Market, Greenport. Shelley Scoggin told her story in BNB's testimonial advertising campaign. The Bridgehampton National Bank helped her make her business dreams come true in 1998


Community Health Services * Southampton AARP * Shinnecock Nation Cultural Center & Museum * Southampton Hospital Lyme Disease Research * Southampton Hospital Quarterbackers Club * Hampton Bays Beautification Association, Inc.
* Sacred Heart CYO Basketball * Southampton Day Care * Southampton Chamber of Commerce * Southampton College Career Development Center * Parrish Art Museum * Cultural Center of Southampton * PBA of Southampton * Southampton Elks Ladies of the 1574 Club * Southampton Lions Club * Southampton Business Alliance * North Sea Fire Department East Hampton/Montauk * The ReCenter * East Hampton Seniors Center * Town of East Hampton 350th Anniversary Celebration Lecture Series * Guild Hall * Kidfest * East Hampton Youth Alliance * Montauk Historical Society * Montauk Friends of Erin * Montauk Chamber of Commerce * East Hampton Christmas Tree Lighting * East Hampton Youth Football * Youth Hoops of East Hampton * East Hampton Presbyterian Church * Community Council of East Hampton * Montauk Downtown Association Street Lighting Fund * East Hampton Day Care Center * St. Luke's Church Beach Walk * East Hampton Lions Club North Fork * First Night Greenport * Mattituck Senior Nutrition Center * Mattituck Lionesses * Shelter Island Senior Center * East End Seaport Museum * North Fork Lions Club
* Town of Southold Haunted House * North Fork Women's Resource Center * Southold Rotary * Greenport-Southold Chamber of Commerce * North Fork Reform Synagogue * Mattituck Chamber of Commerce * Our Lady of Mercy School
* San Simeon by the Sound * Peconic Landing * Southold Fire Department * Southold Schools * Southold Summer Showcase Concert Series * Arts in Southold Town * Greenport Music Festival

We invite you to learn more about our Company through the financial pages that follow.

                                                         1998 ANNUAL REPORT  p.6

                        Five Year Summary of Operations
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)

Set forth below are selected consolidated financial and other data of the Company. The Company's business is primarily the business of the Bank. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company.

December 31,                                        1998       1997          1996       1995       1994
-------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA:
Securities available for sale<F1>               $ 69,443   $ 60,190      $ 57,779   $ 52,689   $ 26,413
Securities held to maturity/for investment<F1>     5,052     11,812         6,262      6,425     37,166
Loans, net                                       166,983    137,243       117,643    110,442     93,817
Total assets                                      26,651    233,112       204,614    184,070    171,953
Total deposits                                   241,531    203,697       184,847    166,144    155,891
Total stockholders' equity                        22,232     19,451        16,926     15,420     12,807

Year Ended December 31,
-------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Total interest income (including fee income)    $ 19,019   $ 17,224      $ 15,501   $ 14,384   $ 11,187
Total interest expense                             5,978      5,543         5,072      5,258      3,270
                                                -------------------------------------------------------
Net interest income                               13,041     11,681        10,429      9,126      7,917
Provision for loan losses                            425        410           330        268        333
                                                -------------------------------------------------------
Net interest income after provision
 for possible loan losses                         12,616     11,271        10,099      8,858      7,584
Total other income                                 3,005      4,323(3)      2,422      1,697      1,512
Total other expenses                               9,637      9,067         7,960      7,024      6,318
                                                -------------------------------------------------------
Income before income taxes                         5,984      6,527(3)      4,561      3,531      2,778
Provision for income taxes                         2,089      2,332         1,555      1,148        845
                                                -------------------------------------------------------
Net income                                      $  3,895   $  4,195(3)   $  3,006   $  2,383   $  1,933
                                                =======================================================

December 31,
-------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average equity<F2>                       19.19%     23.08%<F3>    18.84%     16.29%     15.36%
Return on average assets<F2>                        1.51%      1.86%<F3>     1.51%      1.27%      1.18%
Equity to assets                                    8.00%      8.00%         8.07%      8.20%      7.79%
Dividend payout ratio                              38.05%     47.00%<F3>    32.87%     32.23%     32.28%
Diluted earnings per share<F4>                  $   0.91   $    .99<F3>      --         --         --
Basic earnings per share<F4>                    $   0.92   $    .99<F3>  $   0.70   $   0.55   $   0.45
Cash dividends declared per common share<F4>    $   0.35   $    .47<F3>  $   0.23   $   0.18   $   0.14

<F1>
On November 15,1995, the FASB issued "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" which resulted in a reclassification of a portion of the held to maturity portfolio to available for sale stated at fair value.
<F2>
For purposes of these calculations, average stockholders' equity excludes the effect of changes in the unrealized appreciation (depreciation) on securities available for sale, net of taxes.
<F3>
On June 17, 1997, the Bank sold its former headquarters building resulting in a gain, net of taxes, of approximately $829,000. Return on average equity excluding this gain, net of taxes, was 18.52%. Return on average assets excluding this gain, net of taxes, was 1.49%. On December 15, 1997 the Bank declared a one time special dividend of approximately $845,000, or $.20 per share, paying out this gain to the shareholders.
<F4>
On July 20, 1998, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable August 31, 1998, to stockholders of record as of August 19, 1998. The par value of the Company's common stock remains unchanged. As a result, $14,439,990 was transferred from Undivided Profits and Capital Surplus at August 19, 1998 to reflect the issuance. On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable on May 30, 1997 to stockholders of record as of May 1, 1997. The par value per share of the Company's common stock again remained unchanged. As a result, $4,801,000 was transferred from Undivided Profits at May 1, 1997 to reflect the issuance. All per share amounts have been adjusted to reflect the effects of these splits.

p.7 BRIDGE BANCORP, INC. AND SUBSIDIARY

        Managements's Discussion and Analysis of Financial Condition and
                             Results of Operations


GENERAL. Bridge Bancorp, Inc. (the Company), a New York corporation, is a one-bank holding company formed effective March 31, 1989, and on a parent only basis, had minimal results of operations for 1998, 1997 and 1996. In the event the Company subsequently expands its current operations, it will be dependent on dividends from its wholly owned subsidiary, The Bridgehampton National Bank (the
Bank), its own earnings, additional capital raised and borrowings as sources of funds. The information below reflects principally the financial condition and results of operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is mainly the difference between interest income on loans and investments and interest expense on deposits. Interest income on loans and investments is a function of the average balances outstanding and the average rates earned during a period. Interest expense is a function of the average amount of interest-bearing deposits and the average rates paid on such deposits during a period. The Bank also generates other income, such as fee income on deposit accounts and income from mortgage banking operations and merchant credit card processing programs. The Bank's net income is further affected by the level of its other expenses, such as employees' salaries and benefits and occupancy costs. This discussion and analysis should be read in conjunction with the consolidated financial statements, the notes thereto and the other financial information included elsewhere in this annual report.

FINANCIAL CONDITION. The assets of the Company totaled $266,951,000 at December 31, 1998, an increase of $33,839,000 or 14.5% from the previous year end. This increase mainly results from the increase in gross loans of $30,060,000 or 21.7% and an increase in investments in debt and equity securities of $2,493,000 or 3.46%. The source of funds for the increase in assets was derived from increased deposits of $37,834,000 or 18.6%, offset primarily by a decrease in other borrowings of $6,500,000. Demand deposits increased $10,828,000 or 17.0%, and all other deposits increased $27,006,000 or 19.3% over December 31, 1997. This increase is mainly attributed to efforts to increase market share and the introduction of a new money market deposit product which targets high balance accounts.

Total stockholders' equity was $22,232,000 at December 31, 1998, an increase of 14.3% over December 31, 1997. The increase of $2,781,000 was the result of undistributed net income for the year ended December 31, 1998, of $3,895,000; plus the proceeds of $109,000 from the exercise of incentive stock options pursuant to the equity incentive plan; plus the tax benefit of $51,000 from the exercise of nonqualified stock options pursuant to the equity incentive plan; less cash dividends declared of $1,482,000; and plus the net increase in unrealized appreciation in securities available for sale, net of tax, of $208,000. The net increase in unrealized appreciation in securities available for sale is attributable to appreciation due to changes in market conditions. Management has determined such appreciation to be temporary, and does not expect future sales of such securities to result in material gains and thus a material impact on results of operations.

STOCK SPLITS. On July 20, 1998, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable August 31, 1998 to stockholders of record as of August 19, 1998. The stock split increased outstanding common shares from 1,411,599 to 4,234,797. On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding common shares from 469,333 to 1,407,999. Stockholders' equity has been restated to give retroactive recognition to the stock splits for all periods presented by reclassifying from undivided profits and capital surplus to common stock the par value of additional shares resulting from the stock splits. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per share amounts, stock option data and market prices of the common stock have been restated giving retroactive recognition to the stock splits.

ASSET/LIABILITY MANAGEMENT. The Company's primary earnings source is net interest income, which is affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments, the level and composition of deposits, and the credit quality of the portfolio. Management's asset/liability objectives are to maintain a strong, stable net interest margin, to utilize its capital effectively without taking undue risks and to maintain adequate liquidity.

The Company's Asset/ Liability Committee, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on assets and liabilities, net interest margin, capital and liquidity. Risk assessments are governed by policies and limits established by senior management which are reviewed and approved by the full Board of Directors.

As measured by the Interest Sensitivity Gap Table, the Company's estimated one year cumulative interest sensitivity gap (the difference between assets and liabilities that reprice or mature within such period) was a negative $14,894,000, or (5.58)% of total assets. A gap is considered negative when interest rate sensitive liabilities maturing or repricing within a specified time period exceed the amount of interest rate sensitive assets repricing or maturing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specified time frame exceeds the amount of interest rate sensitive liabilities repricing or maturing within that same time period. In a rising rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income, whereas an institution with a positive gap would generally be expected to experience the opposite results. Conversely, during a period of falling rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

                                                        1998  ANNUAL REPORT  P.8

The economic environment continually presents uncertainties as to future interest rate trends. The Asset/Liability Committee regularly monitors the cumulative gap position, in addition to utilizing a model that projects net interest income based on increasing or decreasing interest rates, in order to be able to respond to changes in interest rates by adjusting the gap position.

INTEREST RATE SENSITIVITY ANALYSIS. The following table sets forth the amounts of interest earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Bank, using certain assumptions based on historical experience and other data available to management, to reprice or mature in each of the future time periods shown. This table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because actual repricing of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

                                                             Over Three      Over Six      Over One
                                                    Three        Months        Months          Year          Over
Year ended December 31, 1998                       Months       Through       Through       Through          Five
(Dollars in thousands, except financial ratios)   or Less    Six Months      One Year    Five Years         Years         Total
-------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Investment in debt and equity securities<F1>     $  2,732      $  3,089      $  7,518      $ 40,329      $ 19,449      $ 73,117
Total loans<F2>                                    63,199         6,340        11,196        58,702        29,259       168,696
Federal funds sold                                  3,150          --            --            --            --           3,150
                                                 ------------------------------------------------------------------------------
Total Interest Earning Assets                    $ 69,081      $  9,429      $ 18,714      $ 99,031      $ 48,708      $244,963

Interest Bearing Liabilities:
Savings, N.O.W., and money
market accounts<F3>                              $ 56,245      $   --        $   --        $   --        $ 46,771      $103,016
Certificates of deposit                            29,507        17,763         8,603         8,185          --          64,058
                                                 ------------------------------------------------------------------------------
Total Interest Bearing Liabilities               $ 85,752      $ 17,763      $  8,603      $  8,185      $ 46,771      $167,074
                                                 ------------------------------------------------------------------------------
Interest Sensitivity Gap Per Period              $(16,671)     $( 8,334)     $ 10,111      $ 90,846      $  1,937      $ 77,889
                                                 ------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap              $ 96,671)     $(25,005)     $(14,894)     $ 75,952      $ 77,889
                                                 ------------------------------------------------------------------------------
Gap to Total Assets                                 -6.24%        -9.37%        -5.58%        28.45%        29.18%
                                                 ------------------------------------------------------------------------------

<F1>
Investment in debt and equity securities is shown excluding the fair value appreciation of $1,629,000, before tax, due to the application of SFAS No. 115. Investment in debt and equity securities includes interest earning deposits with banks of $251,000.

<F2>
For the purpose of this table, nonaccrual loans of approximately $1,208,000 have been included.

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

MARKET RISK. Significant increases in the level of market interest rates also may adversely affect the fair value of securities and other interest earning assets. At December 31, 1998, $74,495,000 or 100% of the Company's securities had fixed interest rates. Generally, the value of fixed rate instruments fluctuates inversely with the changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest earning assets which could adversely affect the Company's results of operations if sold or, in the case of interest earning assets classified as available for sale, the Company's stockholders' equity if retained. Increases in market interest rates also could affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Company and the average life of loans and securities, which can adversely impact the yields earned on the Company's loans and securities. In periods of decreasing interest rates, the average life of loans held by the Company may be shortened to the extent increased prepayment activity occurs during such period which, in turn, may result in the investing of funds from such prepayments in lower yielding assets.

The Company's interest rate sensitivity is monitored by management through the use of a quarterly interest rate risk analysis model which evaluates (i) the potential change in the net interest income over the succeeding four quarter period and (ii) the potential change in the fair market value of the Company, the "Net Economic Value of Equity of the Company", which would result from an instantaneous and sustained interest rate change of plus or minus 200 basis points, in 100 basis point increments.

p.9 BRIDGE BANCORP, INC. AND SUBSIDIARY

        Managements's Discussion and Analysis of Financial Condition and
                              Results of Operations
                                  (CONTINUED)

At December 31, 1998, net interest income over the succeeding four quarter periods would be effected as follows given an instantaneous and sustained interest rate change of:


Change                                                   Potential Change in
in Interest                                               Net Economic Value
Rates in                        Potential                     of Equity as a
Basis Points                Change in Net                      Percentage of
(RATE SHOCK)              Interest Income                    of Total Assets
----------------------------------------------------------------------------
                   $ Change       % Change          $ Change        % Change
                  ----------------------------------------------------------
      200         $ 481,000          3.43%        $(313,000 )        (0.12)%
      100         $ 244,000          1.74%               *              *
   Static               --            --                --             --
     (100)        ($347,000)        (2.48)%              *              *
     (200)        ($751,000)        (5.36)%       $(295,000)         (0.11)%

* The information on the potential effect of a 100 basis point change in market interest rates on the net economic value of equity is not available. The 200 basis point rate shock estimates the potential effect of a change in market interest rates, and the Company does not view the lack of information for a 100 basis point rate shock as meaningful.


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

ANALYSIS OF NET INTEREST INCOME. Net interest income, the primary contributor to earnings, represents the difference between income on interest earning assets and expenses on interest bearing liabilities.

The following table sets forth certain information relating to the Bank's average consolidated statements of condition and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from daily average balances. Interest on nonaccruing loans has been included only to the extent reflected in the consolidated statements of income. However, the loan balances are included in the average amounts outstanding. Loan fee income totaled $322,000 in 1998, $649,000 in 1997 and $598,000 in 1996. For
purpose of this table the average balances for investment in debt and equity securities exclude unrealized appreciation/depreciation due to the application of SFAS No.115.


Year Ended December 31,                                         1998                            1997                            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                             Average                         Average                         Average
                                         Average              Yield/     Average              Yield/     Average              Yield/
(Dollars in thousands)                   Balance   Interest     Cost     Balance   Interest     Cost     Balance   Interest     Cost
------------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Loans (including fee income)          $156,268   $ 14,461     9.3%    $125,780   $ 12,400     9.9%    $114,220   $ 11,261     9.9%
  Deposits with banks                      2,963        155     5.2%       1,320         73     5.5%       1,941         99     5.1%
  Federal funds sold                       3,721        202     5.4%       4,787        267     5.6%       4,422        243     5.5%
  Taxable investment securities           14,034        916     6.5%      19,736      1,295     6.6%      19,703      1,286     6.5%
  Tax exempt investment securities        26,055      1,177     4.5%      23,790      1,115     4.7%      17,474        907     5.2%
  Other securities                         1,083         78     7.2%       1,083         71     6.6%         736         48     6.5%
  Mortgage backed securities              29,822      2,030     6.8%      28,395      2,003     7.1%      24,670      1,657     6.7%
                                        --------------------------------------------------------------------------------------------
Total interest earning assets           $233,946   $ 19,019     8.1%    $204,891   $ 17,224     8.4%    $183,166   $ 15,501     8.5%

Interest bearing liabilities:
  Savings, N.O.W. and
    money market deposits               $ 90,522   $  2,095     2.3%    $ 71,703   $  1,632     2.3%    $ 68,342   $  1,598     2.3%
  Certificates of deposit of $100,000
     or more                              29,412      1,574     5.4%      28,601      1,560     5.5%      18,718      1,000     5.3%
  Other time deposits                     43,428      2,242     5.2%      42,456      2,230     5.3%      44,848      2,410     5.4%
  Federal funds purchased                   --         --       --            20          1     5.0%          22          1     4.5%
  Other borrowings                         1,230         67     5.4%       2,127        120     5.6%       1,143         63     5.5%
                                        --------------------------------------------------------------------------------------------
Total interest bearing liabilities      $164,592   $  5,978     3.6%    $144,907   $  5,543     3.8%    $133,073   $  5,072     3.8%
                                        --------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread                                      $ 13,041     4.5%              $  11,681     4.6%               $ 10,429     4.7%
                                                   --------     ---               ---------     ---                --------     ---
Net earning assets/net yield on
  average interest earning assets       $ 69,354                5.6%   $  59,984                5.7%    $ 50,093                5.7%
                                        --------                ---    ---------                ---     --------                ---
Ratio of interest earning assets to
  interest bearing liabilities                                142.1%                          141.4%                          137.6%
                                                              -----                           -----                           -----

                                                        1998 ANNUAL REPORT  p.10

RATE/VOLUME ANALYSIS. Net interest income can also be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net changes. For purposes of this table, changes which are not due solely to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other.

Year Ended December 31,                                    1998 Over 1997                   1997 Over 1996
(In thousands)                                     Changes Due To                   Changes Due To
------------------------------------------------------------------------------------------------------------------
                                                  Volume      Rate   Net Change     Volume      Rate   Net Change
Interest Income on Interest Earning Assets:
Federal funds sold                                $  (58)   $   (7)      $  (65)   $    20   $     4      $    24
Deposits with banks                                   98       (16)          82        (34)        8          (26)
Taxable investment securities                       (372)       (7)        (379)         2         7            9
Tax exempt investment securities                     103       (41)          62        303       (95)         208
Other securities                                      --         7            7         23        --           23
Mortgage-backed securities                            99       (72)          27        260        86          346
Loans (including loan fee income*)                 2,858      (797)       2,061      1,140        (1)       1,139
                                                  ---------------------------------------------------------------
   Total interest earning assets                   2,728      (933)       1,795      1,714         9        1,723
                                                  ---------------------------------------------------------------

Interest expense on interest bearing liabilities:
Savings, NOW and money market deposits               435        28          463         77       (43)          34
Certificates of deposits of $100,000 or more          43       (29)          14        539        21          560
Other time deposits                                   50       (38)          12       (126)      (54)        (180)
Federal funds purchased                               (1)       --           (1)        --        --           --
Other borrowings                                     (49)       (4)         (53)        56         1           57
                                                  ---------------------------------------------------------------
   Total interest bearing liabilities                478       (43)         435        546       (75)         471
                                                  ---------------------------------------------------------------
Net interest income                                2,250      (890)       1,360      1,168        84        1,252
                                                  ===============================================================

* The net change in interest income relating to loan fee income was an decrease of $327,000 in 1998 over 1997 and an increase of $51,000 in 1997 over 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

GENERAL. Net income for 1998 totaled $3,895,000, or $.91 per share, as compared to net income of $4,195,000 or $.99 per share for the year ended December 31, 1997. Net income increased 15.7%, compared to $3,366,000 or $.79 per share in 1997, excluding the gain on the sale of the Bank's former headquarters building totaling $829,000 net of applicable taxes of $575,000. Highlights include: (i) a $1,360,000 or 11.6% increase in net interest income; (ii) a $1,318,000 or 30.5% decrease in total other income; and (iii) a $570,000 or 6.3% increase in total other expenses over the same period in 1997. The provision for income taxes decreased $243,000 or 10.4%.

NET INTEREST INCOME. Net interest income increased from $11,681,000 in 1997 to $13,041,000 in 1998. The increase of 11.6% reflects an increase in average earning assets from $204,891,000 in 1997 to $233,946,000 or 14.2% in 1998. The
net yield on average earning assets for 1998 decreased to 5.6% from 5.7% for 1997.

INTEREST INCOME. Total interest income (including loan fee income of $322,000 in 1998 and $649,000 in 1997) increased from $17,224,000 in 1997 to $19,019,000 in
1998, an increase of 10.4%. The yield on average interest earning assets for 1998 decreased to 8.1% from 8.4% for 1997.

Interest income on loans (including fee income) increased $2,061,000 during 1998 the result of an increase in average loans of 24.2% from $125,780,000 in 1997 to $156,268,000 in 1998. The yield on average loans for 1998 decreased to 9.3% from 9.9% for 1997.

Interest on investment in debt and equity securities decreased $283,000 or 6.7%. The decrease resulted from a decrease in average investment in debt and equity securities from $73,004,000 in 1997 to $70,994,000 in 1998. In addition, the average yield on debt and equity securities decreased from 6.1% in 1997 to 5.9% in 1998.

INTEREST EXPENSE. Interest expense increased $435,000 to $5,978,000 in 1998 from $5,543,000 in 1997. The increase in interest expense was caused by an increase in average interest-bearing liabilities of 13.6% from $144,907,000 in 1997 to $164,592,000 in 1998. The cost of average interest bearing liabilities decreased to 3.6% from 3.8% during 1998.


PROVISION FOR LOAN LOSSES. The provision for loan losses increased $15,000 in 1998 to $425,000. The allowance for loan losses increased to $1,713,000 at December 31, 1998 as compared with $ 1,393,000 at December 31, 1997. As a percentage of loans, the allowance was 1.02% at December 31, 1998 in comparison to 1.01% at December 31, 1997. A specific reserve was established in the third quarter of the year primarily as a result of one loan

p.11 BRIDGE BANCORP, INC. AND SUBSIDIARY

        Managements's Discussion and Analysis of Financial Condition and
                              Results of Operations
                                  (CONTINUED)

relationship becoming nonperforming. Management is negotiating with the borrower to minimize any losses and does not expect such losses to materially effect the results of operations going forward.

The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 141.3% at December 31, 1998 compared to 142.6% at December 31, 1997. The allowance reflects management's evaluation of classified loans, charge-off trends, concentrations of credit and other pertinent factors. It also reflects input from the Bank's outside loan review consultants. While management uses available information in estimating possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions.

OTHER INCOME. Other income decreased by $1,318,000 or 30.5% to $3,005,000 in 1998 compared to $4,323,000 in 1997. Other income increased $87,000 or 29.8% in 1998, excluding the gain on the sale of the Bank's former headquarters building totaling $1,405,000. Income from mortgage banking activities for 1998 totaled $1,306,000, an increase of $81,000 or 6.6% over 1997. The Bank's practice is to originate and sell these mortgages in the secondary market. During 1998 the Bank reorganized mortgage banking operations into their headquarter building. The Bank expects to continue to penetrate the mortgage market, taking advantage of the low interest rate environment fueling the refinance and construction loan market. Net gains on securities were $47,000 in 1998 compared to $106,000 in 1997. Other operating income for the year ended December 31, 1998 totaled $813,000, an increase of $31,000 or 4.0% over the last year. This change primarily results from a decrease in merchant processing fees resulting from increased interchange costs that took effect in Spring 1998 partially offset by increased fee income including new surcharges imposed on non-bank customers' transactions at automatic teller machines.

OTHER EXPENSES. Other expenses increased by $570,000 or 6.3% to $9,637,000 in 1998 from $9,067,000 in 1997. The components of this change included an increase in salaries and employee benefits of $175,000 or 3.8%; an increase in furniture and fixture expense of $122,000 or 21.2%; and an increase in other operating expenses of $243,000 or 7.7%. Increases in salaries and benefits in the current year, partially attributed to increased staffing primarily at the new Southampton Village branch opened in the fall of 1997, were partially offset by reduction of staff in mortgage banking operations. Increased furniture and fixture expense primarily results from increased depreciation expenses relative to equipment upgrades in preparation for Year 2000 readiness. The increase in other operating expenses primarily results from increased personnel education costs from the development of training programs; increased advertising and promotion expenses; increased data and item processing expenses to an outsource provider; and increased telephone costs attributable to improved data communication lines between the Bank headquarters and the remote branches. These expenses were partially offset by savings relative to servicing certain consumer loans in house thereby eliminating an outside servicer.

PROVISION FOR INCOME TAXES. The provision for income taxes decreased to $2,089,000 for 1998 from $2,332,000 for 1997. This decrease was due to income before income taxes decreasing from $6,527,000 in 1997 to $5,984,000 in 1998. The decrease also reflects the decrease in the effective tax rate to 35% in 1998 from 36% in 1997. The decrease in the effective tax rate resulted from a slight decline in the effective state tax rate, net of the federal income tax benefit.

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


                                                        1998 ANNUAL REPORT  P.12

PROVISION FOR LOAN LOSSES. The provision for loan losses increased $80,000 in 1997 to $410,000. The allowance for loan losses increased to $1,393,000 at December 31, 1997 as compared with $1,238,000 at December 31, 1996. The increase in the allowance for loan losses was the result of an increase in average loans from 1996 to 1997 of 10.1%. The allowance as a percentage of loans decreased slightly, being 1.01% at year end 1997 in comparison to 1.04% at year end 1996. The allowance as a percentage of nonperforming loans (including loans past due 90 days or more and still accruing) was 142.6% at year end 1997 compared to 460.2% at year end 1996. This decrease primarily results from one loan relationship becoming nonperforming although management believes the borrowing relationship in question is adequately collateralized. The allowance reflects management's evaluation of classified loans, charge-off trends, economic conditions, past due trends, concentrations of credit and other pertinent factors. It also reflects input from the Bank's 1997 examination from the Office of the Comptroller of the Currency (O.C.C.) and outside loan review consultants.

OTHER INCOME. Other income increased by $1,901,000 or 78.5% to $4,323,000 in 1997 compared to $2,422,000 in 1996. The increase resulted from a gain on the sale of assets, principally the sale of the Bank's former headquarter's building, of $1,405,000; and mortgage banking activities totaling $1,225,000, an increase of $413,000 or 50.9% over the previous year resulting from the Bank's efforts to further penetrate the mortgage market. The Bank's practice is to originate and sell these mortgages in the secondary market. Service charges on deposit accounts increased $107,000 or 15.3% to $805,000 from $698,000 in 1996 as a result of increased demand deposit accounts. Net gains on securities were $106,000 in 1997 compared to $68,000 in 1996.

OTHER EXPENSES. Other expenses increased by $1,107,000 or 13.9% to $9,067,000 in 1997 from $7,960,000 in 1996. The components of this change included an increase in salaries and employee benefits of $609,000 or 15.1% reflecting salary and benefit increases and increased staffing; an increase in net occupancy expense of $161,000 or 29.5%; and an increase in other operating expenses of $287,000 or 10.0%. Increased occupancy costs reflect the costs of the new headquarters occupied in May of 1997, increased rental space in the Bank's residential mortgage center and costs of opening an additional branch office in the Village of Southampton in November 1997. Increased other operating costs primarily result from increased loan processing expenses incurred by the Bank as part of a product promotion, and from increased advertising and promotion expenses of approximately $56,000 or 16.5% relative to the opening of the new headquarters building.

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

LIQUIDITY. The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments. Liquidity management addresses the ability to meet deposit withdrawals either on demand or contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.

The Company's principal source of liquidity is dividends from the Bank. Due to regulatory restrictions (see note 1k to the consolidated financial statements), dividends from the Bank to the Company at December 31, 1998 were limited to $6,034,000 which represents the Bank's 1998 retained net income and the net undivided profits from the previous two years. The dividends received from the Bank are used primarily for dividends to the shareholders. In the event the Company subsequently expands its current operations, in addition to dividends from the Bank, it will need to rely on its own earnings, additional capital raised and other borrowings to meet liquidity needs.

The Company's most liquid assets are cash and cash equivalents, securities available for sale and securities held to maturity due within one year. The levels of these assets are dependent upon the Company's operating, financing, lending and investing activities during any given period. Other sources of liquidity include loan and security principal repayments and maturities, lines of credit with other financial institutions, the sale of securities from the available for sale portfolio, and growth in the core deposit base. While scheduled loan amortization, maturing securities and short term investments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank adjusts its liquidity levels as appropriate to meet funding needs such as deposit outflows, loans, asset/liability objectives and suggested O.C.C. measurements such as loans to capital ratios. At December 31, 1998, the Company had aggregate lines of credit of $8,000,000 with correspondent banks to provide short term credit for liquidity requirements. The Company also has the ability, as a member of the Federal Home Loan Bank ("FHLB") system, to borrow approximately $12,171,800 in the form of an overnight line of credit, and an additional $12,171,800 in the form of a one month line of credit. At December 31, 1998, the Company had no such borrowings outstanding.

p.13  BRIDGE BANCORP, INC. AND SUBSIDIARY

        Managements's Discussion and Analysis of Financial Condition and
                              Results of Operations
                                  (CONTINUED)

The Company's liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes the Company has sufficient liquidity to meet its operating requirements.

CAPITAL RESOURCES. As a result of undistributed net income, plus the change in net unrealized appreciation in securities available for sale, net of tax, and the issuance of common stock pursuant to the equity incentive plan, the Company's stockholders' equity increased to $22,232,000 at December 31, 1998 from $19,451,000 at December 31, 1997. The ratio of stockholders' equity to total assets decreased to 8.33% at year end 1998 from 8.34% at year end 1997.

The loan commitments outstanding as of December 31, 1998 totaled approximately $39,719,000. The funding of such commitments is derived from the primary sources of liquidity stated previously. See note 9B to the consolidated financial statements for a discussion of loan commitments.

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

The Company had return on average equity of 19.19%, 23.08% and 18.84% and return on average assets of 1.51%, 1.86%, and 1.51% for the years ended December 31, 1998, 1997 and 1996, respectively. Return on average equity and return on average assets before the gain on the sale of assets, chiefly the former headquarters, were 18.52% and 1.49%, respectively, for the year ended 1997.

IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which requires the measurements of financial position and operating results in historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as the price of goods or services.

IMPACT  OF  PROSPECTIVE  ACCOUNTING  STANDARDS.  In  June  1998,  the  Financial
Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of a derivative and the resulting designation. SFAS No. 133, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, will not impact the Company's accounting or disclosures.

IMPACT OF THE YEAR 2000 ISSUE. The Bank is working diligently to assure a smooth transition into the new millennium. To accomplish Year 2000 compliance, the Bank has implemented a project plan as established by the banking regulatory authorities. The established timetable breaks the plan into seven phases; the awareness phase, inventory phase, assessment phase, renovation phase, validation phase, implementation phase, and post implementation phase. Completion of the plan through the implementation phase is targeted for the spring of 1999.

The Bank uses software purchased from third party vendors for all processing applications; therefore, no significant internal program renovation by Bank staff is necessary to prepare these systems to handle transactions in the Year 2000. The majority of the Bank's efforts in preparation for Year 2000 processing relate to replacing or upgrading noncompliant software and hardware as well as testing purchased and outsourced processing systems.

                                                       1998 ANNUAL REPORT  p. 14

The Bank has established formal processes for identifying, assessing, and managing the Year 2000 risks posed by internal bank activities, vendors, and customers. By the end of the first quarter 1999, the Bank expects to complete an initial assessment of the risks posed by its customers. The Bank has begun evaluating Year 2000 readiness of commercial loan applicants as part of the underwriting process, and is calling upon significant existing borrowers to assess their readiness for Year 2000. Seminars have been offered to the Bank's commercial and municipal customers, and the Bank has presented these seminars to different community groups to educate the local public about the Year 2000 matter and the Bank's preparedness to address the issue.

Testing of internal systems was substantially completed by December 31, 1998. Testing with significant third party vendors is expected to be substantially completed by June 30, 1999. During 1999 the Bank will continue to monitor its own internal activities and the plans of its vendors and customers to address the Year 2000 issue.

The Bank utilizes Fiserv, Inc., one of the largest data processing providers for banks and savings institutions to perform its core systems data processing. Fiserv runs software from Information Technology Inc. (ITI) to perform a significant portion of its data processing activities. This application, which handles processing of loans, deposits, general ledger, accounts payable, stockholder ledger, fixed assets, and other ancillary applications, is believed to be Year 2000 ready according to the vendor. However, the Bank has embarked on a project to thoroughly test the system for Year 2000 compliance. If Year 2000 processing problems are uncovered during the testing phase, ITI is committed to correct those problems. In addition, the Bank is currently in the process of developing contingency plans with respect to all critical services and operations regardless if performed internally or by external sources including outside vendors. This plan is a coordinated effort with a three fold goal of ensuring that the century date change occurs with minimal, if any, disruptions of service to both the institution and its customers, minimizing any possibility of financial losses, and ensuring a timely resumption of normal banking operations.

Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products that are not enhanced. Indirect costs will principally consist of time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. These costs will be charged to earnings as incurred.

The Bank is also currently upgrading equipment in its branch and back office systems to better serve its customers and improve the efficiency of its operations. The timing of the upgrades was accelerated as a result of the Year 2000 issue. The total cost of the upgrades is expected to be approximately $332,000 of which approximately $132,000 remains to be placed in service by the early part of 1999. Based on current information, management does not expect these costs when taken together with other Year 2000 compliance costs to materially impact the Company's future results of operations, financial condition, or liquidity.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. In addition to historical information, this Annual Report includes certain forward-looking statements based on current management expectations. The Bank's annual results could differ materially from those management expectations contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality and composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Bank's operations, markets, products, services and prices. In addition, the Bank assumes no duty to update forward-looking statements.

p. 15  BRIDGE BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
               (In thousands, except share and per share amounts)

December 31,                                                      1998             1997
---------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                       $ 10,881         $ 12,740
Interest earning deposits with banks                               251               89
Federal funds sold                                               3,150             --
                                                              -------------------------
       Total cash and cash equivalents                          14,282           12,829
Investment in debt and equity securities, net:
   Securities available for sale, at fair value                 69,443           60,190
   Securities held to maturity (fair value of $5,067
   and $11,823 respectively)                                     5,052           11,812
                                                              -------------------------
       Total investment in debt and equity securities, net      74,495           72,002
Loans                                                          168,696          138,636
Less:
  Allowance for loan losses                                     (1,713)          (1,393)
                                                              -------------------------
       Loans, net                                              166,983          137,243
Banking premises and equipment, net                              8,583            8,728
Accrued interest receivable                                      1,525            1,460
Other assets                                                     1,083              850
                                                              -------------------------
TOTAL ASSETS                                                  $266,951         $233,112
                                                              =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                               $ 74,457         $ 63,629
Savings, NOW, and money market deposits                        103,016           76,740
Certificates of deposit of $100,000 or more                     21,177           20,872
Other time deposits                                             42,881           42,456
                                                              -------------------------
        Total deposits                                         241,531          203,697
Overnight borrowings                                              --              6,500
Accrued interest on depositors' accounts                         1,439            1,244
Deferred income taxes                                               91               94
Other liabilities and accrued expenses                           1,658            2,126
                                                              -------------------------
        Total Liabilities                                      244,719          213,661
                                                              -------------------------
Stockholders' equity:
  Common stock, par value $5.00 per share:
   Authorized: 6,500,000 shares; issued and outstanding
   4,234,797 shares at 12/31/98 and 4,223,997 at 12/31/97       21,660            7,202
  Surplus                                                           51              607
  Undivided profits                                                180           11,509
 Less:  Treasury Stock at cost, 97,200 shares                     (621)            (621)
                                                              -------------------------
                                                                21,270           18,697
  Accumulated other comprehensive income, net of taxes             962              754
                                                              -------------------------
        Total Stockholders' Equity                              22,232           19,451
  Commitments and contingencies (Note 9)
                                                              -------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $266,951         $233,112
                                                              =========================

See accompanying notes to the consolidated financial statements.

                                                        1998 ANNUAL REPORT  p.16

                       CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except share and per share amounts)


Year ended December 31,                                 1998        1997        1996
------------------------------------------------------------------------------------
Interest income:
  Loans (including fee income)                       $14,461     $12,400     $11,261
  Mortgage-backed securities                           2,030       2,003       1,657
  Obligations of NY State & political subdivisions     1,177       1,115         907
  U.S. Treasury and government agency securities         916       1,295       1,286
  Federal funds sold                                     202         267         243
  Other                                                  233         144         147
                                                     -------------------------------
    Total interest income                             19,019      17,224      15,501
                                                     -------------------------------
Interest expense:
  Savings, N.O.W. and money market deposits            2,095       1,632       1,598
  Certificates of deposit of $100,000 or more          1,574       1,560       1,000
  Other time deposits                                  2,242       2,230       2,410
  Other borrowings                                        67         121          64
                                                     -------------------------------
    Total interest expense                             5,978       5,543       5,072
                                                     -------------------------------
Net interest income                                   13,041      11,681      10,429
Provision for loan losses                                425         410         330
                                                     -------------------------------
Net interest income after provision for
   loan losses                                        12,616      11,271      10,099
                                                     -------------------------------
Other income:
  Mortgage banking activities                          1,306       1,225         812
  Service charges on deposit accounts                    839         805         698
  Gain on sale of building                               --         1,405        --
  Net securities gains                                    47         106          68
  Other operating income                                 813         782         844
                                                     -------------------------------
    Total other income                                 3,005       4,323       2,422
                                                     -------------------------------
Other expenses:
  Salaries and employee benefits                       4,801       4,626       4,017
  Net occupancy expense                                  737         707         546
  Furniture and fixture expense                          698         576         526
  Other operating expenses                             3,401       3,158       2,871
                                                     -------------------------------
    Total other expenses                               9,637       9,067       7,960
                                                     -------------------------------
Income before provision for income taxes               5,984       6,527       4,561
Provision for income taxes                             2,089       2,332       1,555
                                                     -------------------------------
Net income                                           $ 3,895     $ 4,195     $ 3,006
                                                     ===============================
Basic earnings per share                             $  0.92     $  0.99     $  0.70
                                                     ===============================
Diluted earnings per share                           $  0.91     $  0.99     $  --
                                                     ===============================

See accompanying notes to the consolidated financial statements. All per share amounts have been adjusted to reflect the effects of the split.

p.17  BRIDGE BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                    (In thousands, except per share amounts)

                                                                                                               Accumulated
                                                                                                                  Other
                                                      Common Stock          Comprehensive Undivided  Treasury Comprehensive
                                                     Shares   Amount Surplus       Income   profits     Stock     Income      Total
                                                   --------------------------------------------------------------------------------
Balance at December 31, 1995                        480,000  $ 2,400    $600       $  --    $12,068     $ --        $352    $15,420
Net income                                               --       --      --        3,006     3,006       --         --       3,006
Cash dividends declared, $.23 per share                                                        (987)                           (987)
Net change in unrealized appreciation in
 securities available for sale, net of tax<F1>           --       --      --          108        --       --         108        108
                                                                                   ------
Purchase of 10,800 shares to be held
 in treasury, at cost                               (10,800)      --      --                             (621)                 (621)
Comprehensive Income                                     --       --      --       $3,114        --       --         --
                                                  ---------------------------------======------------------------------------------
Balance at December 31, 1996                        469,200    2,400     600                 14,087      (621)       460     16,926
                                                  ---------------------------------       -----------------------------------------
Net income                                               --       --      --       $4,195     4,195       --                  4,195
Issuance of restricted common stock                     133        1       7                                                      8
Effect of stock split (in the form of a
 stock dividend)                                    938,666    4,801      --                 (4,801)                             --
Cash dividends declared, $.47 per share                                                      (1,972)                         (1,972)
Net change in unrealized appreciation in
 securities available for sale, net of tax<F1>           --       --      --          294        --       --         294        294
                                                                                   ------
Comprehensive Income                                     --       --      --       $4,489        --       --         --
                                                  ---------------------------------======------------------------------------------
Balance at December 31, 1997                      1,407,999    7,202     607                 11,509      (621)       754     19,451
                                                  =================================      ==========================================
Net income                                               --       --      --       $3,895     3,895       --         --       3,895
Exercise of stock options                             3,600       18     142                                                    160
Effect of stock split (in the form of a
 stock dividend)                                  2,823,198   14,440    (698)               (13,742)                             --
Cash dividends declared, $.35 per share                                                      (1,482)                         (1,482)
Net change in unrealized appreciation in
 securities available for sale, net of tax<F1>           --       --      --          208        --       --         208        208
                                                                                   ------
Comprehensive Income                                     --       --      --       $4,103        --       --         --
                                                  ---------------------------------======------------------------------------------
Balance at December 31, 1998                      4,234,797  $21,660    $ 51                $    180    $(621)      $962    $22,232
                                                  =================================      ==========================================


<F1>
Disclosure of reclassification amount:
December 31,                                       1998      1997     1996
--------------------------------------------------------------------------
Comprehensive Income Items
Unrealized gain arising during the period          $236      $356     $148
  Less: reclassification adjustments for
  gains included in income                          (28)      (62)     (40)
                                                   -----------------------
Net unrealized appreciation                        $208      $294     $108

See accompanying notes to the consolidated financial statements.

                                                       1998 ANNUAL REPORT  p. 18

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

Twelve months ended December 31,                                        1998        1997        1996
----------------------------------------------------------------------------------------------------
Operating activities:
  Net Income                                                        $  3,895    $  4,195    $  3,006
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                          425         410         330
      Depreciation and amortization                                      698         564         415
      Accretion of discounts                                             (85)        (64)        (96)
      Amortization of premiums                                           143         126         329
      Gain on sale of assets                                              (1)     (1,405)         --
      Gain on sale of other real estate owned                             --          --          (4)
      Net securities gains                                               (47)       (106)        (68)
      (Increase) Decrease in accrued interest receivable                 (65)       (117)        181
       Benefit for deferred income taxes                                (144)        (60)        (56)
      (Increase) Decrease in other assets                               (233)        348         235
      Increase (Decrease) in accrued and other liabilities               289        (411)        183
                                                                    --------------------------------
Net cash provided by operating activities                              4,875       3,480       4,455
                                                                    --------------------------------
Investing activities:
  Purchases of securities available for sale                         (21,955)    (32,464)    (58,901)
  Purchases of securities held to maturity                            (3,969)    (10,729)     (5,599)
  Proceeds from sales of securities available for sale                 2,052      24,239      38,473
  Proceeds from maturing securities available for sale                 2,870       2,060       8,810
  Proceeds from maturing securities held to maturity                  10,729       5,179       5,761
  Proceeds from principal payments on mortgage-backed securities       8,118       4,297       6,544
  Proceeds from sale of building                                        --         1,554        --
  Net increase in loans                                              (30,165)    (20,010)     (7,531)
  Proceeds from sale of other real estate owned                         --          --           239
  Purchases of banking premises and equipment, net of retirements       (553)     (2,668)     (3,413)
                                                                    --------------------------------
Net cash used by investing activities                                (32,873)    (28,542)    (15,617)
                                                                    --------------------------------
Financing activities:
  Net increase in deposits                                            37,834      18,850      18,703
  (Decrease) Increase in other borrowings                             (6,500)      6,500          --
  Payment for purchase of treasury stock                                  --          --        (621)
  Net proceeds from issuance of restricted common stock
         issued pursuant to equity incentive plan                         --           8          --
  Net proceeds from exercise of stock options
         issued pursuant to equity incentive plan                        160          --          --
  Cash dividends paid                                                 (2,043)     (1,032)       (835)
                                                                    --------------------------------
Net cash provided by financing activities                             29,451      24,326      17,247
                                                                    --------------------------------
Increase (Decrease) in cash and cash equivalents                       1,453        (736)      6,085
Cash and cash equivalents beginning of period                         12,829      13,565       7,480
                                                                    --------------------------------
Cash and cash equivalents end of period                             $ 14,282    $ 12,829    $ 13,565
                                                                    ================================
Supplemental information-Cash Flows:
  Cash paid for:
    Interest                                                        $  5,782    $  5,835    $  5,016
    Income taxes                                                    $  2,149    $  2,493    $  1,474
 Noncash investing and financing activities:
     Dividends declared and unpaid                                  $  1,059    $  1,620    $    680

See accompanying notes to the consolidated financial statements.

p. 19  BRIDGE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of each consolidated statement of condition and the related consolidated statement of income for the year then ended. Actual results could differ from those estimates.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

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

d) Loans and Loan Interest Income Recognition
Loans are stated at the principal amount outstanding, interest on loans is credited to income based on the principal outstanding during the period. Loans that are 90 days past due are placed on a nonaccrual basis. Exceptions to this policy are loans that are fully and adequately secured and are in the process of collection.

Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis. Mortgage loans are primarily sold with the servicing released. Any retained servicing rights are packaged and sold periodically. Retained servicing rights at year end were immaterial and therefore are not reflected in the Bank's financial statements.

All of the Bank's nonaccruing loans are considered impaired under SFAS No. 114 "Accounting by Creditors for Impairmenet of a Loan." In accordance with SFAS No. 114, a valuation allowance is established on impaired loans to reflect the difference, if any, between face amount of the loan and the present value of expected future cash flow discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral.

During 1998, the Bank began deferring non refundable loan origination fees and amortizing these fees as yield adjustments over the life of the related loans. In prior years loan origination costs and commitment fees were recorded as income when received. The effect of this change in accounting treatment reduced income before provision for income taxes, by approximately $284,000 and is not considered material. Direct loan origination costs are expensed as incurred.

e) Allowance for Loan Losses
The  adequacy  of  the  allowance  for  loan  losses  is  determined   based  on
management's detailed analysis of classified loans, past loss experience, current economic conditions, delinquency trends and other pertinent factors. Additions to the allowance are charged to expense and realized losses, net of recoveries, are charged to the allowance.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

                                                        1998 ANNUAL REPORT  p.20

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

j) Earnings Per Share
Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. For the year ended December 31, 1998, 1997 and 1996, diluted weighted average common stock and common stock equivalent shares outstanding for the diluted earnings per share were 4,270,991, 4,234,866 and 4,264,497, respectively. For the year ended December 31, 1998, 1997 and 1996, the total weighted average number of shares of common stock outstanding for the basic earnings per share calculation were 4,229,307, 4,223,703 and 4,264,497, respectively.

k) Dividends
Cash available for dividend distribution to shareholders of the Company must initially come from dividends paid by the Bank to the Company. The approval of the Regional Administrator of National Banks is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of the Bank's net income of that year combined with its retained net income of the preceding two years. The Bank had approximately $6,034,000 available as of December 31, 1998 which may be paid to the Company as a dividend.

l) Stock Splits
On July 20, 1998, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable August 31, 1998 to stockholders of record as of August 19, 1998. The stock split increased outstanding common shares from 1,411,599 to 4,234,797. On April 15, 1997, the Board of Directors declared a three-for-one stock split in the form of a stock dividend payable May 30, 1997 to stockholders of record as of May 1, 1997. The stock split increased outstanding common shares from 469,333 to 1,407,999. Stockholders' equity has been reclassified to give retroactive recognition to the stock splits for all periods presented by reclassifying from undivided profits and capital surplus to common stock the par value of additional shares resulting from the stock splits. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per share amounts, stock option data and market prices of the common stock have been restated giving retroactive recognition to the stock splits.

m) Stock Based Compensation Plans
SFAS No. 123 "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company continues to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" .

n) Report of Independent Public Accountants
The notes to the consolidated financial statements include selected information as of December 31, 1996, 1995, and 1994 and for the years ended December 31, 1996 and 1995. Such information is not covered by the Report of Independent Public Accountants.


IMPACT OF NEW ACCOUNTING STANDARDS. In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996.

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

The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" in 1998. All comparative financial statements provided for earlier periods have been reclassified to reflect application of the provisions of this Statement.

Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Company consists solely of unrealized holding gains or losses on available for sale securities. Such gains or losses are net of reclassification adjustments for realized gains (losses) on sales of available for sale securities.

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

In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Post-Retirement Benefits." This statement revises the previously required disclosures related to employers' pensions and other post-retirement benefits, but does

p. 21 BRIDGE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
                                  (CONTINUED)

not change the measurement or recognition of those plans. The prior year disclosures related to employee benefit plans have been revised to conform to the new format required by SFAS No. 132.

In management's opinion, the adoption of SFAS No. 131 and 132 did not have a material effect on the Company's financial statements.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards NO. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of a derivative an the resulting designation. SFAS No. 133, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, will not effect the company's accounting or disclosures.

2. Investment in Debt and Equity Securities

A summary of the amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities is as follows:

December 31,                                                   1998                           1997                              1996
------------------------------------------------------------------------------------------------------------------------------------
                                             Gross   Gross    Esti-           Gross   Gross  Esti-            Gross   Gross    Esti-
                                     Amor- Unreal- Unreal-    mated   Amor- Unreal- Unreal-  mated    Amor- Unreal- Unreal-    mated
                                     tized    ized    ized     Fair   tized    ized    ized   Fair    tized    ized    ized     Fair
(In thousands)                        Cost   Gains  Losses    Value    Cost   Gains  Losses  Value     Cost   Gains  Losses    Value
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury securities         $12,065 $   484      --  $12,549 $14,084 $   325     -  $14,409  $16,102   $ 244     --   $16,346
  Oblig. of U.S. Government
    agencies                            --      --      --       --      --      --     -       --    1,985      24     --   $ 2,009
  Oblig. of NY State & pol.subs     21,395     627      --   22,022  18,636     427     -   19,063   15,567     303     --    15,870
  Mortgage-backed securities        34,354     533     (15)  34,902  26,190     528     -   26,718   23,344     218     (8)   23,570
                                   -------------------------------------------------------------------------------------------------
    Total available for sale       $67,814 $ 1,644     (15) $69,473 $58,910 $ 1,280     -  $60,190  $56,998   $ 789     (8)  $57,795
                                   -------------------------------------------------------------------------------------------------
Held to maturity:
  Oblig. of NY State & pol.subs    $ 3,969 $    15      --  $ 3,984 $10,729 $    11     -  $10,740  $ 5,179   $  11     --   $ 5,190
Non marketable Equity securities:
  Federal Reserve Bank Stock       $    36      --      --  $    36 $    36      --     -  $    36  $    36      --     --   $    36
  Federal Home Loan Bank Stock       1,047      --      --    1,047   1,047      --     -    1,047    1,047      --     --     1,047
                                   -------------------------------------------------------------------------------------------------
    Total held to maturity         $ 5,052 $    15      --  $ 5,067 $11,812 $    11     -  $11,823  $ 6,262   $  11     --   $ 6,273
                                   -------------------------------------------------------------------------------------------------
Total debt and equity securities   $72,866 $ 1,659    $(15) $74,540 $70,722 $ 1,291     -  $72,013  $63,260   $ 800    $(8)  $64,068
                                   =================================================================================================

The following table sets forth the book value, maturities and approximated weighted average yield (based on the estimated annual income divided by the average book value) at December 31,1998. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on tax-exempt obligations have not been computed on a tax-equivalent basis.

                                                                        Principal Maturing
                                     -----------------------------------------------------------------------------------------------
                                              Within      After One But     After Five But           After        No Stated
                                            One Year  Within Five Years   Within Ten Years       Ten Years         Maturity
                                     -----------------------------------------------------------------------------------------------
(In thousands)                       Amount    Yield    Amount    Yield   Amount     Yield    Amount Yield   Amount   Yield    Total
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
U.S.Treasury securities                  --       --   $12,066     6.50%      --        --        --    --       --      --  $12,066
Mortgage-backed securities               --       --        --       --  $ 5,813      7.13%  $28,540  6.57%      --      --   34,353
Oblig.of state and pol.subs          $  126     5.17%   10,914     4.68%  10,355      4.32%       --    --       --      --   21,395
                                     -----------------------------------------------------------------------------------------------
Total available for sale                126     5.17%   22,980     5.64%  16,168      5.33%   28,540  6.57%      --      --   67,814
                                     -----------------------------------------------------------------------------------------------
Held to maturity:
Oblig.of state and pol.subs           3,969     3.63%       --       --       --        --        --    --       --      --    3,969
                                     -----------------------------------------------------------------------------------------------
                                      3,969     3.63%       --       --       --        --        --    --       --      --    3,969
Non marketable equity securities:
Federal Reserve Bank Stock               --       --        --       --       --        --        --    --       36    6.00%      36
Federal Home Loan Bank Stock             --       --        --       --       --        --        --    --    1,047    7.25%   1,047
                                     -----------------------------------------------------------------------------------------------
Total non marketable equity
  securities                             --       --        --       --       --        --        --    --    1,083    7.21%   1,083
                                     -----------------------------------------------------------------------------------------------
Total held to maturity                3,969     3.63%       --       --       --        --        --    --    1,083    7.21%   5,052
                                     -----------------------------------------------------------------------------------------------
Total debt and equity
  securities                         $4,095     3.68%  $22,980     5.64% $16,168      5.33%  $28,540  6.57%$  1,083    7.21% $72,866
                                     ===============================================================================================

                                                       1998 ANNUAL REPORT  p. 22

Proceeds from sales of available for sale securities were approximately $2,052,000, $24,239,000 and $38,473,000 in 1998, 1997 and 1996, respectively.
Gross gains of approximately $47,000, $114,000 and $257,000 were realized on sales of available for sale securities during 1998, 1997 and 1996, respectively. During 1998 there were no gross losses recognized on sales of available for sale securities. Gross losses of approximately $8,000 and $189,000 were realized on sales of available for sale securities during 1997 and 1996, respectively. There were no sales of held to maturity securities during 1998, 1997 and 1996.

Investment securities having an amortized cost of approximately $50,125,000 and $62,429,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits.

Investments in debt and equity securities which exceed 10% of stockholders' equity for any one issuer (other than U.S. Government securities) are as follows:

December 31,                                                 1998
-----------------------------------------------------------------
                                        Amortized       Estimated
(In thousands)                               Cost      Fair Value
-----------------------------------------------------------------
Springs Union Free School District         $2,400          $2,409
-----------------------------------------------------------------

3. LOANS

The following table sets forth the major classifications of loans:

                                             1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------
(In thousands)
Real estate loans                       $ 141,625    $ 114,357    $  93,639    $  81,394    $  67,291
Unsecured business and personal loans      23,639       17,638       13,211       11,798       10,094
Secured business and personal loans         2,534          725          317          654          973
Installment/consumer loans                  1,182        5,916       11,714       17,634       15,773
                                        -------------------------------------------------------------
Total Loans                             $ 168,980    $ 138,636    $ 118,881    $ 111,480    $  94,131
Unearned Income                              (284)          --           --           --           --
                                        -------------------------------------------------------------
                                        $ 168,696    $ 138,636    $ 118,881    $ 111,480    $  94,131
Allowance For Loan Losses                  (1,713)      (1,393)      (1,238)      (1,038)        (944)
                                        -------------------------------------------------------------
Net Loans                               $ 166,983    $ 137,243    $ 117,643    $ 110,442    $  93,187
                                        =============================================================

LENDING RISK. The principal business of the Bank is lending, primarily in commercial real estate loans, construction loan mortgages, home equity loans, land loans, consumer loans, home advantage loans, residential mortgages and commercial loans. The Bank considers its primary lending area as the five East End towns of Suffolk County, New York. Since the primary lending area of the Bank is the two forks of the eastern end of Long Island, the loan portfolio as a whole is dependant on the economic conditions of the geographic market served by the Bank.

ALLOWANCE FOR LOAN LOSSES. Management uses criteria set forth by the OCC in its classification and review of the loan portfolio which includes a general allocation reserve for each loan type. Reserves are reviewed on a quarterly basis to determine if any adjustments are necessary. The information reviewed includes past due trends, charge-off trends, economic conditions and concentrations of credit. The provisions for loan losses in 1998 was used to bring the allowance for loan losses to an adequate reserve level to support the Bank's asset quality as well as to reflect the increase in loan growth during the year. Based on the loan classification committee's review of the classified loans and the overall reserve levels as they relates to the entire loan portfolio, management believes the allowance for loan losses is adequate. However, future additions to the allowance may be necessary based on changes in conditions.

p.23  BRIDGE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
                                  (CONTINUED)

   The following table sets forth changes in the allowance for possible loan losses.

December 31,                               1998      1997      1996      1995      1994
---------------------------------------------------------------------------------------
(In thousands)
Allowance for loan losses
  balance at beginning of period         $1,393    $1,238    $1,038    $  944    $  747
Charge-offs:
Real estate loans                            --        --        --         2        26
Unsecured business & personal loans          31        87        11        64        27
Installment/consumer loans                  165       229       264       164       123
                                         ----------------------------------------------
   Total                                    196       316       275       230       176
Recoveries:
Real estate loans                            --        --        --         1        --
Unsecured business & personal loans          32         6        79        23        12
Installment/consumer loans                   59        55        66        32        28
                                         ----------------------------------------------
   Total                                     91        61       145        56        40
                                         ----------------------------------------------
Net charge-offs                             105       255       130       174       136
Provision for loan losses
 charged to operations                      425       410       330       268       333
                                         ----------------------------------------------
Balance at end of period                 $1,713    $1,393    $1,238    $1,038    $  944
                                         ==============================================
Ratio of net charge-offs during period
  to average loans outstanding             0.07%     0.20%     0.11%     0.16%     0.17%
                                         ==============================================

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of the total allowance for loan losses by loan type.

Year Ended December 31,                             1998              1997              1996              1995              1994
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except for percentages)        Percentage        Percentage        Percentage        Percentage        Percentage
                                                of Loans          of Loans          of Loans          of Loans          of Loans
                                                to Total          to Total          to Total          to Total          to Total
                                        Amount     Loans  Amount     Loans  Amount     Loans  Amount     Loans  Amount     Loans
                                        ----------------------------------------------------------------------------------------
Real estate loans                       $1,122      83.8% $  868      82.5% $  685      78.8% $  576      73.0% $  517      71.5%
Unsecured business and personal loans       38      14.0%    336      12.7%    301      11.1%    179      10.6%    165      10.7%
Secured business and personal loans        507       1.5%      1       0.5%      1       0.3%      1       0.6%      5       1.0%
Installment/consumer loans                  46       0.7%    188       4.3%    251       9.8%    282      15.8%    257      16.8%
                                        ----------------------------------------------------------------------------------------
     Total                              $1,713     100.0% $1,393     100.0% $1,238     100.0% $1,038     100.0% $  944     100.0%
                                        ========================================================================================

SELECTED LOAN MATURITY INFORMATION. The following table sets forth the approximate maturities and sensitivity to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages and consumer loans to individuals as of December 31, 1998.

                                                 After One
                                    Within One  But Within        After
                                          Year  Five Years   Five Years    Total
--------------------------------------------------------------------------------
(In thousands)
Commercial loans                       $ 1,456     $ 2,064      $69,346  $72,866
Construction loans                      17,058       4,353        4,877   26,288
                                       -----------------------------------------
      Total loans                      $18,514     $ 6,417      $74,223  $99,154
                                       =========================================
Rate provisions:

Amounts with fixed interest rates      $   229     $   290      $ 6,546  $ 7,065
Amounts with variable interest rates    18,285       6,127       67,677   92,089
                                       -----------------------------------------
Total                                  $18,514     $ 6,417      $74,223  $99,154
                                       =========================================

                                                        1998 ANNUAL REPORT  p.24

PAST DUE, NONACCRUAL AND RESTRUCTURED LOANS. The following table sets forth selected information about past due, nonaccrual and restructured loans.

December 31,                                            1998     1997     1996     1995     1994
------------------------------------------------------------------------------------------------
(In thousands)
Loans 90 days or more past due
  and still accruing                                  $    4   $    1   $    1       --       --
Nonaccrual loans                                       1,208      975      269   $  507   $  422
Restructured loans                                        --       --       --       --       --
Other real estate owned, net                              --       --       --      235      782
                                                      ------------------------------------------
Total                                                 $1,212   $  976   $  270   $  742   $1,204
                                                      ==========================================
Year Ended December 31,
Gross  interest income that would have been
 recorded  during the year under
 original terms:
Nonaccrual loans                                      $  128   $  163   $   50   $   58   $   19
Restructured loans                                        --       --       --       --       --
Gross interest income recorded during the year:
Nonaccrual loans                                      $   37   $  151   $   42   $   12   $   22
Restructured loans                                        --       --       --       --       --
Commitments for additional funds                          --       --       --       --       --

As of December 31, 1998, the Bank did not have any impaired loans as defined in SFAS No. 114 except for the restructured and nonaccrual loans noted above. No valuation allowance has been recorded. The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was approximately $1,101,000 in each year.


RELATED PARTY LOANS. Certain directors and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1998, 1997 and 1996. Such loans were made in the ordinary course of business on substantially the same terms, including interest rate and security, as those prevailing at the time for comparable transactions with other persons, and do not represent more than normal risk of collection or present other unfavorable features. The aggregate amount of these loans was approximately $201,000, $256,000, and $192,000 at December 31, 1998, 1997 and
1996, respectively. During 1998, $70,000 of new loans to such persons were made and repayments totaled $125,000. There were no loans to directors which were nonaccruing at December 31, 1998, 1997 or 1996.

4. DEPOSITS

The following table sets forth major classifications of average deposits and average rates paid on these deposits for the periods indicated.

Year Ended December 31,                                        1998                     1997                      1996
----------------------------------------------------------------------------------------------------------------------
                                               Average      Average      Average     Average       Average     Average
(In thousands, except for percentages)        Deposits   Rates Paid     Deposits  Rates Paid      Deposits  Rates Paid
----------------------------------------------------------------------------------------------------------------------
Demand deposits                               $ 70,352          --      $ 58,571          --      $ 47,829          --
Savings, NOW and money market deposits          90,522         2.3%       71,703         2.3%       68,342         2.3%
Certificates of deposit of $100,000 or more     29,412         5.4%       28,601         5.5%       18,718         5.3%
Other time deposits                             43,428         5.2%       42,456         5.3%       44,848         5.4%
                                              ------------------------------------------------------------------------
     Total                                    $233,714         2.7%     $201,331         2.7%     $179,737         2.8%
                                              ========================================================================

TIME DEPOSITS OF $100,000 OR MORE. The following table sets forth the remaining maturities of the Bank's time certificates of deposit in amounts of $100,000 or more.

(In thousands)
--------------------------------------
3 months or less               $16,076
Over 3 thru 6 months             2,831
Over 6 thru 12 months            1,269
Over 12 months                   1,001
                               -------
Total                          $21,177
                               =======

p.25  BRIDGE BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
                                  (CONTINUED)

5.Banking Premises and Equipment

Banking premises and equipment consist of:

December 31,                        1998      1997
--------------------------------------------------
(In thousands)
Land                             $ 1,496   $ 1,496
Building and improvements          5,545     5,530
Furniture and fixtures             3,350     2,889
Leasehold improvements               376       371
                                 -----------------
                                  10,767    10,286
Less accumulated
 depreciation and amortization     2,184     1,558
                                 -----------------
                                 $ 8,583   $ 8,728
                                 =================

6. Income Taxes

The components of the provision for income taxes are as follows:

Year ended December 31,    1998       1997       1996
-----------------------------------------------------
(In thousands)
Current:
  Federal               $ 1,606    $ 1,732    $ 1,152
  State                     627        660        459
                        -----------------------------
                          2,233      2,392      1,611
                        -----------------------------
Deferred:
  Federal                  (106)       (45)       (43)
  State                     (38)       (15)       (13)
                        -----------------------------
                           (144)       (60)       (56)
                        -----------------------------
    Total               $ 2,089    $ 2,332    $ 1,555
                        =============================

The reconciliation of the expected Federal income tax expense at the statutory tax rate to the actual provision follows:

-----------------------------------------------------------------------------------------------
Year ended December 31,                      1998                   1997                   1996
                                       Percentage             Percentage             Percentage
                                       of Pre-tax             of Pre-tax             of Pre-tax
(In thousands)                 Amount    Earnings     Amount    Earnings     Amount    Earnings
-----------------------------------------------------------------------------------------------
Federal income tax expense
computed by applying the
statutory rate to income
before income taxes           $ 2,034         34%    $ 2,219         34%    $ 1,551         34%
Tax exempt interest              (381)        (6)       (361)        (6)       (330)        (7)
State taxes, net of Federal
  income tax benefit              388          6         425          7         294          6
Interest disallowed                40          1          40          1          32          1
Other                               8         --           9         --           8         --
                              ----------------------------------------------------------------
Provision for income taxes    $ 2,089         35%    $ 2,332         36%    $ 1,555         34%
                              ================================================================

                                                        1998 ANNUAL REPORT  p.26

Deferred tax assets and liabilities are comprised of the following:

December 31,                          1998       1997       1996
----------------------------------------------------------------
(In thousands) Deferred tax assets:
Allowance for loan losses            $ 603      $ 479      $ 414
Depreciation                            --          7         --
Deferred loan fees                     116         --         --
Other                                    1          1          1
                                     ---------------------------
  Total                              $ 720      $ 487      $ 415
                                     ---------------------------
Deferred tax liabilities:
Pension expense                      $ (32)     $ (55)     $  (1)
Depreciation                          (112)        --        (42)
Securities available for sale         (667)      (526)      (321)
                                     ---------------------------
  Total                              $(811)     $(581)     $(364)
                                     ---------------------------
Net deferred tax liability assets    $ (91)     $ (94)     $  51
                                     ===========================

7. Employee Benefits

a. Pension Plan
The Bank maintains a non-contributory pension plan through the New York State Bankers Association Retirement System covering all eligible employees. The following table sets forth the plan's funded status projected to September 30, 1998 and 1997 (measurement dates).

Pension Benefits                                       1998       1997
----------------------------------------------------------------------
(In thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year   $ 1,249    $ 1,049
Service cost                                            160        133
Expenses                                                (27)       (24)
Interest cost                                            98         82
Benefits paid                                           (38)       (45)
Assumption changes and other                             15         54
----------------------------------------------------------------------
Projected benefit obligation at end of year         $ 1,457    $ 1,249
----------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year      $ 1,668    $ 1,239
Actual return on plan assets                             75        298
Employer contribution                                    68        200
Benefit paid                                            (38)       (45)
Expenses                                                (27)       (24)
----------------------------------------------------------------------
Fair value of plan assets at end of year            $ 1,746    $ 1,668
----------------------------------------------------------------------
Funded Status                                       $   289    $   420
Unrecognized net actuarial loss (gain)                 (136)      (220)
Unrecognized prior service cost                         (19)       (21)
Unrecognized transition asset                           (65)       (74)
----------------------------------------------------------------------
Prepaid benefit cost                                $    69    $   105
======================================================================

                                                      1998       1997       1996
--------------------------------------------------------------------------------
Components of net periodic benefit cost
Service cost                                       $   160    $   133    $   114
Interest cost                                           98         82         74
Expected return on plan assets                        (141)      (108)       (96)
Amortization of net(gain)/loss                          (3)        --         --
Amortization of unrecognized prior service cost         (1)        (1)        (1)
Amortization of unrecognized transition asset           (9)        (9)        (9)
                                                   -----------------------------
Net periodic benefit cost                          $   104    $    97    $    82
                                                   =============================

At December 31, 1998, 1997, and 1996 a weighted average discount rate of 7.0% and 8.0%, and 7.75%, respectively, and a rate of increase in future compensation levels of 4.0%, 5.0%, and 5.0% respectively, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.5% at September 30, 1998, 1997 and 1996.

b. Equity Incentive Plan
During 1996, an equity incentive plan was approved by the stockholders to provide for the grant of options to purchase up to a total of 432,000 shares of common stock of the Company and for the award of shares of common stock as a bonus. Such shares may be subject to restrictions based on continued service or performance as employees of the Company or subsidiaries of the Company. Options awarded under the plan are determined by the Incentive Compensation Committee of the Board of Directors. The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                         1998
-------------------------------------------------------------
Net Income:           As Reported:                     $3,895
                      Pro Forma:                        3,702
Basic EPS:            As Reported:                     $ 0.92
                      Pro Forma:                         0.88
Diluted EPS:          As Reported:                     $ 0.91
                      Pro Forma:                         0.87

                                                         1997
-------------------------------------------------------------
Net Income:           As Reported:                     $4,195
                      Pro Forma:                        4,128
Basic EPS:            As Reported:                     $ 0.99
                      Pro Forma:                         0.98
Diluted EPS:          As Reported:                     $ 0.99
                      Pro Forma:                         0.98


         SFAS No. 123 was not applicable in 1996 since there were no stock options outstanding.

p.27  BRIDGE BANCORP, INC AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
                                  (CONTINUED)


The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998: a risk-free interest rate of 5.11%; an expected dividend yield of 2.4%; expected lives of five years; and expected volatility of 32.0%.

For the Year Ended,                                             1998                 1997
-----------------------------------------------------------------------------------------
                                                            Weighted             Weighted
                                                             Average              Average
                                                            Exercise             Exercise
(In thousands)                                    Shares       Price     Shares     Price
-----------------------------------------------------------------------------------------
Outstanding, beginning of the year                43,200     $  6.78         --        --
Granted                                           45,000     $ 14.67     43,200    $ 6.78
Exercised                                        (10,800)    $ 10.06         --        --
Forfeited                                             --          --         --        --
Outstanding and exercisable, end of the year      77,400     $ 10.91     43,200    $ 6.78

Weighted average fair value of options granted               $  4.29               $ 1.56

8.  Other Income and Expenses

a) Components of other operating income which exceed one percent of the aggregate of total interest income and other income are as follows:

December 31,                   1998      1997     1996
------------------------------------------------------
(In thousands)
Checkbook charges              $210      $194     $187
Credit card processing         $438      $445     $369

b) Components of other operating expenses which exceed one percent of the aggregate of total interest income and other income are as follows:

December 31,                   1998      1997     1996
------------------------------------------------------
(In thousands)
Data\Item processing           $413      $363     $336
Check printing                 $183      $167     $160
Credit card processing         $151      $140     $122
Loan Servicing                  $62      $133     $222
Advertising                    $294      $227     $225

9. Commitments and Contingencies and Other Matters

a. Leases
The  Company  is  obligated  to  make  minimum  annual  rental   payments  under
non-cancellable operating leases on its premises. The projected minimum rentals under existing leases at December 31, 1998 are as follows (in thousands):

1999                      $268
2000                      $215
2001                      $205
2002                      $167
2003                      $149
Thereafter                 $98

Certain leases contain renewal options and rent escalation clauses. In addition, certain leases provide for additional payments based upon real estate taxes, interest and other charges. Rental expenses under these leases for the years ended December 31, 1998, 1997 and 1996 approximated $286,000 $263,000 and
$243,000, respectively.

b. Loans
In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements. No material losses are anticipated as a result of these transactions.

The following represents commitments outstanding:

December 31,                              1998           1997
-------------------------------------------------------------
(In thousands)
Standby letters of credit              $   209        $ 2,205
Loan commitments outstanding             9,905         15,663
Unused equity lines                     10,735          8,551
Unused construction lines                6,992         12,457
Unused lines of credit                   8,462          7,184
Unused overdraft lines                   3,416          2,868
                                       ----------------------
Total commitments outstanding          $39,719        $48,928
                                       ======================

c. Other
During 1998, the Bank was required to maintain certain cash balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $3,893,000 in 1998.

During 1998, 1997 and 1996, the Bank maintained an overnight line of credit with the Federal Home Loan Bank of New York. At year end 1998 and 1997, the line of credit available was $12,171,800 and $10,785,850, respectively. There was no amount outstanding at year end 1998. The amount outstanding at year end 1997 was $6,500,000.

10. Estimated Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time and are based on existing on and off balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available


                                                        1998 ANNUAL REPORT  p.28
market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

The significant assumptions utilized by the Company in estimating the fair value of its financial instruments are as follows:

CASH AND CASH EQUIVALENTS. For these short term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES. For investment securities, fair value is based on quoted market prices.

LOANS. Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into adjustable and fixed rate terms. Adjustable rate loans are then divided into those that can reprice immediately with changes in interest rates and those that are subject to repricing over time. Adjustable rate loans that reprice over time and fixed rate loans are further segmented by type such as residential mortgages, home equity loans, consumer loans, commercial mortgages, commercial loans and land loans.

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

DEPOSIT LIABILITIES. The fair value of deposits with no stated maturity, such as noninterest- bearing demand deposits, money market accounts and savings accounts is equal to the amount payable on demand at the reporting date. Time deposits are segregated by type, size and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered for deposits of similar size, type and maturity.

ACCRUED INTEREST RECEIVABLE AND PAYABLE. For these short term instruments, the carrying amount is a reasonable estimate of the fair value.

OFF BALANCE SHEET ASSETS AND LIABILITIES. The fair value of off-balance sheet commitments to extend credit and letters of credit listed in the preceding Note 11 "Commitments and Contingencies and Other Matters" were estimated to be insignificant as of December 31, 1998 and 1997.

The estimated fair values and recorded carrying values of the Bank's financial instruments are as follows:

December 31,                                            1998                  1997
----------------------------------------------------------------------------------
                                         Carrying       Fair   Carrying       Fair
(In thousands)                             Amount      Value     Amount      Value
----------------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks                $ 10,881   $ 10,881   $ 12,740   $ 12,740
  Interest bearing deposits with banks        251        251         89         89
  Securities available-for-sale            69,443     69,443     60,190     60,190
  Securities held-to-maturity               5,052      5,067     11,812     11,823
  Loans                                   166,983    167,115    137,243    136,567
  Accrued interest receivable               1,525      1,525      1,460      1,460

Financial Liabilities:
  Demand and other deposits               241,531    241,534    203,697    203,693
  Accrued interest payable                  1,439      1,439      1,244      1,244
Overnight borrowings                           --         --      6,500      6,500


11. Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. Since that notification, there are no conditions or events that management believes have changed the institution's category.

p.29  BRIDGE BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996
                                  (CONTINUED)

The Bank's actual capital amounts and ratios are also presented in the following table:

As of December 31,                                                                           1998
-------------------------------------------------------------------------------------------------
                                                                                       To Be Well
                                                                 For Capital    Capitalized Under
                                                                    Adequacy    Prompt Corrective
(In thousands)                                       Actual         Purposes    Action Provisions
-------------------------------------------------------------------------------------------------
                                           Amount    Ratio     Amount  Ratio       Amount   Ratio
                                           ------------------------------------------------------
Total Capital (to risk weighted assets)    22,983     12.0%    15,372   >8.0%      19,215   >10.0%
Tier 1 Capital (to risk weighted assets)   21,270     11.1%     7,686   >4.0       11,529   >6.0
Tier 1 Capital (to average assets)         21,270      8.2%    10,319   >4.0       12,899   >5.0

As of December 31,                                                                           1997
-------------------------------------------------------------------------------------------------
                                                                                       To Be Well
                                                                 For Capital    Capitalized Under
                                                                    Adequacy    Prompt Corrective
(In thousands)                                       Actual         Purposes    Action Provisions
-------------------------------------------------------------------------------------------------
                                           Amount    Ratio     Amount  Ratio       Amount   Ratio
                                           ------------------------------------------------------
Total Capital (to risk weighted assets)    20,090     12.3%    13,104   >8.0%      16,381   >10.0%
Tier 1 Capital (to risk weighted assets)   18,697     11.4%     6,552   >4.0        9,828   >6.0
Tier 1 Capital (to average assets)         18,697      8.3%     9,037   >4.0       11,296   >5.0

12. Bridge Bancorp Inc. (Parent Company Only)

Condensed Statements of Financial Condition
December 31,                                        1998        1997        1996
--------------------------------------------------------------------------------
(In thousands)
Assets
Cash and cash equivalents                       $    116    $     11    $      3
Dividend receivable                                1,059       1,620         680
Other assets                                          58           5          --
Investment in the Bank                            22,058      19,435      16,923
                                                --------------------------------
     Total Assets                               $ 23,291    $ 21,071    $ 17,606
                                                ================================
Liabilities
Dividends payable                                  1,059       1,620         680
                                                --------------------------------
     Total Liabilities                          $  1,059    $  1,620    $    680
                                                ================================
Stockholders' Equity
Stockholders' Equity                              22,853      20,072    $ 17,547
     Treasury stock at cost, 10,800 shares          (621)       (621)   ($   621)
                                                --------------------------------
    Total Stockholders' Equity                  $ 22,232    $ 19,451    $ 16,926
                                                ================================
 Total Liabilities and Stockholders' Equity     $ 23,291    $ 21,071    $ 17,606
                                                ================================

Condensed Statements of Income
Year ended December 31,                            1998        1997        1996
-------------------------------------------------------------------------------
(In Thousands)
Dividend income from the Bank                   $ 1,482     $ 1,984     $ 1,608
Other operating expenses                              4          13     $     1
                                                -------------------------------
Income before income taxes and equity in
  undistributed earnings of the Bank              1,478       1,971       1,607
Income tax provision                                 (2)         (5)       --
                                                -------------------------------
Income before equity in undistributed
  earnings of the Bank                            1,480       1,976       1,607
Equity in undistributed earnings of the Bank      2,415       2,219       1,399
                                                -------------------------------
Net income                                      $ 3,895     $ 4,195     $ 3,006
                                                ===============================

                                                        1998 ANNUAL REPORT  p.30

Condensed Statements of Cash Flows
Year ended December 31,                                                            1998       1997      1996
------------------------------------------------------------------------------------------------------------
(In thousands)
Cash flows used by operations:
Other operating expenses                                                        $    (4)   $   (13)   $    (1)
Net cash used by operating activities                                                (4)       (13)        (1)

Cash flows from investing activities:
Dividends received                                                                2,043      1,045      1,456
                                                                                -----------------------------
Net cash provided by investing activities                                         2,043      1,045      1,456

Cash flows used by financing activities:
Net proceeds from issuance of restricted common stock
issued pursuant to equity incentive plan                                             --         8         --
Net proceeds from issuance of common stock
  upon exercise of stock options                                                    109         --        --
Payment for the purchase of treasury stock                                           --         --       (621)
Dividends paid                                                                   (2,043)    (1,032)      (835)
                                                                                -----------------------------
Net cash used by financing activities                                            (1,934)    (1,024)    (1,456)
Net increase (decrease) in cash and cash
  equivalents                                                                       105          8         (1)
Cash and cash equivalents at beginning of
  year                                                                               11          3          4
                                                                                -----------------------------
Cash and cash equivalents at end of year                                        $   116    $    11    $     3
                                                                                =============================
Reconciliation of net income to net cash used by operating activities:
Net income                                                                      $ 3,895    $ 4,195    $ 3,006
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings
  of the Bank                                                                    (2,415)    (2,219)    (1,399)
Dividend income                                                                  (1,482)    (1,984)    (1,608)
Income tax benefit from exercise of employee stock options                           51         --        --
Increase in other assets                                                            (53)        (5)       --
                                                                                -----------------------------
Net cash used by operating activities                                           $    (4)   $   (13)   $    (1)
                                                                                =============================

13. Quarterly Financial Data (Unaudited)

Selected Consolidated Quarterly Financial Data
1998 Quarter ended,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)          March 31,  June 30,  Sept. 30,   Dec. 31,  March 31,  June 30,  Sept. 30, Dec. 31,
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                      $4,399    $4,728     $5,033     $4,859     $4,012    $4,166     $4,353   $4,693
Interest expense                                      1,414     1,483      1,633      1,448      1,338     1,370      1,419    1,416
                                                     -------------------------------------------------------------------------------
Net interest income                                   2,985     3,245      3,400      3,411      2,674     2,796      2,934    3,277
Provision for loan losses                                90       100        160         75         60        60         60      230
                                                     -------------------------------------------------------------------------------
Net interest income after provision for loan losses   2,895     3,145      3,240      3,336      2,614     2,736      2,874    3,047
Other income                                            712       794        810        689        538     2,054        883      848
Other expenses                                        2,392     2,502      2,347      2,396      2,021     2,220      2,399    2,427
                                                     -------------------------------------------------------------------------------
Income before income taxes                            1,215     1,437      1,703      1,629      1,131     2,570      1,358    1,468
Provision for income taxes                              395       492        620        582        374       960        498      500
                                                     -------------------------------------------------------------------------------
Net income                                           $  820    $  945     $1,083     $1,047     $  757    $1,610     $  860   $  968
                                                     ===============================================================================
Basic earnings per share                             $ 0.19    $ 0.22     $ 0.26     $ 0.25     $ 0.18    $ 0.38     $ 0.20   $ 0.23
Diluted earnings per share                           $ 0.19    $ 0.22     $ 0.26     $ 0.24     $ 0.18    $ 0.38     $ 0.20   $ 0.23
                                                     ===============================================================================

p.31  BRIDGE BANCORP, INC. AND SUBSIDIARY

                    Report of Independent Public Accountants

The Board of Directors and Stockholders
Bridge Bancorp, Inc.:

     We have audited the accompanying consolidated statements of condition of Bridge Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bridge Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


New York, New York
January 22, 1999


                            Common Stock Information

The Company's common stock is traded on the NASDAQ over the counter bulletin board market under the symbol "BDGE". The following table details the quarterly high and low prices of the Company's common stock and the dividends declared for such periods.

At December 31, 1998 the Company had approximately 721 holders of its common stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder. All prices have been adjusted to reflect the 3-for-1 stock splits declared in April 1997 and August 1998 and rounded to the nearest dollar.

                                            Stock Price      Dividends
                                         High           Low   Declared
----------------------------------------------------------------------
By Quarter 1998
----------------------------------------------------------------------
First                                     $24            $14        --
Second                                    $23            $21     $0.10
Third                                     $24            $20        --
Fourth                                    $25            $21     $0.25

----------------------------------------------------------------------
By Quarter 1997
----------------------------------------------------------------------
First                                     $ 7            $ 7        --
Second                                    $ 9            $ 7     $0.08
Third                                     $12            $ 9        --
Fourth                                    $17            $12     $0.38*

* On June 17, 1997, the Bank sold its former headquarters building resulting in a gain, net of taxes, of approximately $829,000. On December 15, 1997, the Bank declared a one time special dividend of approximately $845,000, or $.20 per share, paying out this gain to the shareholders.

                                                       1998 ANNUAL REPORT  p.32

Bridge Bancorp, Inc.
--------------------

BOARD OF DIRECTORS                             BANK OFFICERS                              NOTICE OF ANNUAL MEETING
AND AFFILIATIONS                               Thomas J. Tobin                            The Annual Meeting of Shareholders
                                                President and Chief Executive Officer     is scheduled for 3:30 p.m.,Monday,
Raymond Wesnofske                                                                         April 19, 1999 in the Community
 Chairman                                      Christopher Becker                         Room, Bridgehampton National Bank,
 Bridge Bancorp, Inc. and                       Executive Vice President and              2200 Montauk Highway,
 The Bridgehampton National Bank                Chief Financial Officer                   Bridgehampton, NY 11932.

Thomas J. Tobin                                VICE PRESIDENTS                            BANKING OFFICES
 President and Chief Executive Officer
 Bridge Bancorp, Inc. and                      Peter M. Coleman                           MAIN OFFICE
 The Bridgehampton National Bank                Senior Banking Officer                    2200 Montauk Highway,
                                                North Fork Market Area                    Bridgehampton, NY 11932
Thomas E. Halsey                               Carol Kennedy                              (516) 537-1000 Fax (516) 537-1835
 Holly Hill Nursery                             Credit Administration
 Water Mill, NY                                                                           SOUTHAMPTON
                                               Michael P. Kochanasz                       425 County Road 39
Marcia Z. Hefter                                Electronic Delivery Systems               Southampton, NY 11968
 Esseks, Hefter & Angel                                                                   (516) 283-1286 Fax (516) 287-3309
 Counselor of Law                              Diane Reutershan
 Riverhead, NY                                  Community Development Officer             SOUTHAMPTON VILLAGE
                                                                                          COMMERCIAL BRANCH
R. Timothy Maran                               Thomas H. Simson                           94 Main Street
 Maran, DeBaun, Cruise & Simonson               Chief Information Officer                 Southampton, NY 11968
 Southampton, Westhampton, NY                                                             (516) 287-5880 Fax (516) 287-5882
                                               Ann K. Sweeney
Albert E. McCoy                                 Senior Banking Officer                    EAST HAMPTON
 W.F. McCoy Petroleum Products, Inc.            Bridgehampton Market Area                 26 Park Place
 McCoy Bus Co., Inc.                                                                      East Hampton, NY 11937
 Bridgehampton, NY                             Janet T. Verneuille, C.P.A.                (516) 324-8480 Fax (516) 329-1485
                                                Comptroller
Walter A. Preische, Jr.                                                                   SOUTHOLD
 Certified Public Accountant                   ASSISTANT VICE PRESIDENTS                  54970 Main Road
 East Hampton, NY                                                                         Southold, NY 11971
                                               Michelle Dosch                             (516) 765-1500 Fax (516) 765-1605
Lawrence H. Strickland                          Financial Operations
 Vice Chairman                                                                            MATTITUCK
 Peter Lyle, Inc. Financial Services           Seamus Doyle                               Mattituck Shopping Center, Main Road
 Bridgehampton, NY                              Senior Banking Officer                    Mattituck, NY 11952
                                                Southampton Market Area                   (516) 298-0190 Fax (516) 298-0194
COMPANY OFFICERS
                                               Maureen P. Mougios                         MONTAUK
Thomas J. Tobin                                 Director of Internal Audit                1 The Plaza
 President and Chief Executive Officer                                                    Montauk, NY 11954
Christopher Becker                             Sandra Novick                              (516) 668-6400 Fax (516) 668-6412
 Executive Vice President and Treasurer         Director of Marketing and Advertising
                                                                                          RESIDENTIAL MORTGAGE SERVICES
                                               Kevin L. Santacroce                        All branch locations
                                                Senior Banking Officer
                                                East Hampton/Montauk Market Area          10-K REPORT
                                                                                          A copy of the Annual Report
                                               Aidan Wood                                 on Form 10-K, filed with the
                                                Senior Mortgage Officer                   Securities and Exchange Commission,
                                                                                          is available upon request by any share-
                                               ASSISTANT CASHIERS                         holder of the Company at no charge.
                                                                                          Write to Christopher Becker,
                                               Patricia L. Brennan                        Executive Vice President and Treasurer,
                                                Loan Processing                           Bridge Bancorp, Inc., P.O. Box 3005,
                                                                                          Bridgehampton, NY 11932.
                                               Caroline Kalish
                                                Systems Analyst                           INTERNET WEBSITE ADDRESS
                                                                                          http://www.bridgenb.com
                                               Lorraine LaRosa
                                                Branch Manager                            Designed by
                                                Mattituck and Southold                    Curran & Connors, Inc.

                                               John J. McDonald
                                                Branch Manager
                                                Montauk

                                               Kimberly Romano
                                                Deputy Comptroller

                                               Amy Turza
                                                Branch Manager
                                                Main Office

